SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934
                               Amendment No. 1

Filed by the Registrant
Filed by a Party other than the Registrant X

Check the appropriate box:

X     Preliminary Proxy Statement
      Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))
      Definitive Proxy Statement
      Definitive Additional Materials
      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

             PROMETHEUS INCOME PARTNERS, a California limited partnership
                  (Name of Registrant as Specified in Its Charter)

             PROMETHEUS DEVELOPMENT CO., INC., a California corporation
      (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      No fee required.

X     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

       (1)     Title of each class of securities to which transaction applies:

               Units of limited partner interest

       (2)     Aggregate number of securities to which transaction applies:
               15,544

       (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

               $1,200. The per unit price is equal to the merger consideration to be received per limited partner unit in the registrant.

       (4)     Proposed maximum aggregate value of transaction:  $18,652,800

       (5)     Total Fee Paid:  $3,731

X      Fee paid previously with preliminary materials.

       Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)    Amount previously paid:     $3,731
(2)    Form, Schedule or Registration Statement No.: Schedule 14A
(3)    Filing Party:     Prometheus Development Co., Inc.
(4)    Date Filed:      June 27, 2000

                           PROMETHEUS INCOME PARTNERS

To the limited partners of Prometheus Income Partners-YOUR VOTE IS VERY
IMPORTANT

     You are cordially invited to attend a meeting of the limited partners of Prometheus Income Partners. At the meeting, holders of the units of limited partner interests in Prometheus Income Partners will consider and vote on the proposals of Prometheus Development Co., Inc., Prometheus Income Partners' general partner, described in the accompanying notice of meeting and proxy statement.

     The primary substantive proposal to be voted upon at the meeting is the proposed merger of PIP Acquisition, LLC with and into Prometheus Income Partners. PIP Acquisition is a wholly owned subsidiary of PIP Partners - General, LLC, which is an affiliate of the general partner of the partnership and the owner of 18.2% of the units. Prometheus Income Partners, PIP Partners and Prometheus Development Co. are all under the common control of Sanford Diller, who is also the principal beneficial owner of these entities. In the proposed transaction, if approved and consummated, each limited partner of Prometheus Income Partners other than PIP Partners will be entitled to receive $1,200 in cash for each unit they hold. After the merger, PIP Partners will hold all of the units. A majority of the units (50% or more), or 9,498 Units, must be voted in favor of the merger proposal for the proposal to be approved.

     The date, time and place of the meeting are as follows:

           September __, 2000
           1:30 p.m., local time
           [Location]

     In connection with the proposed merger, please note that:

     - Prometheus Income Partners, PIP Partners, PIP Acquisition and Prometheus Development Co. are all under the common control of Sanford Diller. The interests of these entities are different from and in substantial conflict with those of the limited partners. Because of the relationship among Prometheus Development Co., PIP Partners and PIP Acquisition, the merger and all of the proposed transactions related to the merger as discussed in this document are not the product of arm's-length negotiation between unaffiliated parties. PIP Acquisition and PIP Partners are making this offer with a view to ultimately making a profit and, therefore, there is a conflict that is described more fully in the accompanying materials between their desire to acquire your units at a relatively lower price and your desire to sell your units at a relatively higher price.

     - The $1,200 per unit each limited partner will receive is equal to the price recently paid by PIP Partners to acquire a substantial number of units from an unrelated third party. The price in that sale was determined by arm's-length negotiations between PIP Partners and that party, but no independent determination has been made with respect to the fair market value of your units. According to the Denver Rocky Mountain News, through affiliates this third-party manages over $6 billion in assets, including assets in the United States, Japan, the United Kingdom and the Czech Republic and some of whose managers, according to public documents filed by that third party, have been in the business of purchasing and selling real estate and real estate partnership units since 1963. However, that party may have considered factors unique to it in negotiating the price at which it sold its units. PIP Acquisition has agreed to pay the same price as was paid by PIP Partners in that purchase without regard to the following factors: the costs to the acquirors of financing the merger, an increase in property tax on the underlying real property of Prometheus Income Partners that will result from the merger, transfer fees for the transfer of the real property and other costs to PIP Acquisition and PIP Partners of the transaction.

     - If the merger occurs, you will not receive any future distributions from operating cash flow of Prometheus Income Partners or upon any sale or refinancing of the properties owned by it. This includes any distribution with respect to various restricted cash accounts currently maintained by the partnership intended to cover contingent liabilities with respect to pending litigation and other contingent liabilities or from any recovery in pending litigation.

     - Due to construction defects in the partnership's properties and pending recovery (if any) in litigation regarding the defects, there have been no cash distributions since 1996, although Prometheus Income Partners has generated income to the limited partners on which the limited partners may have been subject to income tax. The general partner estimates that as of June 30, 2000, these tax liabilities approximated $88 per unit owned by each limited partner, assuming their prior use of all passive activity losses generated by the partnership, that the maximum marginal income tax rates for an individual resident in California would be applicable and that such income would be treated for this purpose as ordinary income. As a result of the merger, the limited partners will retain no interest in the partnership. Thus, after the current fiscal year of Prometheus Income Partners, there will be no additional tax liability for the limited partners with respect to the partnership.

     - There is only a sporadic secondary trading market in the units. To the best of Prometheus Income Partners' knowledge, the highest sale price in the last two years in the secondary market was $601 per unit, other than the recent block purchase by PIP Partners and a recent tender offer for a limited number of units at $650 per unit.

     For further information on the factors considered by Prometheus Development Co. in approving the merger, please see page 22 of the accompanying proxy statement.

     The merger will provide you with the opportunity to liquidate your investment in Prometheus Income Partners for cash at a price and on terms that Prometheus Development Co. believes are fair to the limited partners. If the transaction occurs, the reporting obligations of the partnership under the federal securities laws will cease. Unlike in a liquidation of Prometheus Income Partners, the merger will not require limited partners to continue to hold interests in Prometheus Income Partners until all contingent liabilities have been settled.

     The merger will not happen unless limited partners holding greater than 50% of the units approve the merger proposal. PIP Partners has agreed to vote Neutrally with respect to the merger proposal, meaning that PIP Partners will vote its units for or against the proposal in the same proportion as the total number of units voted by unaffiliated limited partners. For example, if unaffiliated limited partners holding 67% of the units voted in person or by proxy vote for the merger proposal, then PIP Partners will vote only 67% of its units for the merger proposal. PIP Partners intends to vote all of its units for the adjournment proposal described in the accompanying notice of meeting and proxy statement.

     The enclosed Proxy Statement is dated September _, 2000 and is first being mailed to limited partners on or about September __, 2000. Only limited partners who held their units at the close of business on September __, 2000 will be entitled to vote at the meeting.

     Prometheus Development Co., considering, among other factors, that the limited partners will be able to liquidate their interests in Prometheus Income Partners, has determined that the transaction is fair to the partnership and its limited partners and recommends that you vote for the merger proposal and for the adjournment proposal. A vote for the merger proposal is a vote to have PIP Partners merge with and into Prometheus Income Partners, and to pay $1,200 per unit to each limited partner (other than PIP Partners) in respect of the units held by it. A vote for the adjournment proposal is a vote to allow Prometheus Development Co. the discretion, in the event that insufficient proxies or votes for the merger proposal have been received or cast to approve the merger, to adjourn the meeting to allow Prometheus Development Co. to continue to solicit proxies.

     The enclosed Proxy Statement explains in detail the terms of the proposed transaction and related matters. Please carefully review and consider all of this information.

     The approval of the merger is an important decision for Prometheus Income Partners and its limited partners. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning your proxy does NOT deprive you of your right to attend the meeting and to vote in person.

     Your vote is important. If you return your proxy, you do not have to attend the meeting in order to vote your units.

     On behalf of the general partner, I thank you for your support and appreciate your consideration of these matters.

                                 Prometheus Development Co., Inc., a California corporation

                                 /s/      John J. Murphy
                                 By:      John J. Murphy
                                 Title:   Vice President






Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the transaction, passed upon the merits or fairness of this transaction or passed upon the accuracy or adequacy of the disclosure contained in this document. Any representation to the contrary is a criminal offense.




                           PROMETHEUS INCOME PARTNERS
                      NOTICE OF MEETING OF LIMITED PARTNERS

     Notice is hereby given that a meeting of the limited partners of Prometheus Income Partners, a California limited partnership, will be held at 1:30 p.m., local time, on September __, 2000, at [Location].

     The purposes of the meeting are:

     1. To consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of June 22, 2000 by and among Prometheus Income Partners, PIP Partners - General, LLC, a California limited liability company, and PIP Acquisition, LLC, a California limited liability company and a wholly owned subsidiary of PIP Partners, each an affiliate of Prometheus Development Co., Inc., the general partner of Prometheus Income Partners, pursuant to which (a) PIP Acquisition will be merged with and into Prometheus Income Partners and (b) each outstanding limited partner unit of Prometheus Income Partners (other than units held by PIP Partners) will be converted into the right to receive $1,200 in cash. Approval of this proposal will also constitute approval of all of the transactions contemplated by the merger, including the merger of PIP Acquisition with and into Prometheus Income Partners.

     2. To consider and vote on a proposal to permit Prometheus Development Co., the general partner of Prometheus Income Partners, to adjourn the meeting to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal.

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

     These items of business are described in this Proxy Statement. Only limited partners of Prometheus Income Partners of record at the close of business on September __, 2000, the record date, are entitled to notice of and to vote at the meeting. You may vote in person at the meeting, even if you have returned a proxy. If you return your proxy, you do not have to attend the meeting in order to vote your units.

     If the merger proposal is approved and the merger is consummated, limited partners will have no dissenter's or appraisal rights with respect to the merger.

                                  By:  Prometheus Development Co., Inc., a
                                  California corporation


                                  /s/          John J. Murphy
                                  By:          John J. Murphy
                                  Title:       Vice President

Redwood City, California
September __, 2000






     Whether or not you plan to attend the meeting, we urge you to complete, date, sign and promptly return the accompanying proxy in the enclosed self-addressed stamped envelope. Returning your proxy does NOT deprive you of your right to attend the meeting and to vote your units in person





                                  PROXY STATEMENT

                                        of

                           PROMETHEUS DEVELOPMENT CO., INC.

                                  Dated ______, 2000








                              TABLE OF CONTENTS
                                                                           Page

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION...................................1

WHO CAN HELP ANSWER YOUR QUESTIONS? ..........................................7

SUMMARY................................... ...................................8

     Parties to the Transaction...............................................8
             Prometheus Income Partners.......................................8
             PIP Partners - General...........................................9
             PIP Acquisition.................................................10

     Effects of the Transaction..............................................10

     Fairness of the Merger..................................................10

     The Meeting.............................................................10
             Record Date; Voting Power.......................................11
             Quorum; Vote Required...........................................11
             Changing Your Vote..............................................12

     Structure of the Transaction............................................13

     Conflicts of Interest...................................................15

     Conditions to the Transaction...........................................15

     Consideration and Financing.............................................16

     Proxy Solicitation......................................................17

     Accounting Treatment....................................................17

     Federal Income Tax Consequences.........................................17

SUMMARY SELECTED FINANCIAL DATA OF THE PARTNERSHIP...........................18

BACKGROUND...................................................................20

     Reasons for the Merger..................................................20

     Fairness of the Transaction.............................................22
             Positive Factors Considered.....................................22
             Negative Factors Considered.....................................25

     Alternatives to the Transaction Considered..............................27
             Liquidation.....................................................28
             Tender Offer....................................................30
             Continued Ownership of Prometheus Income Partners...............31

THE MEETING..................................................................33

     Time, Date and Place....................................................33

     Matters to be Considered................................................33
     Recommendations of the General Partner..................................34

     Record Date; Voting Power...............................................34

     Quorum..................................................................34

     Vote Required...........................................................35

     Changing Your Vote......................................................35

     Solicitation of Proxies.................................................35

     List of Limited Partners................................................36

THE PARTIES..................................................................37

     Prometheus Income Partners..............................................37
             Background......................................................37
             Properties......................................................38
             Construction Defects............................................39
             Recent Tender Offers............................................41
             The Partnership Agreement of Prometheus Income Partners.........42
             Repurchase Rights...............................................45
             Financing.......................................................46
             Distributions...................................................47
             Executive Officers..............................................47
             Principal Unitholders...........................................48
             Recent Transactions.............................................49
             PIP Partners - General..........................................49

     PIP Acquisition.........................................................49

THE MERGER...................................................................50

     Effects of the Merger on Prometheus Income Partners.....................50

     No Dissenters' Rights...................................................50

     Federal Income Tax Consequences.........................................51
             Taxable Gain or Loss............................................51
             Character of Gain or Loss.......................................52
             Passive Activity Losses.........................................52
             Information Reporting, Backup Withholding and FIRPTA............53
             Consequences to a Tax-Exempt Limited Partner....................53

     Anticipated Accounting Treatment........................................54

     Regulatory Requirements.................................................54

THE MERGER AGREEMENT.........................................................54

     Parties to the Merger...................................................55

     Structure; Consideration................................................55

     Closing of the Transaction..............................................55

     Consent of Lender.......................................................55

     Payment of Merger Consideration.........................................55

     Expenses................................................................55

     Representations and Warranties..........................................56

     Certain Covenants.......................................................56

     Conditions..............................................................57

     Termination.............................................................57

ADDITIONAL INFORMATION CONCERNING UNITS......................................57

     Principal Holders of Units..............................................58

     Contracts, Arrangements and Understandings..............................59

     Plans or Proposals......................................................59

CERTAIN FINANCIAL PROJECTIONS AND VALUATIONS OF THE PARTNERSHIP..............59

RELATED SECURITY HOLDER MATTERS..............................................61

FORWARD-LOOKING STATEMENTS...................................................61

LIMITED PARTNER PROPOSALS....................................................62

WHERE YOU CAN FIND MORE INFORMATION..........................................63

ANNUAL REPORT AND QUARTERLY REPORT...........................................64

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................64

OTHER MATTERS................................................................64

APPENDIX A - AGREEMENT AND PLAN OF MERGER

APPENDIX B - SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF PROMETHEUS INCOME PARTNERS

APPENDIX C - FINANCING LETTER FROM BANK OF AMERICA TO SANFORD N. DILLER





                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

     The following questions and answers are intended to provide brief answers to some commonly asked questions. These questions and answers do not, and are not intended to, address all questions that may be important to you.

Q:     What is the transaction?

A: The transaction is a statutory merger whereby PIP Acquisition, LLC, a wholly owned subsidiary of PIP Partners - General, LLC and an affiliate of Prometheus Development Co., Inc., the general partner of Prometheus Income Partners, will merge into Prometheus Income Partners. If a majority of the units of limited partner interests of Prometheus
       Income Partners are voted for transaction, PIP Acquisition will merge into Prometheus Income Partners, you will be entitled to receive merger consideration of $1,200 in cash for each of your units and you will no longer be a limited partner of Prometheus Income Partners. Instead, PIP Partners will hold all of the outstanding units. PIP Partners, which currently holds 3,451 units (18.2% of the outstanding units), will not receive the $1,200 in cash for each unit it holds at the time of the merger.

Q: What are the principal benefits to the limited partners of the transactions?

A:     The principal benefits include:

       - Upon the completion of the transaction, the limited partners, other than PIP Partners, will receive $1,200 in cash in exchange for each of their units and, accordingly, those limited partners would no longer bear the risks inherent in the ownership and operation of real property through Prometheus Income Partners. This price is more than $500 greater than the price paid for units in recent transactions of which Prometheus Development Co. is aware, other than a recent purchase of a large block of units by PIP Partners.

       - The merger will discontinue the recognition by the limited partners of undistributed income for tax purposes and will allow limited partners to receive cash to at least partially pay tax liabilities previously incurred with respect to undistributed income of Prometheus Income Partners. The properties of the partnership have significant construction defects. Because of the need to accumulate cash reserves to satisfy obligations to the mortgageholders on Prometheus Income Partners' properties with respect to these defects, and the need determined by Prometheus Development Co. for additional cash reserves to fix these defects, no distributions to limited partners have been made since 1996 yet the limited partners have continued to recognize income with respect to the units and may have incurred tax liabilities in respect thereof. The general partner estimates that as of June 30, 2000, these tax liabilities approximated $88 per unit owned by each limited partner, assuming their prior use of all passive activity losses generated by the partnership, that the maximum marginal income tax rates for an individual resident in California would be applicable and that such income would be treated for this purpose as ordinary income. The property manager of the partnership's properties, an affiliate of the general partner, has been paid certain fees and reimbursed certain expenses under its management contract during this period.

       - The partnership is pursuing litigation against various parties it believes to be responsible for significant construction defects in its properties. As a result of the merger, the limited partners would no longer have their units subject to the costs of this litigation, or to the risk that the outcome of litigation to which Prometheus Income Partners is a party could, if decided adversely, further reduce the value of their units.

Q: What are the principal detriments to the limited partners of the transactions?

A:     The principal detriments include:

       - There has been no independent evaluation of the terms of the merger, no independent committee has reviewed the merger, no independent appraisal of the partnership's properties has been commissioned and no independent opinion as to the fairness of the merger consideration of $1,200 in cash for each unit of the limited partners has been obtained.

       - No representative unaffiliated with Prometheus Development Co. has been retained to act solely on behalf of limited partners for the purposes of negotiating the terms of the merger. Prometheus Income Partners, PIP Partners, PIP Acquisition and Prometheus Development Co. are all under the common control of Sanford Diller. The interests of these entities are different from and in substantial conflict with those of the limited partners. Because of the relationship among Prometheus Development Co., PIP Partners and PIP Acquisition, the merger and all of the proposed transactions related to the merger as discussed in this document are not the product of arm's-length negotiation between unaffiliated parties. PIP Acquisition and PIP Partners are making this offer with a view to ultimately making a profit and, therefore, there is a conflict that is described more fully described below between their desire to acquire your units at a relatively lower price and your desire to sell your units at a relatively higher price.

       - Following the merger, the limited partners, other than PIP Partners, will cease to participate in future earnings or growth, if any, of Prometheus Income Partners or benefit from increases, if any, in the value of the partnership, including any recovery realized in pending litigation.

       - Limited partners do not have any dissenters' rights or other rights of appraisal under the state law which governs Prometheus Income Partners, the partnership agreement of Prometheus Income Partners or otherwise in connection with the merger proposal. Therefore, dissenting limited partners do not have the right to have their units independently appraised if they disapprove of the merger.

       - The limited partners will forego alternatives to the merger. These alternatives include a separate sale of all of the assets of Prometheus Income Partners and subsequent liquidation of Prometheus Income Partners, other possible PIP Partners acquisitions of units or the continuation of Prometheus Income Partners under its current ownership structure.

Q: Why doesn't Prometheus Income Partners just sell all of its properties and liquidate?

A: Prometheus Development Co. believes that the merger provides the limited partners with an opportunity to dispose of their investment in Prometheus Income Partners more quickly than would likely occur in a liquidation of Prometheus Income Partners' properties. Unlike in a liquidation, the merger proposal will not require limited partners to continue to hold interests in Prometheus Income Partners until all contingent and other liabilities of Prometheus Income Partners have been settled.

       In addition, in a liquidation it is uncertain what price the limited partners would receive. Prometheus Development Co. does not believe that the underlying properties would be fairly valued in the market due to the current construction defects affecting the properties and the uncertainty of recovery in litigation with respect to these construction defects. Prometheus Development Co. and PIP Partners believe that a third-party would apply a greater discount to the value of the units as a result of pending litigation than that applied by PIP Partners, in part because PIP Partners and Prometheus Development Co. believe they are in a better position to prevail in this litigation than a third party would likely be, in part because Prometheus Development Co. and its affiliates have more experience and knowledge about this litigation and the underlying properties and can better estimate the risks inherent in this litigation and the likelihood of the partnership prevailing.

       So long as the hardboard siding defects remain, a sale of the partnership's properties would require prepayment of the partnership's loans and could cause the partnership to incur a prepayment penalty as a result, thus further reducing the proceeds that would be available for distribution to limited partners upon a sale of the properties. The price paid in a sale of the properties also would be reduced by any commissions and other costs of such a sale.

Q:     How was the amount that I will receive for my units determined?

A: Prometheus Development Co. and PIP Partners fixed the merger consideration per unit being paid to limited partners, $1,200, as the same price PIP Partners paid to a sophisticated, unaffiliated third-party in purchasing a substantial block of units.

       Although PIP Partners and Prometheus Development Co. considered various factors that could justify a difference between the merger consideration and this price, including their estimates as to the fair market value of the underlying real estate properties, the potential for an increase or decrease in that value, the effects of existing construction defects and the uncertainty of recovery in pending litigation on the value of the partnership and its properties, the transaction costs incurred and to be incurred as part of the merger, the tax consequences of the merger to PIP Partners, the illiquidity of the units and the potential minority fractional interest discount, Prometheus Development Co. ultimately determined that this price was fair to the limited partners and decided to use this price as the merger consideration. The $1,200 in cash for each unit each limited partner holds may be higher than, equal to or lower than the actual fair market value of your units.
Q:     What do I get if the merger takes place?

A: Following the merger of Prometheus Income Partners and PIP Partners, you will be entitled to receive $1,200 in cash for each unit you hold. You will have no right to receive additional distributions from Prometheus Income Partners, including any distributions of current cash reserves if these reserves were to become available for distribution at some point in the future or the proceeds the partnership will receive it if prevails in the pending litigation. If Prometheus Income Partners does not participate in the merger, you will continue to have the current right to receive distributions, if any, in accordance with the partnership agreement of Prometheus Income Partners when cash becomes available for distribution.

       Please note that cash distributions to limited partners were suspended in 1996. The terms of the mortgages on Prometheus Income Partners' properties require that a security account be maintained for each property to cover contingent liabilities with respect to defects in the properties' hardboard siding. These security accounts are additional collateral for the lender, and total, as of June 30, 2000, approximately $5,097,000. Because Prometheus Development Co. believes there is no current prospect for settling the hardboard siding litigation or of refinancing the properties to remove these covenants, there are no current prospects for the liquidation and distribution of these accounts to limited partners. In addition, pursuant to its discretion under the partnership agreement of Prometheus Income Partners, Prometheus Development Co. currently maintains an additional reserve account totaling as of June 30, 2000 approximately $2,201,000 to cover additional contingent liabilities related to construction defects. After the merger, the limited partners will have no rights to any eventual liquidation of these accounts.

Q: What is the status of the respect to hardboard siding and construction defects and the related litigation?

A: The hardboard siding used at both properties owned by Prometheus Income Partners is failing to perform as expected. Moisture has accumulated in the walls of the apartment projects through a combination of construction defects and endemic problems with the hardboard siding, causing rot and decay in the wood, framing and siding. In addition to the hardboard siding problems, routine roofing inspection has uncovered failing roof substrate at dormer roof assemblies for both properties owned by Prometheus Income Partners. This has been sufficient to cause deflection and decay of the roof and its structural support, requiring replacement.

       Two lawsuits have been filed by Prometheus Income Partners, one for each property. Although settlement discussions have been ongoing for the past two years, Prometheus Development Co. does not believe there is any present prospect for the imminent settlement of this litigation. The total claimed damages for both properties is approximately $19.6 million. A claim has also been filed by one of the defendants in these lawsuits against the partnership. The general partner does not believe there is a substantial risk of recovery against the partnership on this claim, but there is no assurance a judgment will not be rendered against the partnership based on this claim.

       PIP Partners and Prometheus Development Co. believe that the general partner is in a better position to litigate these lawsuits because of its
       experience in similar disputes.   Affiliates of the general partner are
       owners of properties involved in five other similar hardwood siding lawsuits. One of these suits was successfully litigated. Despite this experience, there is a significant risk that Prometheus Income Partners will be unsuccessful in its lawsuits.

Q:     Does the transaction require the vote of the limited partners?

A: Yes. Approval of the merger proposal by the limited partners is a condition to Prometheus Income Partners' participation in the merger.
       The affirmative vote of the limited partners holding more than 50% of the units outstanding as of September __, 2000, is required to approve the merger proposal. The record date is the date fixed by Prometheus Development Co. to determine the limited partners entitled to vote at the meeting.

       PIP Partners has agreed to vote neutrally with respect to the merger proposal, meaning that PIP Partners will vote its units for or against the proposal in the same proportion as the total number of units voted by unaffiliated limited partners. For example, if unaffiliated limited partners holding 67% of the units voted in person or by proxy vote for the merger proposal, then PIP Partners will vote only 67% of its units for the merger proposal. PIP Partners intends to vote all of its units for the adjournment proposal described in the accompanying notice of meeting and this proxy statement.

Q: If the limited partners approve the merger, is it certain that Prometheus Income Partners will participate in the merger?

A: No. Prometheus Income Partner's participation in the merger is subject to several other closing conditions, including: obtaining any required consent to the merger from the partnership's lender on terms satisfactory to PIP Acquisition and PIP Partners, if necessary; the partnership's and its properties having generally unencumbered title to its properties except for known existing encumbrances; and no material adverse effect of any recent occurrences on the properties or the partnership. In addition, PIP Partners must have adequate resources to pay the merger consideration. PIP Partners believes that it has or will have such resources.

       Limited partners should be aware that the satisfaction or waiver of each of the closing conditions is a condition to Prometheus Income Partners' participation in the transaction. Therefore, it is possible that the failure of the partnership to satisfy a condition could cause the transaction to fail to close. The parties to the Agreement and Plan of Merger dated as of June 22, 2000 by and among Prometheus Income Partners, PIP Partners and PIP Acquisition also have the right to terminate the transaction in its entirety by mutual agreement, but do not have any current intention of doing so.

Q:     What happens if I vote against the merger proposal?

A: If you vote against the merger proposal, but holders of more than 50% of the units in Prometheus Income Partners outstanding as of the record date vote for the merger proposal and Prometheus Income Partners participates in the transaction, you will be required to give up your units and entitled to receive $1,200 in cash for each of your units. If you fail to return your proxy or mark "ABSTAIN" on your proxy, the effect will be the same as a vote against the merger proposal.

Q: Do limited partners have dissenters' or appraisal rights in connection with the merger?

A: No. Limited partners are not entitled to exercise dissenters' rights or other rights of appraisal in connection with the merger.

Q:     When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger as soon as practicable following the meeting, or within [ten] days of the meeting, on [September/October] __, 2000.

Q:     What are the tax consequences of the merger to the limited partners?

A: Limited partners will recognize gain or loss on the conversion of their units into cash in the merger in an amount depending on their tax basis in their units. This gain or loss will be treated as capital gain or capital loss. However, a portion of this gain or loss that is attributable to so called "unrealized receivables" (which includes recapture of some depreciation deductions previously taken) and "inventory items" (as defined in Section 751 of the Internal Revenue Code of 1986, as amended) may be treated as ordinary income or ordinary loss. You should consult with your own tax advisors regarding these and other matters regarding taxation.

Q:     What other matters will be voted on at the meeting?

A: In addition to asking you to vote on the merger proposal, we are asking you to consider and vote on a proposal to permit Prometheus Development Co. to adjourn the meeting to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal.

       A vote for the merger proposal is not also a vote for the adjournment proposal. You must vote separately on each proposal. The affirmative vote of limited partners holding more than 50% of the units present in person or by proxy at the meeting is required to approve the adjournment proposal. If you fail to return your proxy and do not vote in person at the meeting, it will have no effect on the adjournment proposal. If you mark "ABSTAIN" on your proxy and do not vote in person at the meeting, the effect will be the same as a vote against the adjournment proposal. Approval of the adjournment proposal by the limited partners is not a condition to Prometheus Income Partners' participation in the merger. Approval of the adjournment proposal by the limited partners will permit the adjournment of the meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal.

       Prometheus Development Co. recommends that you vote for the adjournment proposal. PIP Partners intends to vote all of its units in favor of the adjournment proposal.

       Other than the merger proposal and the adjournment proposal, Prometheus Development Co. does not expect to ask you to vote on any other matters at the meeting. However, if matters other than the merger proposal and the adjournment proposal are properly brought before the meeting, or any adjournments or postponements of the meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their best judgment.

Q:     What do I need to do now?

A: Please complete, date and sign your proxy and then return it in the enclosed envelope as soon as possible so that your units may be represented at the meeting.

Q:     Can I fax my proxy vote?

A: Yes. First complete, date and sign your proxy. Then fax the proxy to [Fax Number].

Q:     May I change my vote after I have mailed my signed proxy?

A: Yes. Just send in a later dated, signed proxy prior to the meeting or attend the meeting and vote in person. Taking either of these steps will revoke any previously submitted proxy. You may also revoke any previously submitted proxy by written notice to Prometheus Development Co. prior to the meeting. Additional proxy cards are available from MacKenzie Partners, Inc., Prometheus Development Co.'s proxy solicitor for the meeting.

Q:     When can I expect to receive payment for my units?

A: After the consummation of the merger, Prometheus Income Partners will send you a letter of transmittal. Upon receipt of a completed letter of transmittal from you, a check for $1,200 per unit you own at that time will be mailed to you.

                         WHO CAN HELP ANSWER YOUR QUESTIONS?

     If you have more questions about the transaction or would like additional copies of this Proxy Statement, you should contact:

                               MacKenzie Partners, Inc.
                                   156 Fifth Avenue
                                  New York, NY  10010
                                     (800) 322-2885
                             proxy@mackenziepartners.com




                                      SUMMARY

     This summary highlights selected information included in this Proxy Statement. This summary may not contain all of the information that is important to you. To understand the merger proposal and the proposed merger fully and for a more complete description of the legal terms of the merger and other considerations that may be important to you, you should read carefully this entire document and the other documents to which we have referred you. The terms of the merger are contained in the merger agreement, a copy of which is attached to this Proxy Statement as Appendix A, and which is incorporated in this Proxy Statement by reference.

Parties to the Transaction

     Prometheus Income Partners

     Background. Prometheus Income Partners, a California limited partnership, was formed on April 15, 1985. Prometheus Development Co., Inc., a California corporation, is the general partner of the partnership. The principal business of Prometheus Income Partners is to invest in, construct, hold, operate, and ultimately sell two residential rental properties in Santa Clara, California:
Alderwood Apartments and Timberleaf Apartments. Prometheus Income Partners is governed by the California Revised Limited Partnership Act and its Second Amended and Restated Limited Partnership Agreement, dated October 1, 1992, a copy of which is attached to this Proxy Statement as Appendix B.

     The principal investment objectives of Prometheus Income Partners are to reserve and protect Prometheus Income Partners' capital, to obtain capital appreciation from the sale of its properties, and, beginning in 1987, to provide "tax sheltered" distributions of cash from operations due to the cost recovery and other non-cash tax deductions available to Prometheus Income Partners.

     No public trading market exists or is expected to be established for the units, although an informal secondary market for trading in units has developed. Prometheus Development Co. is aware of three brokers who quote prices in units, and through which a small number of units, usually less than 1% of issued and outstanding units, are traded each year. Historically, limited liquidity has been provided in this market due to occasional purchases of units by PIP Partners - General and others unaffiliated with the general partner directly from limited partners and through these brokers. PIP Partners has purchased these units to increase its equity stake in Prometheus Income Partners. Other than the tender offer disclosed below under the caption "Recent Tender Offers" beginning on page 41, PIP Partners never solicited offers from others to sell their units, but instead responded from time to time to limited partners who expressed interest in selling their units. PIP Partners has acquired a total of 3,451 units, all since January 1, 1997.

     The principal executive offices of Prometheus Income Partners are located at 350 Bridge Parkway, Redwood City, California 94065-1517, telephone number 650-596-5393.

     Construction Defects; Reserve Accounts. The hardboard siding used at both Alderwood and Timberleaf is failing to perform as expected. This has resulted in certain construction defects in the partnership's properties. Prometheus Development Co. has learned that this has occurred in a number of similar projects throughout the United States. Two lawsuits, one for each property, have been filed by Prometheus Income Partners against parties it believes to be responsible for these defects. Although settlement discussions have been ongoing for the past two years, Prometheus Development Co. does not believe there is any present prospect for the imminent settlement of this litigation.

     Under Prometheus Income Partners' financing arrangements, it is required to maintain a hardboard siding security account with respect to each property to fund correction of defects in the properties. Prior to the refinancing, quarterly cash distributions to the limited partners were suspended in 1996, and this cash was reserved for contingent liabilities with respect to construction defects. This cash was then deposited into security accounts as additional collateral for the lender who provided the funds for the refinancing. Cash held in these security accounts was $2,947,000 and $2,150,000 for Alderwood and Timberleaf, respectively, as of June 30, 2000.

     Principal Unitholders. Other than PIP Partners, which owns 18.2% of the outstanding units, no person of record owns or is known by Prometheus Income Partners to own beneficially more than 5% of the outstanding units.

     Prometheus Development Co., Inc. a California corporation, is the general partner of Prometheus Income Partners. The principal business of Prometheus Development Co. is acting as general partner of limited partnerships and managing their real estate. All of the outstanding shares of capital stock of Prometheus Development Co. are held by Sanford N. Diller and Helen P. Diller as Trustees of The DNS Trust. Although Helen Diller has the same rights as Sanford Diller with respect to the management of The DNS Trust and Prometheus Development Co., Ms. Diller is not involved in the operations of The DNS Trust or any of the other entities described in this document. Instead, Mr. Diller ultimately controls and manages these entities. The principal executive offices of Prometheus Development Co. are located at 350 Bridge Parkway, Redwood City, California 94065-1517, telephone number 650-596-5393.

     PIP Partners - General

     PIP Partners-General, LLC was formed in 1996 to acquire and hold units.
PIP Partners - General conducts no other business. PromHill, Inc., a corporation owned and controlled by Sanford N. Diller, is the Manager of PIP
Partners.   99% of the member interests of PIP Partners - General are held by
Sanford N. Diller and Helen P. Diller as Trustees of The DNS Trust, and
1% of these interests are held by Jaclyn Safier, the Dillers' daughter. The DNS Trust is also the sole shareholder of Prometheus Development Co. Thus, Mr. Diller controls Prometheus Development Co., PromHill, The DNS Trust and PIP Partners - General.

     PIP Partners initially acquired units in a tender offer described below. Since that time, PIP Partners has acquired additional units. In June 2000, PIP Partners purchased 1,487.5 units from a third party unaffiliated with Prometheus Development Co., PIP Partners or Mr. Diller, for $1,200 per unit. This purchase price was arrived at pursuant to arm's-length negotiations. The principal executive offices of PIP Partners - General are located at 350 Bridge Parkway, Redwood City, California 94065-1517, telephone number 650-596-5393.

     PIP Acquisition

     PIP Acquisition, LLC is a newly formed California limited liability company which was organized by PIP Partners in connection with the merger. PIP Partners owns all of the member interests in PIP Acquisition. Thus, The DNS Trust and Sanford Diller ultimately control PIP Acquisition. The principal executive offices of PIP Acquisition are located at 350 Bridge Parkway, Redwood City, California 94065-1517, telephone number 650-596-5393.

     For a more complete description of the parties involved in the merger and the construction defects and the litigation related to them, please see the disclosure under the caption "The Parties" beginning on page 37.

Effects of the Transaction

     In the merger, PIP Acquisition will merge into Prometheus Income Partners. Each unit in Prometheus Income Partners will be converted at the effective time of the merger into the right to receive merger consideration of $1,200 in cash per unit. Following completion of the transaction, the current limited partners other than PIP Partners will no longer have any interest in, and will not be limited partners of, Prometheus Income Partners and, therefore, will not participate in Prometheus Income Partners' future earnings and potential growth. PIP Partners will become the owner of all outstanding units. Following the completion of the transaction, Prometheus Income
Partners will cease to be a reporting company and the units will cease to be registered under the Securities Exchange Act of 1934.

Fairness of the Merger

     Each of Prometheus Development Co., PIP Partners, PromHill, The DNS Trust, and the Dillers believes the merger to be fair to the partnership and its limited partners. For a discussion of the fairness of the merger, please see the discussion under the caption "Fairness of the Transaction" beginning on page 22.

The Meeting

     The meeting of limited partners of Prometheus Income Partners will be held at1:30 p.m., local time, on September __, 2000, at [location]. At the meeting, limited partners will be asked to consider and vote on the merger proposal. In addition, Prometheus Development Co. is asking the limited partners to consider and vote on a proposal to permit Prometheus Development Co. to adjourn the meeting to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal. The merger agreement provides that Prometheus Development Co. will recommend the adjournment of the meeting for ten days if on the date of the meeting Prometheus Income Partners has not received duly executed proxies that constitute a sufficient number of votes to approve the merger proposal. However, if proxies representing enough votes to defeat the merger proposal regardless of the number of additional votes later cast in favor of the proposal have been submitted, the meeting will not be adjourned to permit further solicitation.

     Other than the merger proposal and the adjournment proposal, Prometheus Development Co. does not expect to ask the limited partners to vote on any other matters at the meeting. However, if matters other than the merger proposal and the adjournment proposal are properly brought before the meeting, or any adjournments or postponements of the meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their best judgment.

     As of the record date, PIP Partners beneficially owned an aggregate of 3,451 units, representing in the aggregate approximately 18.2% of the units outstanding on the record date. PIP Partners has agreed to vote neutrally with respect to the merger proposal, meaning that PIP Partners will vote its units for or against the proposal in the same proportion as the total number of units voted by the other limited partners. For example, if unaffiliated limited partners holding 67% of the units voted in person or by proxy vote for the merger proposal, then PIP Partners will vote 67% of its units for the merger proposal. PIP Partners intends to vote all of its units for the adjournment proposal described in the accompanying notice of meeting and proxy statement.

     Record Date; Voting Power

     Prometheus Development Co. has fixed the close of business on September __, 2000, as the record date for determination of the limited partners entitled to notice of and to vote at the meeting and any adjournment or postponement of the meeting. As of the record date, there were 18,995 units, including those units held by PIP Partners issued and outstanding and held of record by 1,040 holders. Holders of record of units are entitled to one vote for each unit that they hold on the merger proposal, the adjournment proposal and any other matter that may properly come before the meeting.

     Quorum; Vote Required

     The necessary quorum for the transaction of business at the meeting is the presence in person or by proxy of limited partners holding a majority of the units outstanding on the record date. For purposes of determining the presence of a quorum, proxies marked "ABSTAIN" will be counted as present at the meeting.

     The affirmative vote of limited partners holding greater than 50% of the units outstanding on the record date is required to approve the merger proposal. The affirmative vote of limited partners holding more than 50% of the units present in person or by proxy at the meeting is required to approve the adjournment proposal. Because PIP Partners has agreed to vote its shares in the same proportion as the other limited partners, the merger can be approved without the affirmative vote of at least a majority of the units held by the limited partners unaffiliated with Prometheus Development Co., PIP Partners and Mr. Diller if a number of these holders do not vote in person or by proxy at the meeting. For example, if unaffiliated limited partners holding 33% of the units (and no others), which constitute less than a majority of the units held by non-affiliates, were to vote at the meeting and all such units were voted in favor of the merger, these votes, together with the affirmative vote of the units held by PIP Partners, would be sufficient to approve the merger.

     A vote for the merger proposal is not also a vote for the adjournment proposal. You must vote separately on each proposal.

     If you mark "ABSTAIN" on your proxy and do not vote in person at the meeting, the effect will be the same as a vote against the merger proposal. If you fail to return your proxy and do not vote in person at the meeting, as a result of the agreement of PIP Partners to vote as have the voting limited partners, the effect on the merger proposal will depend on how other limited partners vote. If you fail to return your proxy, your units will have no effect on the outcome of the adjournment proposal. If you mark "ABSTAIN" on our proxy and do not vote in person at the meeting, the effect will be the same as a vote against the adjournment proposal. If you sign and return your proxy but do not give instructions on your proxy, your units will be voted for the merger proposal and for the adjournment proposal.

     Approval of the merger proposal by the limited partners is a condition to Prometheus Income Partners' participation in the merger. Therefore, if we do not receive votes for the merger proposal from limited partners holding greater than 50% of the units (including those units held by PIP Partners and voted as described above), the merger proposal will not be approved and Prometheus Income Partners will not participate in the merger. Approval of the adjournment proposal by the limited partners is not a condition to Prometheus Income Partners' participation in the merger. Approval of the adjournment proposal by the limited partners will permit the adjournment of the meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal.

     Changing Your Vote

     You may revoke your proxy at any time before it is voted at the meeting (1) by sending in a later dated, signed proxy, (2) by written notice of revocation to Prometheus Development Co., or (3) by attending the meeting and voting in person.




Structure of the Transaction

     The following depicts the current ownership and control structure of the partnership:



                                Pre-Transaction


                   _ _ _ _ _ _ _ _ _ _ _ _ _
                  |                         |
                  |    Sanford Diller and   |
                  |    Helen Diller         |
                  | _ _ _ _ _ _ _ _ _ _ _ _ |
                               |
                               |   100%, as trustees
                _ _ _ _ _ _ _ _| _ _ _ _ _
               |                          |
               |        DNS Trust         |
               |        And Family        |       ____________________
               | _ _ _ _ _ _ _ _ _ _ _ _  |      |                    |
    100%                       |                 |    Jaclyn Safier   |
    ___________________________||                |____________________|
   |                           |   99%                     |    1%
   |                           |          _________________|
 _ |_ _ _ _ _ _ _ _       _ _ _|_ _ _ _ _ |_
|                  |     |                  |
|    Prometheus    |     |   PIP Partners - |
| Development Co.  |     |      General     |
| _ _ _ _ _ _ _ _ _|     |_ _ _ _ _ _ _ _ _ |
   |                           |
   |                           |
   |                           |    100%
   |               _ _ _ _ _ _ |_ _ _ _ _ _ _      _ _ _ _ _      _ _ _ _ _ _
   |              |                          |    |         |    |           |
   |              |    PIP Acquisition       |    | Limited |    |   Limited |
   |              |                          |    |Partner 1|....| Partner x |
   |              |_ _ _  _ _ _ _ _ _ _ _    |    |_ _ _ _ _|    |_ _ _ _ _ _|
   |                           |                       |                |
   |                           |          18%          |      81%       |
   |                           |                       |                |
   |_____________________      |_______________________|________________|
                         |  1%*              |   99%
                   _ _ _ |_ _ _ _ _ _ _ _ _ _| _ _
                  |                               |
                  |      Prometheus Income        |
                  |            Partners           |
                  | _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ |

                  * Prometheus Development Co.'s interest is a general partner interest, as more fully described under the caption "The Partnership Agreement of Prometheus Income Partners" beginning on page 42.



     Assuming Prometheus Income Partners approves the merger proposal and participates in the merger, the following figures depict the structure of the transaction and the ownership interest of the parties to the transaction:


                                Post-Transaction


                           _ _ _ _ _ _ _ _ _ _ _ _ _
                          |                         |
                          |    Sanford Diller and   |
                          |      Helen Diller       |
                          | _ _ _ _ _ _ _ _ _ _ _ _ |
                                         |
                                         |   100%, as trustees
                          _ _ _ _ _ _ _ _| _ _ _ _ _
                         |                          |
                         |          DNS Trust       |
                         |         And Family       |
                         | _ _ _ _ _ _ _ _ _ _ _ _  |       __________________
                                         |                 |                  |
                                         |                 |  Jaclyn Safier   |
                                         |                 |__________________|
              ___________________________|_____________              |
             |                                         |             |
             | 100%                                    | 99%         |  1%
 _ _ _ _ _ _ |_ _ _ _ _ _ _                        _ _ | _ _ _ _ _ _ |_ _
|                          |                      |                      |
|       Prometheus         |                      |     PIP Partners -   |
|     Development Co.      |                      |         General      |
| _ _ _ _ _ _ _ _ _ _ _ _  |                      | _ _ _ _ _ _ _ _ _ _  |
             |                                                   |
             | 1%	*                                              | 99%
             |______________________     ________________________|
                                    |   |
                                    |   |
                             _ _ _ _| _ | _ _ _ _
                            |                    |
                            | Prometheus Income  |
                            |     Partners       |
                            |_ _ _ _ _ _ _ _ _ _ |

                      * Prometheus Development Co.'s interest is a general partner interest, as more fully described under the caption "The Partnership Agreement of Prometheus Income Partners" beginning on page 42.





     Conflicts of Interest

     In considering the recommendation of Prometheus Development Co. and its affiliates, limited partners should be aware that PIP Partners, PIP Acquisition and Mr. and Mrs. Diller as the acquiring parties of units, have interests in the transaction or relationships that present actual or potential conflicts of interest in connection with the transaction. Prometheus Income Partners, PIP Partners, PIP Acquisition and Prometheus Development Co. are all under the common control of Sanford Diller. The interests of these entities are different from and in substantial conflict with those of the limited partners. Because of the relationship among Prometheus Development Co., PIP Partners and PIP Acquisition, the merger and all of the proposed transactions related to the merger as discussed in this document are not the product of arm's-length negotiation between unaffiliated parties. PIP Acquisition and PIP Partners are making this offer with a view to ultimately making a profit and, therefore, there is a conflict that is described more fully in the accompanying materials between their desire to acquire your units at a relatively lower price and your desire to sell your units at a relatively higher price.The transaction has been initiated and structured by Prometheus Development Co. and individuals who are managers of Prometheus Development Co.

     The transaction provides some benefits to the affiliates of Prometheus Development Co. that are in conflict with the benefits provided to the limited partners. Sanford Diller, as the natural person ultimately controlling both Prometheus Development Co. and PIP Partners, has an economic interest separate from that of the limited partners in structuring the transaction to maximize the benefits to PIP Partners in seeking to realize future profits from the partnership that the current limited partners will not participate in if the merger is consummated, although PIP Partners will not receive the merger consideration.

      Prometheus Income Partners currently has no officers. After the merger, all of the persons who currently are officers and employees of Prometheus Development Co. will continue to be officers and employees of Prometheus Development Co.

Conditions to the Transaction

     The obligations of PIP Acquisition, PIP Partners and Prometheus Income Partners to effect the merger are subject to the fulfillment or waiver of the following conditions:

     - No court or other governmental entity shall have issued an order that prohibits consummation of the merger, restricts the operations of Prometheus Income Partners or PIP Acquisition which would result in a material adverse effect, or instituted any proceeding seeking any similar type of order.

     - All material approvals from governmental entities necessary for the consummation of the merger shall have been obtained.

     The obligations of Prometheus Income Partners are further subject to the condition or waiver by Prometheus Income Partners at or prior to the effective date of the merger that the representations and warranties of PIP Partners shall be true and correct.


     The obligations of PIP Acquisition and PIP Partners are further subject to the conditions or waiver at or prior to the effective date of the merger that:

     - the representations and warranties of Prometheus Income Partners are true and correct at and as of the closing date;

     - if necessary, the holder of indebtedness of Prometheus Income Partners consents to the merger on terms acceptable to PIP Partners; and

     - there is no material adverse change in the assets, business, financial condition or prospects of Prometheus Income Partners.

     The merger may be terminated at any time prior to the effective date of the merger:

     - by the mutual written consent of Prometheus Income Partners and PIP Partners;

     - in the event of a material breach of the Agreement if not cured within thirty (30) days;

or

     - by PIP Partners or Prometheus Income Partners if the merger has not yet been consummated on or before September 30, 2000.

Consideration and Financing

     All costs and expenses incurred in connection with the transaction will be paid by PIP Partners. These include an estimated $4,000 in SEC filing fees, $200,000 in legal fees, $15,000 in accounting fees, $20,000 in solicitation costs and fees, and $15,000 in printing costs. In addition:

     - PIP Partners will pay cash consideration to the limited partners other than PIP Partners in the amount of $1,200 per unit; and

     - PIP Partners may be required to pay certain fees relating to mortgage debt of Prometheus Income Partners. Under the terms of its current financing, the partnership may have to pay to its lenders an assumption fee of $261,881 upon consummation of the merger if the merger is deemed to be a transfer of the partnership's properties under the applicable loan documents.

     The source of the $1,200 per unit to be paid by PIP Partners to the limited partners will be a contribution of funds from Sanford N. Diller, who ultimately controls PIP Partners, or an entity controlled by Mr. Diller. Mr. Diller intends to either use cash available on hand, or, if insufficient cash is available, he intends to secure a line of credit from Bank of America. A letter dated June 15, 2000 from Bank of America to Mr. Diller states that Bank of America believes it could issue a line of credit to Mr. Diller in an amount in excess of the amount required to consummate the merger at the prime rate plus 1.0%, an origination fee of 1.0% of the commitment amount, plus other applicable fees customary for this a line of credit. This line, if obtained, will be renewable on an annual basis and will be secured by properties other than those owned by the partnership. No plans or arrangements have yet been made to repay the above referenced potential line of credit; however repayment of this line would be without recourse to the consideration paid to the limited partners in the merger. The general partner and the acquiring parties believe this line of credit will be obtained if and to the extent necessary to fund the merger consideration absent any material adverse change in the partnership and its properties.

Proxy Solicitation

     Proxies are being solicited by and on behalf of Prometheus Development Co., as general partner of Prometheus Income Partners. In addition to solicitation by mail, Prometheus Development Co. and the officers and directors of Prometheus Development Co. may solicit proxies by telephone, facsimile, electronic mail, regular mail or delivery service. No additional compensation will be paid to these persons for these solicitation services. Pursuant to a letter agreement dated September __, 2000 between MacKenzie Partners, Inc. and Prometheus Development Co., MacKenzie agreed to distribute this Proxy Statement to limited partners, provide information with respect to the merger to limited partners, and provide advisory services to Prometheus Development Co. with respect to the merger. Prometheus Development Co. agreed to pay MacKenzie a fee of $ _________ plus out-of-pocket expenses incurred by MacKenzie in rendering these services.

Accounting Treatment

     PIP Partners will account for the transaction under the "purchase" method of accounting in accordance with generally accepted accounting principles.

Federal Income Tax Consequences

     In general, limited partners will recognize taxable gain or loss on the conversion of their units into cash in the merger. This gain or loss will be equal to the difference between the cash received by a Limited Partner as a result of the merger and the Limited Partner's adjusted tax basis in the units converted. In most cases, the tax basis will be the price the limited partner originally paid for the units. The gain or loss will generally be treated as capital gain or capital loss. However, a portion of that gain or loss that is attributable to unrealized receivables and inventory items may be treated as ordinary income or ordinary loss. You should consult your tax advisor as to the particular tax consequences of the transaction.

     The transaction, as structured, will permit PIP Partners, and its members, to defer substantial tax liability that would be incurred if the partnership's properties were disposed of in a taxable sale followed by a liquidation of the partnership. This tax liability will be deferred until these properties are eventually sold or PIP Partners sells its equity interests in the partnership.

     Counsel to Prometheus Development Co. has not opined on any tax-related matters related to the merger.

     Prometheus Development Co. believes that a limited partner who held units from the date of initial of offering of the units, where there are no unusual circumstances, will have funds sufficient to pay any tax liability assessed as a result of the merger and other tax liabilities previously incurred with respect to which no distributions have been made.




              SUMMARY SELECTED FINANCIAL DATA OF THE PARTNERSHIP

     The following table sets forth a summary of certain financial data for Prometheus Income Partners.

     The selected financial and operating data of Prometheus Income Partners for the six months ended June 30, 2000 and June 30, 1999 are derived from unaudited financial statements of Prometheus Income Partners which, in the opinion of Prometheus Development Co., include all adjustments (consisting only of normal recurring items) necessary for a fair presentation of Prometheus Income Partners' financial position and results of operations. The results set forth for the six months ended June 30, 2000 and June 30, 1999 are not necessarily indicative of results to be expected for a full year.

     This summary should be read in conjunction with Prometheus Income Partners' financial statements and notes thereto appearing in Prometheus Income Partners' Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, and in Prometheus Income Partners' Annual Report on Form 10-K for the year ended December 31, 1999 each of which is included with this Proxy Statement and incorporated by reference.

                                                               As of and For the
                                                                Six Months Ended
               As of and For the Year Ended December 31,             June 30

                        1999    1998    1997    1996     1995     2000      1999
                        (Unaudited, In thousands, except per unit amounts)

Income Statement Data:
Total revenues(1)......$6,106   5,991  $5,558  $4,997  $4,311    $3,384   $3,009
Operating expenses......1,400   1,807   1,104   1,310     892       773      624
Gross profit............4,706   4,184   4,454   3,687   3,419     2,611    2,385
Other expenses(2)(3)(4).3,275   3,288   3,977   3,860   3,611     1,733    1,550
Net income.............$1,431  $  896   $ 477  ($173)   ($192)     $878     $835

Net income allocated to
limited partners ......$1,417   $ 887   $ 472  $ (171) $ (190)    $ 869    $ 827

Net income per limited
partnership unit(5) .....$ 75    $ 47    $ 25  $   (9) $ ( 10)     $ 46     $ 44

Balance Sheet Data:
Real estate(6).........22,105  22,328  22,573   22,929  23,350   21,971   22,172
Total Assets(7) .......28,873  27,830  27,016   25,259  24,172   29,554   28,287
Total Liabilities(8)...26,512  26,900  26,982   25,702  24,067   26,314   26,522
Partners' equity........2,361     930      34    (443)     105    3,240    1,765

limited partners'
equity .................2,739   1,322     435     (38)     509    3,608    2,149

limited partners' equity per
limited partner unit(5)..$144     $70     $23     ($2)     $27     $190     $113

(1)  Consists principally of rental and interest income
(2) Includes payments to general partner and affiliates of $300,000, $303,000, $278,000, $265,000 and $219,000 for 1999, 1998, 1997, 1996 and 1995,
respectively, consisting principally of property management and construction management fees
(3) Includes payments to general partner and affiliates of $481,000, $475,000, $391,000, $378,000 and $323,000 for 1999, 1998, 1997, 1996 and 1995,
respectively, consisting principally of reimbursements for operating and administrative expenses incurred by such persons, consisting principally of property payroll taxes, insurance and payroll processing fees, postage, copying costs, professional services, personnel training and marketing costs.
(4) Includes interest and amortization expense, depreciation and general and administrative expense
(5) Based on weighted average number of units outstanding during the applicable period
(6) Consists of land, buildings and improvements and accumulated depreciation
(7) Includes cash and cash equivalents, restricted cash, and deferred financing costs, net of accumulated amortization
(8)  Includes notes payable




                               BACKGROUND

Reasons for the Merger

     Since at least as early as 1997, limited partners from time to time have been contacting Prometheus Development Co. to express dissatisfaction with the economic situation of Prometheus Income Partners, including the lack of current distributions, the current recognition of taxable income and the lack of appreciation of the saleable value of the limited partner units. These contacts have become increasingly frequent throughout 2000, such that the general partner was being contacted by limited partners regarding these issues at least weekly. Many of these limited partners have informed Prometheus Development Co. that they (or the beneficial owners they represent) are individuals who invested in Prometheus Income Partners as part of their retirement planning, and that these limited partners believe that the current economics of the units are unsatisfactory for this purpose. Several limited partners also have expressed concern over the potential impact of construction defects and the hardboard siding litigation. These contacts always have been initiated by or on behalf of the limited partners and have not included any general or specific proposal by the limited partners for providing liquidity. The general partner has felt constrained in discussing various matters with its limited partners because it is limited as a practical matter in the information it can provide to limited partners due to the regulation of disclosure under the Securities Exchange Act and the pendency of litigation.

     Increasingly, limited partners are asking for information on how to sell their units; and while trading activity in the units in secondary markets is increasing, volume remains low. While the general partner and the acquiring parties believe in the long-term profitability of the business of Prometheus Income Partners, they recognize the risks involved and the expressed interests of many limited partners to sell their units. PIP Partners and other unaffiliated parties periodically have purchased units in the secondary trading market. As a practical and regulatory matter, the number of units that can be purchased by PIP Partners and other parties in these sporadic transactions is severely limited. Thus despite these occasional purchases, the current market for units is thin and illiquid. See "Additional Information Concerning Units" beginning on page 57 for the details of these purchases in the secondary market. In addition, the general partner and the acquiring parties believe that in general, private purchases from limited partners will involve prices for units reflecting a significant discount from what they believe to be the true value of the units based on their belief as to the true value of the units, the substantial discount to that value evidenced by historical sales experience, their experience as to the substantial discount real estate professionals impose in instances where substantial construction defects exist and the relatively little value these professionals ascribe to the potential for litigation recoveries.

     For these reasons, in July 1999 the general partner began investigating available alternatives to provide liquidity for the limited partners at a fair price. At that time, the general partner considered a variety of options for achieving liquidity for the limited partners, including principally those discussed below. In general, discussion regarding these matters involved Mr. Diller, John Murphy, a Vice President of the general partner, and Vicki Mullins, also a Vice President of the general partner. In reviewing these options, the general partner deemed it important to reduce the substantial costs associated with managing an entity that is a reporting company under the Exchange Act with over 1,000 limited partners. By reducing the number of limited partners to one and eliminating the need of quarterly and annual filings under the Exchange Act, the partnership estimates it will save $100,000 in legal, accounting, administrative and other costs. This savings was factored in to the determination of the price PIP Partners is willing to pay for units.

     In June 1999, Prom Investment Partners, LLC, a limited partner not affiliated with any of the acquiring parties, contacted the partnership by requesting pleadings and other court filings regarding the hardboard siding litigation and copies of the mortgage notes for each of the partnership's properties. Prometheus Development Co. sent to Prom Investment Partners the mortgage notes, but directed it to the public record for the court filings, and shortly thereafter it inquired whether Prom Investment Partners would be interested in selling its units. In or about October 1999, Prom Investment Partners contacted Mr. Murphy regarding its interest in buying Prom Investment Partners' units. No agreement as to the possible terms of the proposed sale was reached at that time.

     In January 2000, the general partner began investigating in greater detail alternatives for providing limited partner liquidity involving an acquisition of units by an affiliate of the general partner.

     In or about March 2000, PIP Partners contacted Prom Investment Partners regarding a possible sale of units. Prom Investment Partners proposed a sale at a price per unit higher than the price per unit to which Prom Investment Partners and PIP Partners eventually agreed. PIP Partners evaluated this proposal in light of internal valuations and forecasts. In April 2000, Prom Investment Partners agreed with PIP Partners that Prom Investment Partners, together with certain of its affiliates, would sell all of their units to PIP Partners at a price of $1,200 per unit. However, pursuant to this agreement, if PIP Partners acquires any units from any other person within two years following the date of this purchase at a purchase price greater than $1,200 per unit, PIP Partners agreed to pay Prom Investment Partners and its affiliates the excess of the price paid over $1,200 per unit for each unit purchased from them by PIP Partners. PIP Partners completed its purchase of Prom Investment Partners' 1,487.5 units on June 20, 2000.

     In May 2000, Prometheus Development Co., PIP Partners, Messrs. Diller and Murphy and Ms. Mullins, on behalf of the various affiliates they represented, revisited the alternatives discussed below and for the reasons set forth below decided to proceed with the merger. As part of this process, they attempted to estimate the value of units as described in this proxy statement under the caption "Certain Financial Projections and Valuations of the Partnership" beginning on page 59. They based the $1,200 in cash for each unit each limited partner holds upon the factors described in such section, including the estimated fair market value of the underlying real estate properties, the potential for an increase or decrease in that value, the effects of the pending litigation and the likelihood of success in that litigation on the value of Prometheus Income Partners, the transaction costs incurred as part of the merger, the tax consequences of the merger to PIP Partners and the illiquidity of the units. Prometheus Development Co. and each of the acquiring parties ultimately determined as set forth below that this price was fair to the limited partners. Although PIP Partners and Prometheus Development Co. believed that many of these factors could justify a lesser price than the $1,200 in cash for each unit each limited partner holds, they determined in the interest of fairness to use this price as the merger consideration.


Fairness of the Transaction

     Prometheus Development Co., Inc., PromHill, Inc., PIP Partners-General, LLC, The DNS Trust and the Dillers each separately have concluded that the transaction is both substantively and procedurally fair to the limited partners. As described below, these parties considered a variety of alternatives for providing realizable value to the limited partners. This process took into account the price recently paid to a sophisticated independent third party for a substantial block of units. These persons also considered what they believe to be the underlying value of the property and other attendant circumstances from which they derived what they believe to be the per-unit value. These valuations are, however, subject to assumptions and uncertainties as described below under "Certain Financial Projections and Valuations of the Partnership." They believe that the price to be paid in the merger, which is substantially in excess of the general partner's estimate of the value of the units, is fair to the limited partners.

     No independent evaluation or appraisal of the partnership property or the units was conducted. The general partner and the acquiring parties believe that any such valuation would not give appropriate consideration to the impact of unknown construction defects and pending litigation. In this case, these parties believe that these factors are central to a determination of the fair value of the units. Therefore, these parties believe the process of determining the merger price was procedurally fair despite the lack of any such opinion or evaluation. These parties do, however, believe that the price agreed to by an independent sophisticated party for a substantial block of units does provide some measure of independent validation of the fairness of the price to be paid for units in the merger. The limited partners were not themselves represented in the negotiation of the transaction by any person unaffiliated with the general partner, Mr. Diller or the other acquiring persons. Ultimately, the transaction was approved by Mr. Diller in consultation with other officers and legal representatives of the general partner.

     In concluding that the transaction is fair to the limited partners, the general partner and the acquiring parties considered the positive and negative factors discussed below, the evaluation of which, in the view of each of the general partner and the acquiring parties, supported its conclusions regarding the fairness of the transaction. The general partner and the acquiring parties also considered the positive and negative factors discussed below with respect to the alternatives to the transaction. In the view of the general partner and the acquiring parties, the negative factors were not sufficient, either individually or in the aggregate, to outweigh the benefits of the proposed transaction to the limited partners.

     Positive Factors Considered

     In determining that the merger is fair to the limited partners and in recommending approval of the merger, the general partner and the acquiring parties each considered the following factors which they believe support their determinations regarding the fairness of the transaction and recommendations:

     - The limited partners will be able to liquidate their investments. No significant market for the sale of units currently exists or is expected to develop in which limited parties can liquidate their
         investments.   Upon the completion of the transaction, the limited
         partners, other than PIP Partners, will be entitled to receive cash in exchange for their units and, accordingly, those limited partners will no longer bear the risks inherent in the ownership of the properties through the partnership.

     - The $1,200 per unit each limited partner will receive is equal to the price recently paid by PIP Partners to acquire a substantial number of units from an unrelated third party. The price in that sale was determined by arm's-length negotiations between PIP Partners and that party, but no independent determination has been made with respect to the fair market value of your units. The general partner and the acquiring parties believe this validates the fairness of the price to be paid in the merger.

     - The general partner and the acquiring parties believe the price being offered is substantially in excess of their estimates of the value of the units based upon the liquidation value of the partnership's underlying properties. Based on their experience as to the substantial discount real estate professionals impose in instances where substantial construction defects exist and the relatively low value these professionals ascribe to the potential for litigation recoveries, the general partner and the acquiring parties believe that the presence of significant construction defects and the uncertainty of success in litigation in which Prometheus Income Partners is involved would cause the partnership and/or its properties to be sold at a disproportionate discount from their fair value. The general partner believes that because of its experience in pursuing construction defect litigation and its familiarity with the partnership's properties, it is in a better position to achieve a better result in these matters than unaffiliated third parties-and thus it discounts the value of the properties less than would these other parties.

     - Ultimately, the known and unknown construction defects will have to be repaired to maintain the continued viability of the partnership's properties as income producing assets. There can be no assurance that the partnership will be successful in litigation to recover the costs of these repairs, or that it will be so in a timely manner. As a result, established reserves, together with the amounts recovered in this litigation, if any, may be insufficient to fund these repairs in a timely manner. If the partnership does not have sufficient cash to fund these repairs as required, the partnership would have to obtain additional capital resources to fund these repairs. This could result in substantial cost to the partnership or substantial dilution of the limited partners' interests in the partnership. There is no assurance capital resources would be available to the partnership on commercially reasonable terms. If not, then the partnership would have to consider other alternatives, such as a sale of the properties at what the general partner believes would then be substantially depressed prices. If the merger is consummated, the limited partners would no longer bear the risks of these uncertainties.

     - The cash price to be received by the limited partners per unit is over $500 greater than the price paid in open market transactions for units over the past two years.

     - There were no conditions to PIP Partners offer with respect to financing the transaction. In addition, PIP Partners did not require Prometheus Income Partners to make significant representations, warranties or covenants with respect to its past, present or future operations or profitability, the hardboard siding or construction defect litigation, or the hardboard siding or construction defects themselves. Accordingly, there is little risk that the merger will not be consummated if approved by the unit holders.

     - While there are other methods to liquidate the units which would result in the limited partners receiving cash for their units, the merger is more likely to result in a quick and efficient liquidation of units held by the limited partners than any other alternative for providing liquidity to the limited partners because the transaction was negotiated between affiliated parties.

     - The merger will not take place unless greater than 50% of the units vote for the transaction. This procedure grants the limited partners in the aggregate the opportunity to choose whether to liquidate their interests or veto the transaction.

     - PIP Partners has agreed to vote its units for or against the merger in the same proportion as the unaffiliated limited partners who vote on the merger at the meeting. This means that the merger will be approved only if a majority of those unaffiliated limited partners voting on the transaction vote for the merger.

     - The merger will allow limited partners to receive cash to at least partially pay tax liabilities related to income recognized since 1997 (the partnership having recognized a loss in 1996) with respect to undistributed partnership income that has been reserved for conditional liabilities related to the construction defects. It is uncertain whether and when Prometheus Income Partners will be able to make distributions of income to the limited partners, given the status of construction defects in its properties and the hardboard siding litigation. Commencing with the tax year following the tax year in which the closing of the transaction occurs, the limited partners will not incur income for tax purposes with respect to which they have received no corresponding cash distribution.

     - If the merger is not consummated, the limited partners would continue to own units. This likely would be true for the foreseeable future because there is no assurance that in the absence of a liquidation the limited partners would have a liquidity event with respect to their units until the expiration of the term of Prometheus Income Partners under its partnership agreement. The general partner would be under no obligation to seek a sale of the properties prior to the expiration of the partnership's term. Therefore, the limited partners would continue to be exposed to the risks inherent in the ownership of real property, such as fluctuations in occupancy rates, operating expenses and rental rates, which in turn may be affected by general and local economic conditions, the supply and demand for properties of the type owned by Prometheus Income Partners and federal and local laws and regulations affecting the ownership and operation of real estate. Although the properties owned by the partnership have experienced positive rental growth and high occupancy for the last few years, there still exists a
         risk of a downturn in these trends in the future.   These factors could
         also adversely impact any future price at which the units or the partnership's properties could be sold. If the merger is consummated, the limited partners would no longer have their units subject to the risk of the real property ownership and operation, including the uncertainty of recovery in the hardboard siding litigation.

     Overall, the general partner and the acquiring parties believe these factors combine to give limited partners the opportunity to realize their investment at a fair price that would not be afforded through other alternatives while eliminating the risks of loss that would be attendant to retaining limited partnership interests in a real estate limited partnership fraught with substantial uncertainties of litigation and structural defects.

     Negative Factors Considered

     Each of the general partner and the acquiring parties also considered the following negative factors:

     - PIP Partners, PIP Acquisition and Prometheus Development Co. are all under the common control of Sanford Diller and, therefore, Prometheus Development Co. has substantial conflicts of interest with respect to the approval of the merger. The consideration of $1,200 per unit was determined without any arms-length negotiations between PIP Partners and either Prometheus Development Co. or any other person acting independently on behalf of the limited partners. In structuring the transaction, only Prometheus Development Co. represented the interests of the limited partners.

     - PIP Partners is making this offer with a view to making a profit and, therefore, there is a conflict between PIP Partners desire to purchase your units at a low price and your desire to sell your units at a high price. PIP Partners believes that it can profit from its ownership of the partnership notwithstanding the prevailing risks and uncertainties. Affiliates of Prometheus Development Co. will hold 100% of the units if the transaction is completed. Consequently, affiliates of Prometheus Development Co. will continue to have the opportunity to benefit from any future earnings growth and increases in the value of Prometheus Income Partners and its properties.

     - There has been no independent evaluation of the terms of the merger, no independent committee has reviewed the merger, no independent appraisal of the properties has been commissioned and no independent opinion as to the fairness of the merger consideration of $1,200 in cash per unit has been obtained.

     - The limited partners will not have the benefit for tax purposes of future losses (if any) of Prometheus Income Partners, including any losses related to construction defects, to offset other sources of income.

     - Following the transaction, the limited partners, other than PIP Partners, will cease to participate in future earnings or growth, if any, of Prometheus Income Partners or benefit from increases, if any, in the value of Prometheus Income Partners. This includes any potential distribution of the construction defect cash reserves, or a payment in the event the outcome of the hardboard siding and construction defect litigation is favorable to Prometheus Income Partners and the partnership receives a substantial recovery.

     - If limited partners owning more than 50% of the units vote for the merger proposal, their approval will bind all limited partners. Therefore, a limited partner may vote against the merger proposal and nevertheless have its units converted into the right to receive cash in the merger if the requisite vote of the limited partners is obtained.

     - Limited partners do not have any dissenters' rights or other rights of appraisal under the state law which governs Prometheus Income Partners, the partnership agreement of Prometheus Income Partners or otherwise in connection with the merger proposal. Therefore, dissenting limited partners do not have the right to have their units independently appraised if they disapprove of the merger or the merger consideration.

     - The limited partners will not be able to benefit from potential alternatives to the merger. These alternatives include a separate sale of all of the assets of Prometheus Income Partners and subsequent liquidation of Prometheus Income Partners, other possible acquisitions of units or the continuation of Prometheus Income Partners under its current ownership structure.

     - If the merger occurs, you will not receive any future distributions from operating cash flow of Prometheus Income Partners if and when reinstituted, the liquidation of the security accounts, upon a sale or refinancing of the properties owned by Prometheus Income Partners or upon a substantial recovery in pending litigation.

     - Affiliates of Prometheus Development Co. have a separate economic interest in structuring the transaction to achieve favorable tax treatment. Limited partners will recognize gain or loss on the conversion of their units into cash in the merger.

     - The merger may be approved even though a majority of the units held by limited partners unaffiliated with Prometheus Development Co. do not approve the merger. This is because PIP Partners will vote its units according to the percentage of units voting in person or by proxy at the meeting in favor of the merger. Thus, units not voted at the meeting will not be taken into account by PIP Partners in determining the percentage of its own units to be voted in favor of the merger.

     In the view of the general partner and the acquiring parties, these negative factors were not sufficient, either individually or in the aggregate, to outweigh the benefits of the proposed transaction to the limited partners.

     In evaluating the fairness of the transaction, the general partner and the acquiring parties also considered the information on weighted average private sales prices for units of which it was aware. Over the past two years, other than the recent block purchase, units have been sold for between $495 and $650, far less than the merger consideration of $1,200. However, none of the acquiring parties placed significant emphasis or weight on these prices and ranges and none considered these prices and ranges to be material factors in making their determinations and recommendations because, at present, there is no established public trading market for the units, nor is one expected to develop. Moreover, liquidity is limited to sporadic private sales which generally involve a relatively small percentage of the units outstanding. Each of the general partner and the acquiring parties believes that the fair value of the units (based on the potential value of Prometheus Income Partners' real estate, and the anticipated outcome of the litigation as discussed below) is substantially higher than recent trading prices.

     As noted above, the general partner and the acquiring parties determined that obtaining an independent report, opinion or appraisal regarding the merger transaction was unwarranted. These parties deemed it significant that an experienced third-party negotiated and deemed sufficient the $1,200 per unit price, in effect providing a benchmark for the sale of units in unaffiliated transactions. These parties also deemed it significant that the limited partners as a body would have the opportunity to accept or reject the merger as a whole by voting to approve or disapprove the merger. Regarding the price being paid, these persons believe the lack of a significant change in the trading price of the units as the financial condition of Prometheus Income Partners has improved reflects the weak market for the units. In a more efficient market, they believe that recent trading prices would be higher than it currently is. However, even then, the uncertain status of the construction defect litigation in which Prometheus Income Partners is involved reduces the possibility that Prometheus Income Partners will be able to dispose of its properties at a fair price, thus reducing the possibility that the limited partners will be able to liquidate their units other than through this merger or a similar transaction in the foreseeable future. The general partner and the acquiring parties have decided to go forward with the merger because the merger would allow the limited partners to liquidate their units at a fair value despite these concerns.

Alternatives to the Transaction Considered

     The decision to pursue the merger, and, in part, the assessment by the general partner and the acquiring parties of the fairness of the merger, included a review of different alternatives identified as having the potential to achieve the investment objectives of limited partners as expressed to the general partner. They considered three alternatives to the merger:

     - liquidation of Prometheus Income Partners through a sale of its properties and distribution of the net cash proceeds of the liquidation;

     - a negotiated tender offer by PIP Partners - General for a percentage of the units; and

     - continuation of the business of Prometheus Income Partners, with Prometheus Income Partners continuing to be owned by the current limited partners, including PIP Partners.

     The general partner did not consider any other form of transaction in which the limited partners would receive anything other than cash. Discussion of these alternatives were limited to Mr. Diller, Mr. Murphy, Ms. Mullins and the partnership's legal advisors.

     Liquidation

     One alternative to the transaction considered was to liquidate Prometheus Income Partners' assets, distribute the net cash proceeds of the liquidation to the partners and then dissolve Prometheus Income Partners. The general partner and the acquiring parties determined that Prometheus Income Partners should not pursue this alternative for the reasons discussed below. Because of the negative factors discussed below, they did not deem it warranted to solicit expressions of interest regarding the purchase of the properties of Prometheus Income Partners.

     In a liquidation, Prometheus Development Co. would market the partnership's properties and, if a potential purchaser were interested in purchasing Alderwood or Timberleaf or both, Prometheus Development Co. would negotiate and enter into an agreement for the sale of the property or properties. Prometheus Development Co. would be required to obtain the approval of limited partners holding at least 50% of the units before the sale could close. If the limited partners approved the sale of both properties and these sales were closed, Prometheus Development Co. would proceed to liquidate the partnership in accordance with the provisions of the partnership agreement of Prometheus Income Partners and applicable law.

     Pursuant to the partnership agreement of Prometheus Income Partners, net proceeds from a sale and liquidation would be distributed in the following order to the extent of the funds are available:

          (1) To the payment of current partnership obligations, liabilities and expenses.

          (2) To the setting up of reserves that the general partner deems necessary for the payment of partnership debts or liabilities, whether then payable or not yet payable, including any contingent or unforeseen liabilities or obligations.

          (3) In proportion to, and to the extent of, the positive capital account balances of the partners.

          (4) 100% to the limited partners until each limited partner has received an amount equal to a preferred percentage return on its invested capital plus the limited partners' remaining invested capital.

          (5) A disposition fee of up to 3% of the sales price to the general partner.

          (6)     The balance:

                  (a)     85% to the limited partners; and

                  (b)     15% to the general partner.

     Benefits of liquidation. Prometheus Development Co. considered the primary benefits of a sale and liquidation to be the following:

     - Upon the completion of a liquidation, the limited partners would be entitled to receive cash in exchange for their units and, accordingly, limited partners would no longer bear the risks inherent in the ownership of the properties through Prometheus Income Partners, including the uncertainty of recovery in the hardboard siding litigation resulting in uncertainty as to whether the partnership will have adequate funds to make necessary repairs to its properties.

     - A liquidation would not take place unless greater than 50% of the units vote for the transaction. This procedure grants the limited partners in the aggregate the opportunity to choose whether to liquidate their interests or veto the transaction.

     - In the absence of a sale of one or both properties, it is unclear whether and when Prometheus Income Partners will be able to make distributions of income to the limited partners, given the status of construction defects in the properties and the uncertainties involved in the hardboard siding litigation.

     - Commencing with the tax year following the tax year in which the closing of a liquidation occurs, the limited partners will no longer need to include in their federal and state income tax returns the various items of income, loss, deduction and credit as previously reported on Schedule K-1s delivered by Prometheus Income Partners and will not incur income for tax purposes with respect to which they have received no cash distribution.

     Disadvantages of Liquidation. The general partner and the acquiring parties also considered the following disadvantages of liquidating Prometheus Income Partners:

     - Based on their experience as to the substantial discount real estate professionals impose in instances where substantial construction defects exist and the relatively little value these professionals ascribe to the potential for litigation recoveries, the general partner and the acquiring parties believe that the presence of significant construction defects and the litigation in which Prometheus Income Partners is involved would cause the partnership and/or its properties to be sold at a disproportionate discount from their fair value. The general partner believes that because of its experience in pursuing construction defect litigation and its familiarity with the partnership's properties, it is in a better position to achieve a better result in these matters than unaffiliated third parties-and thus it discounts the value of the properties less than would these other parties.

     - There can be no assurance that Prometheus Development Co. would be able to sell Prometheus Income Partners' properties for prices that would result in a distribution to the limited partners that is equal or greater than the consideration they will receive in the merger. Any distribution of proceeds from the sale of the properties would be subject to the prior satisfaction of the partnership's liabilities. Given the outstanding defects in these properties, there is no assurance that the price at which the properties could be sold would be sufficient to satisfy the partnership's liabilities.

     - A potential purchaser could require the limited partners to place the purchase price in escrow pending the outcome of the construction defect litigation, and, if an unfavorable outcome of the litigation occurred, might require some of the funds in escrow to be returned to the purchaser.

     - So long as the existing hardboard siding defects remain, the existing loans would not be assumable by a buyer of the properties. As a result, the amount of any purchase price available for distribution to the limited partners upon a liquidation would likely be further reduced by any applicable prepayment penalties on these loans, which amounts could be significant.

     - The limited partners would likely give up any rights to receive the funds currently kept in reserve for the construction defects or any potential payoff on the construction defect litigation.

     - Until the properties of Prometheus Income Partners are sold and the partnership is liquidated and terminated, limited partners would continue to receive Schedule K-1s from Prometheus Income Partners, and Prometheus Income Partners would continue to have SEC reporting obligations.

     - Limited partners do not have any dissenters' rights or other rights of appraisal under the state law which governs Prometheus Income Partners, the partnership agreement of Prometheus Income Partners or otherwise in connection with a sale and liquidation. Therefore, dissenting limited partners would not have the right to have their units independently appraised if they disapprove of the liquidation.

     - The limited partners would not be able to benefit from the alternatives to a liquidation. These alternatives include the merger, other possible acquisitions of units or the continuation of Prometheus Income Partners under its current ownership structure.

     -   No assurance can be given that a liquidation would be consummated.

     - If a liquidation occurred, the limited partners would not receive any future distributions from operating cash flow of Prometheus Income Partners if and when reinstituted, the liquidation of the security accounts, upon a sale or refinancing of the properties owned by Prometheus Income Partners, or upon the dissolution of Prometheus Income Partners.

     Tender Offer

     Another alternative to the transaction considered by the general partner and the acquiring parties was to make a cash tender offer for the units. In a tender offer, those limited partners who tendered their units, and whose units were accepted for purchase, would realize most of the benefits the limited partners would receive in the merger.

     The primary benefit the merger offers which is not offered by a tender offer is that, due to the legal structure of Prometheus Income Partners, as a practical matter PIP Partners would be restricted in the number of units it could acquire. Importantly, if more than 50% of the units are transferred in any given year, Prometheus Income Partners would suffer adverse tax consequences, including as a result of a reassessment of its properties. In addition, if PIP Partners held more than 50% of the units, it would essentially be unable under applicable law to purchase the balance of the units at a later date, and thus unable to provide the other limited partners with liquidity unless it held more than 90% of the units. Thus, PIP Partners might not be able to offer liquidity to all limited partners who desired liquidity. In addition, a discount would be applied to the price paid due to the costs inherent in continuing to have minority partners. Another significant benefit to the merger versus a tender offer is that following a tender offer Prometheus Income Partners might continue to be required to satisfy its current reporting obligations pursuant to SEC rules.

     The primary advantage to pursuing a tender offer versus the merger is that those limited partners who do not wish to tender their units are not required to do so. In the merger, if a majority of the units are voted in favor of the merger and the merger takes place, each limited partner other than PIP Partners will be entitled to receive the $1,200 in cash for each unit each limited partner holds. In a tender offer, those limited partners not tendering their units would retain those units.

     The general partner also considered soliciting third party interest in making a tender offer for the units. However, for the reasons set forth above as to why the general partner and the acquiring parties believe the partnership's properties would be undervalued in a sale, they believe the units would be similarly undervalued in the price a third party would be willing to pay in a tender offer. This is particularly true because there would be no mechanism available in connection with a tender offer to escrow a part of the purchase price to cover contingent liabilities of the partnership.

     Continued Ownership of Prometheus Income Partners

     Benefits of continued ownership. Another alternative to the transaction considered by the general partner and the acquiring parties was to continue Prometheus Income Partners in accordance with its existing business plan, with Prometheus Income Partners continuing to be owned by the limited partners. This will be the result if Prometheus Income Partners does not participate in the merger. The general partner and the acquiring parties considered the primary benefits of continuing the business of Prometheus Income Partners to be as follows:

      - Limited partners of Prometheus Income Partners would continue to have the right to receive distributions of net cash flow arising from operations and the sale or refinancing of Prometheus Income Partners' properties if and when Prometheus Development Co. determines that there were adequate reserves for contingent and other liabilities.

     - Continued ownership of Prometheus Income Partners by the limited partners affords the limited partners with the opportunity to participate in any future appreciation in the partnership's properties

     - As discussed above, the general partner believes that the presence of significant construction defects and the litigation in which Prometheus Income Partners is involved would cause the partnership and/or its properties to be sold at a disproportionate discount from their fair value.

     - The limited partners would be able to benefit from potential future transactions involving the sale of the units. These alternatives include a future merger or tender offer at a higher price.

     Disadvantages of Continued Ownership. The general partner and the acquiring parties also considered the relative disadvantages to the limited partners of continuing Prometheus Income Partners under its current business plan, as follows:

     - The availability of future commercially reasonable opportunities to provide liquidity to the limited partners is highly speculative. While the general partner may from time to time consider various alternatives for limited partner liquidity, including a sale of the partnership's properties if and when commercially reasonable to do so, the limited partners will not have any assurance of when or if another liquidation transaction will occur until the expiration of the term of Prometheus Income Partners under its partnership agreement. The general partner would be under no obligation to seek a sale of the properties prior to the expiration of the partnership's term. While a sale of one or both properties could be effected well in advance of such date, the general partner is required to act in the best interests of the partnership in evaluating whether or not to pursue and consummate such sale based on circumstances that prevail from time to time.

     - Continued ownership by the limited partners would fail to secure the benefits to the limited partners that are expected to result from the transaction, including providing immediate liquidity to the limited partners of their investment. At present, there is no established public trading market for the units and liquidity opportunities generally are limited to sporadic private sales. These sales generally are at what Prometheus Development Co. believes to be a substantial discount from the fair value of the units and typically involve only a very limited number of units.

     - The limited partners would continue to own units and therefore would continue to be exposed to the risks inherent in the ownership of real property, such as fluctuations in occupancy rates, operating expenses and rental rates, which in turn may be affected by general and local economic conditions, the supply and demand for properties of the type owned by Prometheus Income Partners and federal and local laws and regulations affecting the ownership and operation of real estate. Although the properties owned by the partnership and the rental market where the properties are located have experienced positive rental growth and high occupancy for the last few years, there still exists a risk of a downturn in these trends in the future.

     - As discussed above, the known and unknown construction defects will have to be repaired to maintain the continued viability of the partnership's properties as income producing assets. There can be no assurance that the partnership will be successful in litigation to recover the costs of these repairs, or that it will be so in a timely manner. As a result, established reserves, together with the amounts recovered in this litigation, if any, may be insufficient to fund these repairs in a timely manner. If the partnership does not have sufficient cash to fund these repairs as required, the partnership would have to obtain additional capital resources to fund these repairs. This could result in substantial cost to the partnership or substantial dilution of the limited partnership's interests in the partnership. There is no assurance capital resources would be available to the partnership on commercially reasonable terms. If not, then the partnership would have to consider other alternatives, such as a sale of the properties at what the general partner believes to be substantially depressed prices. If the merger is consummated, the limited partners would no longer bear the risks of these uncertainties.

     - Until the properties of Prometheus Income Partners are sold and the partnership is liquidated and terminated, limited partners would continue to receive Schedule K-1s from the partnership, and the partnership would continue to have SEC reporting obligations.

     - The limited partners would be forced to continue to pay taxes on partnership income which is not being distributed due to contractual and anticipated cash reserve requirements.


                                THE MEETING

Time, Date and Place

     This Proxy Statement is being furnished to limited partners of Prometheus Income Partners in connection with the solicitation of proxies by and on behalf of Prometheus Development Co., as general partner of Prometheus Income Partners, for use at the meeting of limited partners to be held at 1:30 p.m., local time, on September __, 2000, at [location], and at any adjournments or postponements of the meeting.

Matters to be Considered

     At the meeting, the limited partners will be asked to consider and vote on the merger proposal and the adjournment proposal and to consider any other matters as may properly come before the meeting. A vote for the merger proposal is not also a vote for the adjournment proposal. You must vote separately on each proposal.

     Approval of the merger proposal by the limited partners is a condition to Prometheus Income Partners' participation in the merger.

     Approval of the adjournment proposal will permit the adjournment of the meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal. The merger provides that Prometheus Development Co. will recommend the adjournment of the meeting for ten days if on the date of the meeting Prometheus Income Partners has not received duly executed proxies which, when added to the number of votes represented in person at the meeting by persons who at that time intend to vote for the merger proposal, will constitute a sufficient number of votes to approve the merger proposal. However, if limited partners holding greater than a majority of the outstanding units have indicated their intention to vote against, and have submitted duly executed proxies voting against, the merger proposal, the merger does not require Prometheus Development Co. to recommend adjournment of the meeting. Approval of the adjournment proposal by the limited partners is not a condition to Prometheus Income Partners' participation in the transaction.

     Other than the merger proposal and the adjournment proposal, Prometheus Development Co. does not expect to ask the limited partners to vote on any other matters at the meeting. However, if matters other than the merger proposal and the adjournment proposal are properly brought before the meeting, or any adjournments or postponements of the meeting, the persons appointed as proxies will have discretion to vote or act on those matters according to their best judgment.

Recommendations of the General Partner

     Prometheus Development Co., considering, among other factors, the opportunity for the limited partners to achieve liquidity, has determined that the transaction is fair to Prometheus Income Partners and its limited partners. Accordingly, Prometheus Development Co. has approved the merger and the transactions contemplated by the merger.

      Prometheus Development Co. recommends that limited partners of Prometheus Income Partners vote for the merger proposal and for the adjournment proposal.

Record Date; Voting Power

     Prometheus Development Co. has fixed the close of business on September __, 2000, as the record date for determination of the limited partners entitled to notice of and to vote at the meeting and any adjournment or postponement of the meeting. Only holders of record of units at the close of business on September __, 2000, are entitled to notice of and to vote at the meeting. As of the record date, there were 18,995 units in Prometheus Income Partners outstanding and held of record by 1,040 holders of record. Holders of record of units are entitled to one vote for each unit that they hold on the merger proposal, the adjournment proposal and any other matter that may properly come before the meeting.

Quorum

     The necessary quorum for the transaction of business at the meeting is the presence in person or by proxy of limited partners holding a majority of the units in Prometheus Income Partners outstanding on the record date. For purposes of determining the presence of a quorum, proxies marked "ABSTAIN" will be counted by Prometheus Development Co. as present at the meeting.

     In the event that there are insufficient votes present at the meeting to constitute a quorum, and proxies and votes for the merger proposal represent fewer than 50% of the units, the units for which proxies have been received marked in favor of the adjournment proposal may be voted to adjourn the meeting to a later date. Notice of the adjourned meeting need not be given if the time and place of the adjourned meeting is announced at the meeting, the adjournment is for not more than forty-five days from the date of the original meeting and no new record date is set.

Vote Required

     A vote for the merger proposal is not also a vote for the adjournment proposal. You must vote separately on each proposal. The affirmative vote of limited partners holding greater than 50% of the units outstanding on the record date is required to approve the merger proposal. The affirmative vote of limited partners holding more than 50% of the units present in person or by proxy at the meeting is required to approve the adjournment proposal.

     Limited partners are urged to complete, date, sign and promptly return the enclosed proxy. All properly executed proxies received by Prometheus Development Co. prior to the meeting that are not revoked will be voted at the meeting in accordance with the instructions indicated on the proxies.

     If you mark "ABSTAIN" on your proxy and do not vote in person at the meeting, the effect will be the same as a vote against the merger proposal. If you fail to return your proxy and do not vote in person at the meeting, as a result of the agreement of PIP Partners to vote as have the voting limited partners, the effect on the merger proposal will depend on how other limited partners vote. If you fail to return your proxy, your units will have no effect on the outcome of the adjournment proposal. If you mark "ABSTAIN" on your proxy and do not vote in person at the meeting, the effect will be the same as a vote against the adjournment proposal. If you sign and return your proxy but do not give instructions on your proxy, your units will be voted for the merger proposal and for the adjournment proposal.

     Approval of the merger proposal by the limited partners is a condition to Prometheus Income Partners' participation in the merger. Therefore, if we do not receive votes for the merger proposal from limited partners holding greater than 50% of the units, the merger proposal will not be approved and Prometheus Income Partners will not participate in the merger.

     Approval of the adjournment proposal by the limited partners is not a condition to Prometheus Income Partners' participation in the transaction. Approval of the adjournment proposal by the limited partners will permit the adjournment of the meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the meeting to approve the merger proposal.

Changing Your Vote

     You may revoke your proxy at any time before it is voted at the meeting (1) by sending in a later dated, signed proxy, (2) by written notice of revocation to Prometheus Development Co. or (3) by attending the meeting and voting in person.

Solicitation of Proxies

     Proxies are being solicited by and on behalf of Prometheus Development Co., as general partner of Prometheus Income Partners. In addition to solicitation by mail, Prometheus Development Co. and the officers and directors of Prometheus Development Co., principally Mr. Murphy and Ms. Mullins, may solicit proxies by telephone, telegram or facsimile transmission. No additional compensation will be paid to these persons for these solicitation services. Prometheus Income Partners will request that brokerage firms, fiduciaries and other custodians forward copies of this Proxy Statement and the enclosed form of proxy to the beneficial owners of units held of record by them, and Prometheus Income Partners will reimburse those brokerage firms, fiduciaries and other custodians for their reasonable expenses incurred in forwarding this material. Prometheus Income Partners has retained persons to aid it in the solicitation. Pursuant to a letter agreement dated September __, 2000 between MacKenzie Partners, Inc. and Prometheus Development Co., MacKenzie Partners agreed to distribute this Proxy Statement to limited partners, provide information with respect to the merger to limited partners, and provide advisory services to Prometheus Development Co. with respect to the merger. Prometheus Development Co. agreed to pay MacKenzie Partners a set fee plus out-of-pocket expenses incurred by MacKenzie in rendering these services.

     The matters to be considered at the meeting are of great importance to Prometheus Income Partners and to the limited partners. Please read and carefully consider the information presented in this Proxy Statement and the other documents to which we have referred you and complete, date, sign and promptly return the enclosed proxy. Completed proxies should be returned as soon as possible. You may return your proxy as follows:

     by regular mail, in the enclosed postage-paid envelope, to:

           MacKenzie Partners, Inc.
           156 Fifth Avenue
           New York, NY  10010
           (800) 322-2885
           proxy@mackenziepartners.com

     or by fax to:

           [Phone]

List of Limited Partners

     Under the federal securities laws, a limited partner who is entitled to vote at the meeting may request in writing a list of the other limited partners entitled to vote at the meeting to enable the requesting limited partner to mail soliciting materials to the other limited partners. Alternatively, a limited partner of Prometheus Income Partners who is entitled to vote at the meeting may request that Prometheus Income Partners mail copies of any proxy statement, form of proxy or other soliciting material furnished by the requesting limited partner to the other limited partners. The requesting limited partner must reimburse Prometheus Income Partners for Prometheus Income Partners' reasonable expenses incurred in connection with performing these services. Any requests referred to in this paragraph should be made in writing to: Prometheus Development Co., Inc., 350 Bridge Parkway, Redwood City, California 94065-1517.

     At the time of making the request, the requesting limited partner must, if its units are held through a nominee, provide Prometheus Income Partners with a statement from the nominee or other independent third party confirming the limited partner's beneficial ownership. In addition, the requesting limited partner must provide Prometheus Income Partners with an affidavit or similar document that:

     - identifies the proposal that will be the subject of the limited partner's solicitation;

     - states that the limited partner will not use the list for any purpose other than to solicit limited partners with respect to the same action for which Prometheus Income Partners is soliciting votes; and

     - states that the limited partner will not disclose the information provided to it to any person other than a beneficial owner for whom the request was made and an employee or agent to the extent necessary to effectuate the communication or solicitation.

     Upon termination of any solicitation by the requesting limited partner, the requesting limited partner must return to Prometheus Income Partners, without keeping any copies, the information provided by Prometheus Income Partners and any information derived from that information. A limited partner is only entitled to the foregoing information with respect to Prometheus Income Partners.

     The partnership agreement of Prometheus Income Partners provides that a current list of limited partners is open to inspection, examination and copying by a limited partner of Prometheus Income Partners or that limited partner's duly authorized representative at all reasonable times.





                                THE PARTIES

Prometheus Income Partners

     Background

     Prometheus Income Partners, a California limited partnership, was formed on April 15, 1985, under the California Revised Limited Partnership Act, for the purpose of acquiring the Alderwood and Timberleaf properties. Prometheus Development Co., Inc., a California corporation, is the general partner of Prometheus Income Partners. The principal business of Prometheus Income Partners is to invest in, construct, hold, operate, and ultimately sell its properties. The principal investment objectives of the partnership are to preserve and protect its capital, to obtain capital appreciation from the sale of its properties, and, beginning in 1987, to provide "tax sheltered" distributions of cash from operations due to the cost recovery and other non-cash tax deductions available to it.

     With the proceeds of two bank loans, an affiliate of Prometheus Development Co. purchased the Timberleaf site from an unaffiliated third party in January 1985. With the proceeds of another bank loan, Prometheus Development Co. leased the Alderwood site from a local school district with a purchase option in April 1985. Ownership of Timberleaf and the interest under the Alderwood lease subsequently were transferred to the partnership.

     Beginning in February 1987 through December 1987, Prometheus Income Partners offered and sold 19,000 limited partnership units for $19,000,000. The sale of these units was registered under the Securities Act of 1933, as amended, pursuant to a Registration Statement that was declared effective on February 12, 1987; the offering and sale of the units was completed in December 1987. The net proceeds of that offering, together with the proceeds of additional bank loans, were used to satisfy the construction loans with respect to the Alderwood and Timberleaf properties and to exercise the purchase option for the Alderwood land site.

     Prometheus Income Partners is engaged solely in the business of real estate investment. The business of the partnership is not seasonal. The partnership does not engage in foreign operations or derive revenues from foreign sources. Prometheus Income Partners has no employees, officers or directors. Prometheus Real Estate Group, Inc., a California corporation, previously known as Prom Management Group, Inc., a California corporation doing business as Maxim Property Management, the majority of which is beneficially owned by Mr. Diller, employs all of the personnel for the operation of Prometheus Income Partners' properties pursuant to a Management and Operating Agreement, dated as of October 1, 1992, by and between Prometheus Income Partners and Prometheus Real Estate Group. The senior management personnel of Prometheus Real Estate Group also act in these capacities for certain other real estate partnerships in which Mr. Diller and other officers of Prometheus Development Co. hold interests. Prometheus Real Estate Group receives various fees and reimbursement of various expenses from Prometheus Income Partners under the Management and Operating Agreement.

     Prometheus Income Partner's investments in real property are affected by, and subject to, the general competitive conditions of the residential real estate rental market in the Santa Clara area. Its properties are located in an area that contains numerous other competitive residential rental properties.
The income of the properties may be affected by various factors outside the partnership's control. For example, changes in the supply of rental properties, population shifts, the availability of mortgage funds or changes in zoning laws could affect apartment rental rates. It is also possible that some form of rent control may be legislated at the state or local level. Expenses of operating the properties, such as administrative and maintenance costs and real estate taxes, are subject to change due to inflation, supply factors or legislation. These increases in expenses may be offset by increases in rental rates, although these increases may be limited due to market conditions or other factors as discussed above. Certain expenses, such as debt service, are at fixed rates and are not affected by inflation. Prometheus Development Co. is unable to predict the effect, if any, of these events on the future operations of Prometheus Income Partners. There is no assurance there will be a ready market for the sale of the properties or, if sold, that a sale could be made on favorable terms.

     Properties

     Prometheus Income Partners owns the two residential, income-producing properties, Alderwood and Timberleaf, both in Santa Clara, California. The City of Santa Clara, with a population of approximately 104,000, is the third largest city in Santa Clara County, commonly referred to as Silicon Valley, is approximately 47 miles south of San Francisco, encompasses 1,300 square miles and has a population of approximately 1.7 million people, making it the most populous of the nine counties in the greater San Francisco Bay Area.

     The Alderwood luxury garden apartment complex is located at 900 Pepper Tree Lane in Santa Clara, California. Construction began in November 1985 and was fully completed by December 31, 1986. Lease-up activities began in November 1986 and continued through the third quarter of 1987. The complex contains 234 apartment units housed in 19 two-story buildings on a 9.4 acre site. Covered and uncovered parking for 468 cars is provided. The Timberleaf luxury garden apartment complex is located at 2147 Newhall Street in Santa Clara, California. Construction began in November 1985 and was fully completed by December 31, 1986. The complex contains 124 apartment units housed in nine buildings of two or three stories on a five acre site. Covered and uncovered parking for 248 cars is provided.

     Alderwood and Timberleaf are encumbered by first mortgage liens, which secure promissory notes payable as of June 30, 2000 in the amount of $16,805,000 and $9,231,000, respectively. The Notes bear interest at the rate of 6.99% per annum for Alderwood, and 7.09% per annum for Timberleaf, and mature in 2007.
The Notes, if prepaid more than thirty (30) days from maturity, may be subject to a prepayment penalty.

Construction Defects

     In June 1996, Prometheus Development Co. learned that the hardboard siding used at both Alderwood and Timberleaf was beginning to fail. That was the first indication of potential product failure at these properties, and the general partner commissioned a survey of the sites.

     On June 26, 1996, experts conducted the first visual inspection of Alderwood with respect to the defects on behalf of Prometheus Income Partners. Throughout 1997 and 1998, the partnership inspected and investigated Alderwood with respect to the construction defects, and in March and November 1998, various defendants inspected and investigated Adlerwood as well. Similarly, on July 11, 1996 experts conducted the first visual inspection of Timberleaf. Additional investigations took place in 1997, 1998 and 2000.

     As of the dates of these inspections, moisture had accumulated in the walls of these projects through a combination of construction defects and endemic problems with the hardboard siding. Sufficient moisture over time causes rot and decay in the wood, framing and siding which necessitates repairs which, in some cases, are structural in nature. Rot and decay, which form inside the wall, are not visible, and until rot and decay have caused changes in the physical appearance of the exterior of the buildings, it is difficult to ascertain all the locations where rot and decay exist. On September 23, 1996, Prometheus Income Partners filed two lawsuits against the siding manufacturer, the general contractor, the subcontractors and the architects, one for each of its properties, regarding problems at the properties stemming from the hardboard siding. Each of these persons has denied responsibility for the defects. In October 1997, a cross-claim was filed by one of the defendants in each of these lawsuits against the partnership seeking relief against other parties to the litigation if either filing party is found liable in the litigation. This cross claim was tendered to the partnership's insurance carrier, counsel for whom has denied all allegations. The general partner does not believe there is a substantial risk of recovery against the partnership on this claim, but there is no assurance a judgment will not be rendered against the partnership based on this claim.

     As part of the inspections discussed above, certain structural issues caused by the defects in the hardboard siding were uncovered at Alderwood and Timberleaf and were rebuilt as part of an immediate repair process. Prometheus Development Co. subsequently determined that additional immediate repairs were necessary, which, with the exception of roof repairs noted below, have been completed. Prometheus Development Co. continues to monitor the condition of the property to look for any other signs of rot and decay that would necessitate immediate attention and repair.

     In addition to the hardboard siding problems, in September 1999 routine roofing inspection uncovered failing roof substrate at dormer roof assemblies for Alderwood and Timberleaf. Prometheus Development Co. traced the cause of this roofing problem to inadequate venting of the roof space. Inadequate venting leads to condensation in roof areas. This has been sufficient to cause deflection and decay of the roof and its structural support, requiring replacement. Prometheus Development Co. is in the process of getting roof repair design and repair bids, some of which have been received, and is evaluating these bids and defining the scope of necessary repairs (a small fraction of which have been made to date).

     Based on information currently available to the general partner, damages and economic loss appear to be in the range of $19-20 million.

     Since 1997, both cases have been under the supervision of a Special Master who is appointed and empowered by the court to assist in resolving the cases. Investigations and other subsequent discoveries have been ordered by the Special Master on behalf of both plaintiffs and defendants in an effort to come to a settlement. Destructive investigation, completed under the order of the Special Master in March 1998 for Alderwood and May 1998 for Timberleaf, has produced a preliminary issues list which the Special Master will use in attempting to prompt a settlement from the defendants. This information is protected by the Special Master and is not for general distribution. Additional testing and investigations have been conducted periodically on the properties and continue to be performed from time to time.

     The first settlement conference supervised by the Special Master was held on March 11, 1997 among the various defendants and Prometheus Income Partners. Since then, there have been conferences with respect to Timberleaf in May, June, September and December 1997, April, June, August, October and December 1998, and February, June and October 1999. There have also been conferences with respect to Alderwood in January, March, April, September, October and November of 1999. None of these conferences produced a settlement, and so on May 5, 2000, the judge ordered another mandatory settlement conference to be held on August 16, 2000. No settlement was reached at this conference. It is possible that a settlement of pending litigation can occur anytime, but based on the lack of any agreement on the terms or parameters of a settlement arising out of prior settlement conferences and discussions, and that the sides are far apart in terms of the framework for any potential settlement, Prometheus Development Co. believes settlement in the near term to be unlikely. Settlement conferences are scheduled to be held on October 31, 2000 and November 10, 2000 for the two properties. A trial date is expected to be set by the superior court for the second quarter of 2001.

     Under applicable law and court rules, a trial date must be set prior to September 9, 2001, five years after Prometheus Development Co. filed the initial complaints. The discovery of additional construction defect problems, as discussed above, may result in additional delays.

     The terms of the mortgages on the properties require that a security account be maintained for each property to cover contingent liabilities with respect to defects in the properties' hardboard siding. These security accounts are additional collateral for the lender, and total, as of June 30, 2000, approximately $5,097,000. Because there is no current prospect for settling the hardboard siding litigation or of refinancing the properties to remove these covenants, there are no current prospects for the liquidation and distribution of these accounts to limited partners.

     In addition to the security accounts mandated under the partnerships' financing arrangements, Prometheus Development Co. has determined that it is in the best interest of the partnership to continue building reserves for the potential cost of dealing with known and unknown construction defects. Prometheus Development Co. currently maintains an additional account totaling as of June 30, 2000 approximately $2,201,000, which is primarily intended to cover additional contingent liabilities related to the hardboard siding defects and other matters. After the merger, the limited partners will have no rights to any eventual liquidation of these accounts.

     The extent and magnitude of the construction defects continues to worsen with time. Prometheus Development Co. believes that Prometheus Income Partners can no longer wait for the cases to be resolved and has authorized the start of repairs using the cash reserve funds currently held. As of June 30, 2000, Prometheus Income Partners has spent approximately $1,462,700 on emergency repairs and litigation expenditures. Assuming that the litigation is not successfully resolved, over the next twelve months the partnership anticipates spending approximately $1,900,000 to $2,400,000 on additional urgent repairs.
It is anticipated that funds held in reserve are not adequate to repair the entire project, so completion of the most critical projects will be prioritized. The cost of pursuing litigation also is significant. Prometheus Development Co. cannot predict or estimate what amounts, if any, will be recovered through litigation.

     Recent Tender Offers

     The following are the sole tender offers that have been made for units.

     Beginning in 1996, competing tender offers were made for units. One tender offer from Prom Investment Partners commenced in December 1996. In response to that offer, PIP Partners made a similar offer, which commenced in January 1997. An aggregate 2,750.5 units were tendered to and purchased by these bidders per unit - 1,430 to PIP Partners and 1,320.5 to Prom Investment Partners, or 7.5283% and 6.9518% of the total outstanding units, respectively. Under the terms of the partnership agreement, the transfers were effective as of April 1, 1997. All units were purchased pursuant to these offers for $495 per unit.

     During 1998, Bond Purchase, LLC, a third party not affiliated with PIP Partners, Prometheus Development Co. or Mr. Diller, made an unsuccessful offer to purchase units. The offer was for less than 5% of outstanding units and nominal legal costs were incurred by Prometheus Income Partners. On October 16, 1998 Bond Purchase, LLC cancelled its transfer request and no units were acquired by it.

     On June 27, 2000, Everest Properties II, LLC, a third party not affiliated with PIP Partners, Prometheus Development Co. or Mr. Diller, made a tender offer for up to 2% of the units, or 379 units, for $650 per unit. This tender expired by its terms on July 31, 2000. The partnership has been advised by Everest Properties that prior to that date 264 units were tendered by 28 limited partners pursuant to this tender offer, although the partnership is unclear whether and how many of these purchases have been completed. Any assignee of these units has not yet been admitted as a limited partner with respect to these units.

     The Partnership Agreement of Prometheus Income Partners

     Pursuant to the partnership agreement of Prometheus Income Partners, Prometheus Development Co. is the sole general partner of the partnership. All of the outstanding shares of the general partner are owned by The DNS Trust. Mr. Sanford N. Diller and Mrs. Helen Diller are the sole trustees and beneficiaries of The DNS Trust. Mr. Diller is also President, Secretary and a director of the general partner. The DNS Trust is also the principal beneficial owner of PIP Partners - General; thus, PIP Partners and the partnership are affiliates. The general partner has responsibility for all aspects of the partnership's operations. The partnership agreement of Prometheus Income Partners contains provisions relating to the rights and obligations of the general partner, the limited partners and the partnership, including without limitation, the financial arrangement between the general partner and the partnership.

     The partnership agreement provides, and, as parties thereto, the limited partners agree, that the general partner and its affiliates have the right to contract with or otherwise deal with the partnership subject in certain cases to the approval of the limited partners.

     Subject to certain limitations contained in the partnership agreement, the partnership is to distribute quarterly all distributable cash from operations as follows:

          (1) initially 100% to the limited partners until the limited partners have received a sum each year equal to a 10% simple annual rate of return on their investment;

          (2) after the receipt by the limited partners of this 10% return, 100% to the general partner until the general partner has received 5% of the aggregate cash distributed to the limited partners in that year; and

          (3) thereafter, 95% to the limited partners and 5% to the general partner.

     The partnership agreement provides that cash received from the sale or refinancing of the properties would be used or distributed to the extent funds are available as follows:

          (1) to the payment of current partnership obligations, liabilities and expenses;

          (2) to the setting up of reserves which the general partner may deem necessary for partnership debts or liabilities, whether payable or not yet payable, including any contingent or unforeseen liabilities or obligations; and

          (3) 100% to the limited partners until each limited partner has received an amount equal to:

               (a) the excess of a 10% annual simple rate of return on the limited partners' investment (plus an amount necessary to provide limited partners subscribing for units on or prior to June 1, 1987, an 11% annual simple rate of return for calendar 1988 on invested capital) less the sum of all previous cash distributions during the term of the partnership other than distributions of invested capital;

               (b)     the limited partners' remaining invested capital; and

               (c) to the general partner a commission fee of up to 3% of the proceeds of a sale of a property (see below for a more complete explanation of this commission).

          (4) The balance: 85% to the limited partners, 15% to the general partner.

     However, distributions of net proceeds from a sale or refinancing arising from the termination of Prometheus Income Partners would be distributed first in proportion to, and to the extent of, the positive capital account balances of the limited partners and the general partner and then as set forth above.

     The commission the general partner is entitled to receive as set forth above is equal to the lesser of (a) 3% of gross sale price of the property and
(b) one-half of the competitive real estate brokerage commission which would be charged by unaffiliated parties rendering similar services. However, all real estate brokerage commissions or similar fees payable to all persons involved in the sale of a property may not exceed 6% of the sales price.

     The partnership agreement further provides for the allocation of the net profits and net losses among the general partner and the limited partners.

     If, immediately prior to the dissolution and termination of the partnership, the general partner's capital account has a deficit balance and the partnership's assets available for distribution upon dissolution and termination are insufficient to provide distributions to limited partners equal to their aggregate invested capital, the general partner shall be obligated to contribute to the partnership that amount of capital if any equal to the lesser of:

     -   an amount sufficient to restore its capital account to zero and

     - 1.01% of the aggregate capital contributions of the limited partners, less any capital previously contributed by the general partner.

     If Prometheus Development Co. ceases to be the general partner of the partnership upon the occurrence of certain terminating events, including withdrawal, removal as a result of the majority vote of the limited partners, bankruptcy, reorganization or dissolution and termination of Prometheus Development Co., then the partnership will, at its election, either

     -   purchase Prometheus Development Co.'s interest; or

     -   convert to that of a special limited partnership interest.

     Upon conversion of its interest to that of a special limited partner, Prometheus Development Co. would retain the same rights to profits, losses, and distributions as before the terminating event and would be entitled to the voting rights accorded other limited partners. If Prometheus Development Co.'s interest is repurchased, it would receive from the partnership the then present value of its interest in the partnership, determined by agreement of Prometheus Development Co. and the partnership. If the parties cannot agree, the purchase price would be determined in accordance with the then current rules of the American Arbitration Association, with the expense of arbitration borne equally by the parties. If the termination of Prometheus Development Co. was voluntary, the method of payment for its interest would be under a non-interest bearing unsecured, promissory note with principal payable from distributions which Prometheus Development Co. otherwise would have received under this Agreement if it had remained as general partner. If the termination is involuntary, the method of payment would be a promissory note bearing interest at the reference rate of the bank specified by Prometheus Development Co., with equal payments of principal and interest over a term of five years.

     Prometheus Income Partners is permitted to engage in various transactions involving Prometheus Development Co. and its affiliates, as more fully described in the partnership agreement.

     The partnership agreement provides that Prometheus Income Partners will reimburse its general partner, or its affiliates for:

     - the actual cost to the general partner or its affiliates of goods and materials used for or by the partnership and obtained from entities which are not affiliated with the general partner;

     -   expenses for specified administrative services;

     - other administrative services, provided that these services are necessary to the prudent operation of the partnership; and

     - funds advanced to the partnership by the general partner or its affiliates pursuant to the management agreement.

     However, no reimbursement for administrative services is permitted for services for which the general partner or its affiliates receive a separate fee, and the amount of these expenses may not exceed the lesser of:

     -   the actual cost of these services; and

     - 90% of the amount which Prometheus Income Partners would be required to pay to independent third parties for comparable services.

     For 1999 and 2000 to date, Prometheus Development Co. or its affiliates, other than the management company (which was entitled to additional reimbursements under the partnership's management agreement), did not receive any reimbursement for direct or other administrative and out-of-pocket expenses.

The partnership agreement exculpates the general partner, its officers, directors and affiliates from liabilities to Prometheus Income Partners and indemnifies the general partner, its officers, directors and affiliates against liability to third parties resulting from its or their acts or omissions, so long as the conduct was in the best interests of the partnership, except in the event these liabilities or losses resulted from misconduct or negligence (gross or ordinary). As a result of the exculpation and indemnification provisions, a limited partner may be entitled to a more limited right of action than he or she would otherwise have if these provisions were not included in the partnership agreement.

     For further information regarding the partnership agreement of Prometheus Income Partners, review the partnership agreement of Prometheus Income Partners, filed as Appendix B hereto.

      Repurchase Rights

     Pursuant to the partnership agreement the general partner may allocate up to 10% of distributable cash from operations on an annual basis for the repurchase of units from limited partners. During its existence, the partnership may repurchase only up to 5% of the outstanding units, although the general partner may increase the percentage of units eligible for repurchase. The repurchase price is equal to 80% of the value of the units repurchased, as determined by the general partner, utilizing a sales/liquidation analysis that is based on independent appraisals. As noted elsewhere in this document, the general partner believes the current repurchase price as so calculated would be substantially below the merger consideration. Repurchases are required to be made on a first come, first served basis.

     On January 1, 1994, the partnership acquired five units from a limited partner at a price of $309 per unit. The valuation method used for this repurchase did not follow the provisions set forth in the partnership agreement. Instead, the partnership and the limited partner agreed to a valuation method which is used by real estate brokers in the area the properties were located, based upon an estimated market value of the properties, less debt prepayment penalties and a discount as provided in the partnership agreement

     Prometheus Income Partners made no repurchases under this Limited Liquidity Plan during the years ended December 31, 1999, 1998 and 1997 and has made no repurchases thereunder to date in 2000. Prometheus Income Partners has not repurchased units because of the lack of availability of cash for such purpose after the establishment of the reserves described above.

     Financing

     Each of the properties is subject to a Loan Agreement and a Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents in connection with certain debt incurred by the partnership as part of the refinancing of the properties in 1997. Under these documents, the partnership has issued a non-recourse Note with respect to each property, secured by a first deed of trust. These Notes bear fixed interest of 6.99% for Alderwood, and 7.09% for Timberleaf. No immediate plans have been made to repay these Notes.

     The terms of the Notes require, among other things, that the partnership maintain a hardboard siding security account with respect to each property. These security accounts are additional collateral for the lender. Cash held in these security accounts was $2,94700 and $2,15000 for Alderwood and Timberleaf, respectively, as of June 30, 2000. On an annual basis, for each property, the partnership is obligated to contribute an amount 10% of the current value of the security account to the security account . If the total cash flow for a property is less than the required contribution, Prometheus Income Partners may contribute an amount equal to the total cash flow, but will be obligated to continue to deposit all cash flow into the security accounts until the total deposits equals the required contribution.

     If the hardboard siding repairs are not completed by December 2002, or every two years thereafter, and insufficient cash has been accumulated to cure the defects based upon the lender's determination of the cost, then all cash flow shall be deposited into each applicable security account, as necessary, to fully fund the cost of construction. If the projected cash flow is insufficient to satisfy this deficiency contribution, then Prometheus Income Partners has 60 days to fund the shortage over the projected cash flow. No withdrawals are permitted from the security accounts except to cure the siding defects. The lender shall have the right to hire its own consultants to review, approve and inspect the construction. All reasonable fees and expenses incurred by the lender shall be paid by the partnership.

     If the litigation is not settled by December 2002, and the partnership has then met all its obligations under the Notes, then the date for completion of required repairs shall be extended 18 months from the earlier of the pending settlement date or the last day for filing an appeal. Should construction not be completed by the completion date due to an act of force majeure, the completion date can be further extended to complete the construction work.

     Cash and cash equivalents not being held by the lender are comprised of cash invested in market rate, checking and investment accounts. Cash balances were approximately $1,942,000, $1,183,000 and $638,000 as of December 31, 1999,
1998 and 1997, respectively. As of June 30, 2000, the cash balance was $2,201,000. The reinstatement and level of future distributions, if and when reinstituted, will be dependent on several factors, including the degree of damage caused by the construction defects, determination of liability for potential costs and expenses of dealing with the construction defect problems, and continued stabilized operations at the properties.

     Restriction Under Loan Documents. Prometheus Income Partners agreed to maintain insurance for the properties, maintain the properties in good order, not to transfer the properties, not seek to change the zoning of the properties, and not to operate the properties as condominiums or cooperatives.

     With respect to transfers, the loan documents may limit mergers involving the partnership, unless the consent of the lender is obtained. A violation of these provisions may allow the lender thereunder to, among other things, accelerate the payment of all principal and interest and charge Prometheus Income Partners as a prepayment penalty. If the consummation of the merger confers upon the lender the right to accelerate the loans, PIP Partners will seek to obtain the consent of the lender. PIP Partners intends to enter into discussions with the lender to determine if the lender will grant consent, if required, and, if so, on what terms. If an acceptable agreement can be concluded, any fee incurred with respect to obtaining this consent will be paid by PIP Partners. However, Prometheus Income Partners has not entered into any discussions to date and does not intend to do so until it distributes the proxy materials to the limited partners.

     Distributions

     Distributions to limited partners began with the quarter ending September 30, 1987. The limited partners collectively received aggregate distributions of distributable cash from Operations in 1995 of approximately $1,550,000 (or $81.60 per unit) and approximately $375,000 in 1996 ($19.74 per unit). Cash distributions were suspended in 1996. No distributions were made for 1996, 1997, 1998 or 1999 or to date in 2000.

     Quarterly distributions have been suspended in order to continue building reserves for the potential cost of dealing with the construction defect problems. Had these reserves not been necessary, the general partner estimates that the distributions from 1996 through June 30, 2000 would have approximated an aggregate of $6,800,000, or $354 per limited partner unit. At this time, the general partner cannot predict when distributions will resume; however, it is Prometheus Development Co.'s current intention to resume distributions as soon as reasonably possible and prudent. The reinstatement and level of future distributions, if and when reinstituted, will be dependent on several factors, including the degree of damage caused by construction defects, determination of liability for potential costs and expenses of dealing with the construction defects, and continued stabilized operations at the properties.

     Executive Officers

     Prometheus Income Partners has no directors or executive officers. For informational purposes only, the following are the names and additional information relating to controlling persons, directors, executives and senior management of Prometheus Development Co. After the merger, all of the persons who currently are officers and employees of Prometheus Development Co. will continue to be officers and employees of Prometheus Development Co.

     Sanford N. Diller. Age 72. President, Secretary and sole Director. Mr. Diller supervises the acquisition, disposition and financial structuring of properties. Mr. Diller founded Prometheus Development Co., and effectively controls all of its outstanding stock. Mr. Diller received his undergraduate education at the University of California at Berkeley and his Doctor of Jurisprudence from the University of San Francisco. He has been an attorney since 1953. Since the mid 1960's, he has been involved in the development and/or acquisition of more than 70 properties, totaling more than 13,000 residential units and over 2,000,000 square feet of office space.

     Vicki R. Mullins. Age 41. Vice President. Ms. Mullins' responsibilities include supervising all property operations, information systems and finance, as well as managing the disposition and financial structuring of properties. Ms. Mullins came to Prometheus Development Co. in March 1994 from The Irvine Company where she spent seven years as Vice President of Finance and Accounting, and Director of Internal Controls. Prior to the Irvine Company, she spent six years with Ernst & Young as an audit manager. Ms. Mullins is a Certified Public Accountant and holds a B.S. degree in Accounting with honors from the University of Illinois.

     John J. Murphy. Age 38. Vice President. Mr. Murphy's responsibilities include managing all financial, accounting and reporting activities, and insurance. Mr. Murphy came to Prometheus Development Co. in January 1995 from KPMG Peat Marwick where he spent seven years and was a Senior Manager. He is a Certified Public Accountant and holds a B.S. degree in Accounting with honors from the University of San Francisco.

     Helen Diller. Age 71. Trustee of The DNS Trust. Ms. Diller has not been employed for the past five years. She is not involved in the management of The DNS Trust or any of the other entities described in this document.

     Prometheus Income Partners does not pay or employ directly any officers or directors. Compensation to executives and employees of Prometheus Development Co. is not based on the operations of Prometheus Income Partners. Prometheus Real Estate Group, the property manager of the partnership's properties, and its affiliates receive a management fee as compensation for services rendered and reimbursement of certain partnership expenses.

     During the last five years, none of the above has been convicted in a criminal proceeding excluding traffic violations or similar misdemeanors, nor have any of the above been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of this proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to these laws. All of the above are U.S. citizens.

     Principal Unitholders

     Other than PIP Partners, which as of August 25, 2000 owns 18.2% of the outstanding units, no person of record owns or is known by the Registrant to directly own beneficially more than 5% of the outstanding units. 99% of the membership interests of PIP Partners are held by Sanford N. Diller and Helen P. Diller as Trustees of The DNS Trust, and 1% of these interests are held by Jaclyn B. Safier. Thus, through PIP Partners, Mr. Diller, Mrs. Diller and The DNS Trust indirectly beneficially own these units.

     Prometheus Development Co. owns no units. However, Prometheus Development Co., pursuant to the partnership agreement of Prometheus Income Partners, has discretionary control over most of the decisions made for Prometheus Income Partners. In addition, Mr. Diller, the holder of 99% of the outstanding equity of Prometheus Development Co., beneficially holds 18.2% of the units through PIP Partners, as described above, and is the sole executive officer of Prometheus Development Co. who beneficially owns units.

     Following the merger, PIP Partners will own all of the units.

     Recent Transactions

     In 1994, a total of five units were repurchased by Prometheus Income Partners from a limited partner unaffiliated with Prometheus Development Co. pursuant to the repurchase program established under the partnership agreement. Since that time, no purchases have been made pursuant to the liquidation program.

     The current market for units is thin and illiquid. Prometheus Development Co. is aware of three brokers who quote prices for units, and through which a small number of units, usually less than 1% of issued and outstanding units, are traded each year.

     PIP Partners acquired 7.5283% of the outstanding units in 1997. During 1998, 1999 and 2000, PIP Partners acquired 0.716%, 1.2371%, and 0.855% of outstanding units, respectively at prices ranging from $495 to $550 per unit.
In June 2000, PIP Partners purchased 1,487.5 units from Prom Investment Partners and two of its affiliates, for $1,200 per unit. This purchase price was arrived at pursuant to arm's-length negotiations between PIP Partners and Prom Investment Partners. PIP Partners is controlled by The DNS Trust, and Sanford and Helen Diller.

     On February 17, 2000, a limited partner unaffiliated with Prometheus Development Co. contacted Prometheus Income Partners requesting information on how to dispose of its units. Prometheus Income Partners responded with an information letter describing the secondary market for units. On April 11, 2000, the limited partner initiated a transaction whereby it would sell 2.5 units to PIP Partners. The transaction was confirmed and the funds were disbursed to the limited partner on May 1, 2000, and these units were transferred on July 1, 2000.

PIP Partners - General

     PIP Partners-General, LLC was formed in 1996 to make a tender offer for units as described above under the caption "Recent Tender Offers." The DNS Trust is also the sole shareholder of Prometheus Development Co. Since that time, PIP Partners has acquired additional units. PIP Partners conducts no other business. It is controlled by The DNS Trust and Sanford Diller, who also control Prometheus Development Co. The Manager of PIP Partners is PromHill, Inc., a California corporation which is beneficially owned by The DNS Trust. PromHill is solely in the business of acting as a manager of limited liability companies and a general partner of partnerships affiliated with the general partner. The DNS Trust beneficially owns 99% of the interests in PIP Partners. The sole director of the Manager is Sanford N. Diller, who is also the President, Secretary and the sole director of Prometheus Development Co. Vicki
R. Mullins and John J. Murphy are also executive officers of the Manager. The principal executive offices of PIP Partners - General are located at 350 Bridge Parkway, Redwood City, California 94065-1517, telephone number 650-596-5393.

PIP Acquisition

     PIP Acquisition, LLC is a newly formed California limited liability company which was organized by PIP Partners in connection with the transactions contemplated by the merger. PIP Acquisition is a nonsubstantive transitory merger vehicle that will be merged out of existence at the effective time of the merger. Accordingly, it is not expected to have significant assets or liabilities other than those arising under the merger or to engage in any activities other than those incident to its formation and the merger. PIP Acquisition is a wholly owned subsidiary of PIP Partners. It is controlled by The DNS Trust and Sanford Diller, the same entities who control Prometheus Development Co. The principal executive offices of the PIP Acquisition are located at 350 Bridge Parkway, Redwood City, California 94065-1517, telephone number 650-596-5393.

                                  THE MERGER

Effects of the Merger on Prometheus Income Partners

     If the merger proposal is approved by the limited partners and Prometheus Income Partners participates in the transaction, then the effects of the transaction with respect to Prometheus Income Partners will be as follows:

     - Limited partners other than PIP Partners - General will receive $1,200 in cash for each unit. The current limited partners of Prometheus Income Partners other than PIP Partners will no longer have any interest in and will not be limited partners and, therefore, will not participate in Prometheus Income Partners' future earnings and potential growth.

     - Prometheus Development Co. will own the general partner interest in Prometheus Income Partners and PIP Partners will own all of the outstanding units. Sanford Diller, Helen Diller and Jaclyn Safier will thus hold all of the equity of Prometheus Income Partners.

     - Prometheus Development Co. intends to seek deregistration of the units under the Exchange Act, and all SEC reporting obligations of Prometheus Income Partners will cease pursuant to Section 12(g)(4) and 15(d) of the Exchange Act, because the units will be held by fewer than 300 persons. No future transaction would be subject to Rule 13e-3 of the Exchange Act.

     - Limited partners will receive final Schedule K-1s from Prometheus Income Partners after the closing of the transaction and thereafter will no longer receive Schedule K-1s from Prometheus Income Partners.

     - PIP Partners intends to continue to retain all senior management of Prometheus Development Co. to continue to manage Prometheus Income Partners.

No Dissenters' Rights

     If limited partners owning more than 50% of the units vote for the merger proposal, this approval will bind all limited partners. Limited partners do not have any dissenters' rights or other rights of appraisal, under the Act which governs Prometheus Income Partners, the partnership agreement of Prometheus Income Partners or otherwise, in connection with the merger. Therefore, dissenting limited partners do not have the right to have an appraisal of Prometheus Income Partners to confirm the fair market value of their units if they disapprove of the action of the limited partners that voted for the merger proposal.

Federal Income Tax Consequences

     The following summary is a general discussion of some of the federal income tax consequences that are relevant to limited partners. This summary is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations under the Internal Revenue Code, administrative rulings, practice and procedures and judicial authority, all as effective as of the date of the transaction. All of the foregoing are subject to change or alternative construction with possible retroactive effect, and any change or alternative construction could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular limited partner in light of that limited partner's specific circumstances or to limited partners subject to special treatment under federal income tax laws, including except where otherwise noted, foreign persons, dealers in securities, banks, insurance companies and tax-exempt organizations. In addition, except as otherwise expressly indicated, this summary does not describe any aspect of state, local, foreign or other tax laws.

     Each limited partner should consult its tax advisor as to the particular tax consequences to that limited partner of the transaction.

     Taxable Gain or Loss

     In general, a limited partner will recognize gain or loss on the conversion of units into cash in the merger. This gain or loss will be equal to the difference between the limited partner's "amount realized" from the merger and the limited partner's adjusted tax basis in the units converted. The "amount realized" will be a sum equal to the amount of cash received by the limited partner for the units in the merger, plus the amount of Prometheus Income Partners' liabilities allocable to the units as determined under Section 752 of the Internal Revenue Code. In general, a limited partner's initial tax basis in its units equals its cash investment in Prometheus Income Partners increased by that limited partner's share of Prometheus Income Partners' non-recourse liabilities at the time the units were acquired. Prometheus Development
Co. is not in a position to determine the tax impact on each of the limited partners.

     A limited partner's initial basis is generally increased by:

     - that limited partner's share of Partnership taxable income including its allocable share of taxable income for the year in which the merger occurs, and

     - any increases in that limited partner's share of non-recourse liabilities of Prometheus Income Partners.

     A limited partner's initial basis is generally decreased (but not below zero) by:

     -   that limited partner's share of Partnership cash distributions,

     - any decreases in that limited partner's share of non-recourse liabilities of Prometheus Income Partners,

     - that limited partner's share of losses of Prometheus Income Partners including an allocable share of tax loss for the year in which the merger occurs, and

     - that limited partner's share of nondeductible expenditures of Prometheus Income Partners that are not chargeable to capital.

     If a limited partner's adjusted tax basis is less than its share of Prometheus Income Partners' non-recourse liabilities, including as a result of the effect of net loss allocations and/or distributions exceeding the cost of its units, that limited partner's gain will exceed the cash proceeds it receives pursuant to the merger.

     Character of Gain or Loss

     Except as described below, the gain or loss recognized by a limited partner upon receipt of cash in the merger will generally be treated as a capital gain or loss if the units were held by the limited partner as a capital asset. This capital gain or loss will be treated as long-term capital gain or loss if the limited partner's holding period for the units exceeds one year.

     If any portion of the amount realized by a limited partner is attributable to "unrealized receivables," which includes recapture of certain depreciation deductions previously taken, or "inventory items," as defined in Section 751 of the Internal Revenue Code, then a portion of the limited partner's gain or loss may be ordinary rather than capital. In addition, a limited partner will be allocated its pro rata share of Prometheus Income Partners' taxable income or loss for the year in which the merger occurs, and therefore, will recognize ordinary income or loss in an amount equal to its allocable share of Prometheus Income Partners' ordinary income or loss. As described above, this allocation by Prometheus Income Partners to the limited partner for the year in which the merger occurs will affect the limited partner's tax basis in its units and, therefore, the taxation of the amount of that limited partner's taxable gain or loss upon the conversion of its units into cash in the merger.

     Passive Activity Losses

     Under Section 469 of the Internal Revenue Code, a non-corporate taxpayer or personal service corporation generally can deduct "passive activity losses" in any year only to the extent of the person's passive activity income for that year. Closely-held corporations may not offset these losses against so-called "portfolio" income. Substantially all post-1986 losses of limited partners from Prometheus Income Partners should be considered passive activity losses.
Limited partners may have "suspended" passive losses from Prometheus Income Partners (i.e., post-1986 net taxable losses in excess of statutorily permitted "phase-in" amounts which have not been used to offset income from other passive activities) which may be available to shelter gain from the receipt of cash in the merger in the manner described below.

     Limited partners that recognize a gain on the conversion of their units into cash in the merger will be entitled to use their current and "suspended" passive activity losses (if any) from Prometheus Income Partners and other passive sources to offset that gain. limited partners that recognize a loss on the conversion of their units into cash in the merger will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of their passive activity income from Prometheus Income Partners for that year (if any) plus any passive activity income from other sources for that year. The balance of any "suspended" losses from Prometheus Income Partners that were not otherwise utilized against passive activity income as described in the two preceding sentences will no longer be suspended and will therefore be
deductible (subject to any other applicable limitations) by that limited partner against any other income of that limited partner for that year, regardless of the character of that income. Accordingly, limited partners should consult their tax advisors concerning whether, and the extent to which, they have available suspended passive activity losses from Prometheus Income
Partners or other investments that may be used to offset gain from the conversion of their units into cash in the merger.

     Information Reporting, Backup Withholding and FIRPTA

     A limited partner whose units are converted into cash in the merger must file an information statement with its federal income tax return for the year in which the merger occurs which provides the information specified in Treasury Regulation Section 1.751-1(a)(3).

     Limited partners (other than tax-exempt persons, corporations and some foreign persons) may be subject to 31% backup withholding unless they provide a taxpayer identification number and certify that the taxpayer identification number is correct or properly certify that they are awaiting a taxpayer identification number. See the instructions to the letter of transmittal which will be sent to you after the merger is completed.

     Gain realized by a foreign limited partner on the conversion of units into cash in the merger will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under the FIRPTA provisions of the Internal Revenue Code, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold 10% of the amount realized on the disposition. Amounts withheld would be creditable against a foreign limited partner's federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a United States income tax return. See the instructions to the letter of transmittal which will be sent to you after the merger is completed.

     Consequences to a Tax-Exempt Limited Partner

     Although certain entities are generally exempt from federal income taxation, these tax-exempt entities (including individual retirement accounts (an "IRA")) are subject to federal income tax on any "unrelated business taxable income" ("UBTI"). UBTI generally includes, among other things, income (other than, in the case of property which is not "debt-financed property," interest, dividends, real property rents not dependent upon income or profits, and gain from disposition of non-inventory property) derived by certain trusts (including
IRAs) from a trade or business or by certain other tax-exempt organizations from a trade or business, the conduct of which is not substantially related to the exercise of the organization's charitable, educational or other exempt purpose and income to the extent derived from debt-financed property. Subject to certain exceptions, "debt-financed property" is generally any property which is held to produce income and with respect to which there is an "acquisition indebtedness" at any time during the taxable year. Acquisition indebtedness is generally indebtedness incurred by a tax-exempt entity directly or through a partnership:

          (a)     on acquiring or improving a property;

          (b) before acquiring or improving a property if the indebtedness would not have been incurred but for this acquisition or improvement; or

          (c) after acquiring or improving a property if the indebtedness would not have been incurred but for this PIP Partners - General or improvement and the incurrence of this indebtedness was reasonably foreseeable at the time of the PIP Partners - General or improvement.

     To the extent Prometheus Income Partners holds debt-financed property or inventory or other assets as a dealer, a tax-exempt limited partner (including an IRA) could realize UBTI on the conversion of a unit to cash. In addition, a tax-exempt limited partner will realize UBTI upon the conversion of a unit to cash, if the limited partner held its units as inventory or otherwise as dealer property, or acquired its units with acquisition indebtedness. However, any UBTI recognized by a tax-exempt limited partner as a result of a conversion of a unit to cash, in general, may be offset by the limited partner's net operating loss carryover (determined without taking into account any amount of income or deduction which is excluded in computing UBTI), subject to applicable limitations.

Anticipated Accounting Treatment

     Prometheus Income Partners will account for the transaction under the "purchase" method of accounting in accordance with generally accepted accounting principles.

Regulatory Requirements

     Except for the filing of the certificate of merger with the Secretary of State of the State of California pursuant to the Act, after the approval of the merger proposal and compliance with federal and state securities laws, neither PIP Partners nor Prometheus Development Co. is aware of any material United States federal or state or foreign governmental regulatory requirement necessary to be complied with or approval that must be obtained in connection with the transaction.

                              THE MERGER AGREEMENT

     This section of the Proxy Statement describes various aspects of the proposed transaction, including material provisions of the merger agreement. A copy of the merger is attached to this Proxy Statement as Appendix A, and is incorporated in this Proxy Statement by reference. Limited partners are urged to read carefully the merger agreement in its entirety.

Parties to the Merger

     For a description of the parties to the transaction, see Summary, Parties to the Transaction, page 8 hereto.

Structure; Consideration

     The transaction is a statutory merger whereby PIP Acquisition, an affiliate of Prometheus Development Co. and wholly owned subsidiary of PIP Partners, will merge into Prometheus Income Partners.

     If the partnership participates in the transaction, you will become entitled to receive $1,200 in cash for each of your units, and you will no longer be a limited partner of Prometheus Income Partners. The current holder of the equity of PIP Acquisition, PIP Partners, who is an affiliate of Prometheus Development Co., will hold all of the units. Member interests in PIP Acquisition will be converted on a one-for-one basis into units.

Closing of the Transaction

     The closing of the transaction will take place at a time and on a date which will be no later than twenty business days after the later of satisfaction or waiver of all conditions precedent to the closing of the transaction set forth in the merger, including the approval of the merger proposal. PIP Acquisition shall be merged with and into Prometheus Income Partners.
Prometheus Income Partners shall succeed to all of the assets and liabilities of PIP Acquisition.

Consent of Lender

     PIP Partners - General will pay any and all fees with respect to obtaining consent to the transaction by Prometheus Income Partners' lender, if necessary, but does not anticipate any fees will be required.

Payment of Merger Consideration

     Following the effective time of the merger, upon receipt by Prometheus Development Co. of a letter of transmittal from a limited partner, the limited partner will be entitled to receive a check in an amount equal to the product obtained by multiplying the number of units held by that limited partner by $1,200 per unit. Each holder of a unit shall cease to have any rights with respect thereto, except the right to receive the $1,200 per unit.

Expenses

     PIP Partners - General will pay all charges and expenses relating to the merger. These include an estimated $4,000 in SEC filing fees, $200,000 in legal fees, $15,000 in accounting fees, $20,000 in solicitation costs and fees, and $15,000 of printing costs. None of the payment agent, Prometheus Development Co., nor any of their respective affiliates will be liable to any limited partner for any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

     Prometheus Income Partners represented and warranted that:

     - Prometheus Income Partners is duly organized and existing as a limited partnership in good standing with full power and authority to conduct its business, and has the power and authority to execute and deliver this merger and consummate the transactions contemplated by that document, subject to the approval of the limited partners.

     - Other than potentially with respect to the partnership's financing arrangements, the execution, delivery and performance of the merger does not conflict with any mortgage, result in the creation of any lien, or otherwise adversely affect the rights or privileges of Prometheus Income Partners.

     - Other than certain mortgages, taxes and liens not yet due and payable, covenants, conditions and restrictions of record, Prometheus Income Partners has good and marketable title to all of Prometheus Income Partners' assets free and clear of all liens.

     - Other than the hardboard siding litigation discussed in this document, Prometheus Income Partners is involved in no material litigation.

     PIP Acquisition and PIP Partners - General represented and warranted that:

     - Each of them is duly organized and existing as a limited liability company in good standing with full power and authority to conduct its business, and has the power and authority to execute and deliver the merger and consummate the transactions contemplated by that document.

     - PIP Partners has adequate funds available out of current resources to pay the $1,200 in cash for each unit to all holders of units (other than PIP Partners - General). While as of the date of the merger agreement PIP Partners had such funds, at the time the merger is consummated, PIP Partners may need to have acquired additional financing to complete the merger. Please see the discussion under the caption "Consideration and Financing" beginning on page 16.

Certain Covenants

     Prometheus Income Partners agreed to hold a meeting of the limited partners at which the limited partners will have the opportunity to vote their units for or against the transactions contemplated by this Agreement. PIP Partners agreed to vote its units for or against the transactions contemplated by this Agreement in the same proportion as the total number of units voted by limited partners unaffiliated with PIP Partners.

Conditions

     The obligations of PIP Acquisition, PIP Partners and Prometheus Income Partners to effect the merger are subject to the fulfillment or waiver of the following conditions:

     - No court or other governmental entity shall have issued an order that prohibits consummation of the merger, restricts the operations of Prometheus Income Partners or PIP Partners which would result in a material adverse effect, or instituted any proceeding seeking any similar order.

     - All material approvals (if any) from governmental entities necessary for the consummation of the merger shall have been obtained.

     The obligations of Prometheus Income Partners are further subject to the condition (or waiver by Prometheus Income Partners) at or prior to the effective date of the merger that the representations and warranties of PIP Acquisition and PIP Partners shall be true and correct, and the merger shall have been approved by the limited partners. If a material condition to the merger is waived by either party, the general partner and the acquiring parties do not intend to resolicit the approval of the transaction by the limited partners.

     The obligations of PIP Acquisition and PIP Partners are further subject to the conditions (or waiver by PIP Acquisition) at or prior to the effective date of the merger that the representations and warranties of Prometheus Income Partners set forth in this document shall be true and correct at and as of the closing date, and the holders of the deeds of trust referred to in the merger consent to the merger on terms acceptable to PIP Partners, and there is no material adverse change in the assets, business, financial condition or prospects of Prometheus Income Partners.

Termination

     The Merger Agreement may be terminated at any time prior to the effective date of the merger by the mutual written consent of Prometheus Income Partners and PIP Partners - General upon written notice given to the other party of a material breach of the Agreement if not cured within thirty (30) days, or by PIP Partners or Prometheus Income Partners if the merger has not yet been consummated on or before September 30, 2000.

                    ADDITIONAL INFORMATION CONCERNING UNITS

     As of September __, 2000, there were 18,995 units outstanding and 1,040 holders of record of those units.

     Except as described below, privately negotiated sales and sales through intermediaries currently are the only means available to a limited partner to liquidate an investment in units because the units are not listed or traded on any exchange or quoted on any NASDAQ list or system. High and low sales prices of units may be obtained through certain entities such as Partnership Profiles, Inc., an independent, third-party source which reports this type of information; however, the gross sales prices reported by Partnership Profiles, Inc. do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The most recent data reported by Partnership Profiles, Inc. (an independent third party source which reports sale information) indicates that 80 units traded in the period from October
1999 through March 2000 at per unit prices between $532 and $558 with a weighted average price of $538.50 per unit.

     The table below sets forth the high and low sales prices from April 1998 through June 2000 for all sales of units as reported by Prometheus Development Co. on a quarterly basis:


                                                        Trading Prices
     Period                         Amount        High                   Low
     1998     2nd Quarter          50 units       $495                  $495
              3rd Quarter         116 units       $505                  $450
              4th Quarter                 No Trades
     1999     1st Quarter          85 units       $601                  $500
              2nd Quarter          79 units       $503                  $500
              3rd Quarter          20 units       $530                  $503
              4th Quarter         131 units       $530                  $530
     2000     1st Quarter         100 units       $550                  $550
              2nd Quarter          60 units       $525                  $525


     The table below sets forth the number of units purchased and the prices paid by PIP Partners - General from April 1998 through June 2000.

     Period                         Amount              Trading Price
     1998     2nd Quarter          50 units                 $495
              3rd Quarter          96 units                 $495
              4th Quarter                     No Trades
     1999     1st Quarter          55 units                 $503
              2nd Quarter          29 units                 $503
              3rd Quarter          10 units                 $503
              4th Quarter         131 units                 $530
     2000     1st Quarter         100 units                 $550
              2nd Quarter          60 units                 $525

     The units currently are registered under Section 12(g) of the Exchange Act, which means, among other things, that Prometheus Income Partners is required to file periodic reports with the Securities and Exchange Commission and to comply with the Commission's proxy rules. The consummation of the merger will cause the units to cease to be registered under Section 12(g)(4) of the Exchange Act because the units will be held by fewer than 300 persons.

Principal Holders of Units

     As of June 20, 2000, PIP Partners - General held 18.2% of the outstanding units, or 3,451 units. 99% of the member interests of PIP Partners are held by Sanford N. Diller and Helen P. Diller as Trustees of The DNS Trust, and 1% of these interests are held by Jaclyn P. Safier, the Diller's daughter. No other units were beneficially held by Prometheus Development Co., Prometheus Income Partners, PIP Partners, PIP Acquisition, or any officers, directors, employees and affiliates of Prometheus Development Co., Prometheus Income Partners, PIP Partners or PIP Acquisition. No other person was known to Prometheus Development Co. to own beneficially 5% or more of the outstanding units.

     Other than the past contacts, transactions and negotiations described in this Proxy Statement, no contacts, transactions or negotiations concerning a merger, consolidation, acquisition, tender offer or other acquisition of units, election of directors or sale or other transfer of a material amount of assets of Prometheus Income Partners which are known by Prometheus Income Partners to have been entered into or to have occurred in the past two years between any affiliates of Prometheus Income Partners or between Prometheus Income Partners or any of its affiliates and any person who is not affiliated with Prometheus Income Partners and who would have a direct interest in those matters.

Contracts, Arrangements and Understandings

     Except for the merger agreement and the partnership agreement, none of Prometheus Income Partners, Prometheus Development Co., PIP Acquisition or PIP Partners - General or any of the named persons, has any arrangement, contract, relationship or understanding with any person with respect to any units, including any arrangement, contract, relationship or understanding concerning the transfer or the voting of any units, any joint venture, any loan or option arrangement, any put or call, any guarantee of a loan, any guarantee against loss, or any giving or withholding of any authorization, consent or proxy.

Plans or Proposals

     Except as generally described in this Proxy Statement, none of Prometheus Income Partners, Prometheus Development Co., PIP Partners - General, PIP Acquisition, or any of the natural persons named in this document, has any plan or proposal regarding any action or transaction which is to occur after the transaction to which this Proxy Statement relates and which relates to or would result in any extraordinary corporate transaction involving Prometheus Income Partners, any sale or transfer of a material amount of Prometheus Income Partners' assets, any change in Prometheus Income Partners' management, any material change in Prometheus Income Partners' present distribution rate or policy or indebtedness or capitalization, or any other material change in Prometheus Income Partners' structure or business.


       CERTAIN FINANCIAL PROJECTIONS AND VALUATIONS OF THE PARTNERSHIP

     Prometheus Income Partners does not as a matter of course publicly disclose internal budgets, plans, estimates, forecasts or projections as to future revenues, earnings or other financial information. The projected financial data set forth below reflect information which was contained in projections prepared by Prometheus Development Co. These projections were based upon a variety of estimates and assumptions; the material ones are set forth below. The estimates and assumptions underlying the projections involved judgments with respect to, among other things, future economic, competitive, and financial market conditions and future business decisions which may not be realized and are inherently subject to significant business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the control of Prometheus Income Partners. While Prometheus Development Co. believes these estimates and assumptions are reasonable, there can be no assurance that the projections will be accurate, and actual results may vary materially from those shown. In light of the uncertainties inherent in forward-looking information of any kind, the inclusion of these projections in this document should not be regarded as a representation by Prometheus Income Partners, Prometheus Development Co. or any other person that the anticipated results will be achieved and limited partners are cautioned not to place undue reliance on this information.

     Except as required by law, Prometheus Income Partners does not intend to update or otherwise revise any of the projections set forth below. The information set forth below should be read together with the information contained in Prometheus Income Partners' Annual Report on Form 10-K for the year ended December 31, 1999 and Prometheus Income Partners' Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, which are being mailed with this Proxy Statement to all limited partners, and the other information included or incorporated by reference in this Proxy Statement.

     The financial information for 1999 and 1998 is provided for comparison purposes only. All numbers are in thousands of dollars, and are unaudited.


                           2000 Estimate           1999                   1998

Total Revenues                 $ 6,305           $ 6,106               $ 5,991

Total Operating Expenses         5,148             4,675                 5,095

Net Operating Income           $ 1,157           $ 1,431                 $ 896

Net Cash Flow                  $ 1,856           $ 1,327               $ 1,032

Beginning Cash (Including        6,500             5,173                 4,141
Restricted Cash)

Ending Cash (Including         $ 8,356           $ 6,500               $ 5,173
Restricted Cash)



     Based on these projections, which assume that current occupancy rates will be maintained and the continued growth in rental demand in the locales in which the partnership's properties are located, and a calculation of the fair saleable value of the partnership's properties at prevailing market rates, Prometheus Development Co. estimates the value of each limited partner unit to be approximately $761. This estimate includes an assumption fee of approximately $261,000 that would be assessed upon a change in control of the properties, but does not give effect to any prepayment penalties that might adhere if the loans on the properties were paid off in connection with any sale of the properties or the partnership. This estimate assumes costs to repair known and unknown defects of approximately $19.6 million. The actual costs to repair could be higher or lower than this figure. This estimate also does not account for the ongoing costs of maintaining litigation or any recovery in such matters. If the partnership were to recover all or a substantial portion of these costs of repair from third parties, the value of the limited partnership units would increase accordingly. While the general partner believes it has valid claims in this litigation, there is no assurance it will recover all or any of such amounts on that the costs of pursuing this litigation over time would not substantially diminish the value of such recovery. This estimate also does not account for claims being asserted against the partnership in this litigation, which would adversely impact the valuation, although the general partner does not believe these claim to be material. Finally, this estimate does not factor in the minority discount that likely would be applied in the case of discrete sales of units in secondary markets.


                       RELATED SECURITY HOLDER MATTERS

     Because the merger may be considered a "going private" transaction, Prometheus Income Partners, PIP Partners - General, PromHill, Inc., Prometheus Development Co., Sanford N. Diller And Helen P. Diller as Trustees of The DNS Trust, Helen P. Diller and Sanford N. Diller have filed a Schedule 13E-3 with the SEC with respect to the transaction. Therefore, each of them has been included as a filing person on this Schedule 13E-3. The Schedule 13E-3 requires the persons filing the Schedule 13E-3 to furnish certain additional information with respect to transactions of the filing persons involving Prometheus Income Partners or the units.

                          FORWARD-LOOKING STATEMENTS

     This Proxy Statement and the documents incorporated by reference contain certain forward-looking statements regarding the operations and business of Prometheus Income Partners. Statements in this document that are not historical facts are "forward-looking statements." These forward-looking statements include those relating to:

     -   Prometheus Income Partners' future business prospects;

     -   the outcome of current litigation;

     -   possible acquisitions; and

     - projected revenues, working capital, liquidity, capital needs, interest costs and income.

     The words "estimate," "project," "intend," "expect" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this Proxy Statement.
Wherever they occur in this Proxy Statement or in other statements attributable to Prometheus Income Partners, Prometheus Development Co., forward-looking statements are necessarily estimates reflecting best judgments. However, these statements still involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. This forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this Proxy Statement and other factors set forth from time to time in Prometheus Income Partners' reports and other information filed with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Prometheus Income Partners disclaims any intent or obligation to update forward-looking statements, except as required by law. Moreover, Prometheus Income Partners, through senior management of Prometheus Development Co. may from time to time make forward-looking statements about the matters described in this document or other matters concerning Prometheus Income Partners.

     Prometheus Income Partners does not as a matter of course make available any projections, forecasts, internal budgets, plans or estimates as to future performance, revenues, earnings or other financial information , and the forecasts set forth above are included in this proxy statement only because the forecasts contained in projections prepared by Prometheus Development Co. prior to the inception of this transaction. These forecasts were not prepared with a view to disclosure to any person or in compliance with Generally Accepted Accounting Principles or standards regarding projections and forecasts. These forecasts were prepared solely for internal use and are subjective in many respects and thus susceptible to various interpretations and periodic revision based on actual experience and business developments. The estimates and assumptions underlying the projections involved judgments with respect to, among other things, future economic, competitive, and financial market conditions, contingencies and future business decisions which may not be realized and are inherently subject to significant financial, market, business, economic and competitive uncertainties, all of which are difficult to predict and many of which are beyond the control of Prometheus Income Partners.

     While Prometheus Development Co. believes these estimates and assumptions are reasonable, there can be no assurance that the projections will be accurate, and actual results may vary materially from those shown. These projections were based upon a variety of estimates and assumptions, the material ones of which are set forth above. The forecasts were prepared in November 1999 (and the estimate of the liquidation value of the units was prepared in May 2000 based on these forecasts). Due to the passage of time and changes in circumstances, many of the assumptions on which they were based may no longer be valid. It is expected that there will be differences between the actual and forecast results and that the actual results may be materially higher or lower than those projected. None of Prometheus Income Partners, PIP Acquisition, Prometheus Development Co. or PIP Partners - General assumes any responsibility for the accuracy or validity of any of these forecasts, and inclusion of the foregoing forecasts should not be regarded as an indication that Prometheus Income Partners, PIP Acquisition, Prometheus Development Co. or PIP Partners - General considers it an accurate prediction of future events. In light of the uncertainties inherent in forward-looking information of any kind, the inclusion of these projections in this document should not be regarded as a representation by Prometheus Income Partners, Prometheus Development Co., PIP Acquisition or PIP Partners - General or any other person that the anticipated results will be achieved and limited partners are cautioned not to place undue reliance on this information.

                         LIMITED PARTNER PROPOSALS

     If the merger of Prometheus Income Partners is consummated, there will be no limited partners of Prometheus Income Partners other than PIP Partners - General. If the transaction is not consummated with respect to Prometheus Income Partners, limited partners would continue to be entitled to participate in future meetings in accordance with the terms of the partnership agreement of Prometheus Income Partners. Other than the meeting scheduled to consider and vote on the merger proposal, there are no meetings scheduled, and Prometheus Development Co. cannot predict when, if ever, future meetings may be called. Meetings may be called upon notice by Prometheus Development Co. to the limited partners or by notice to Prometheus Development Co. by limited partners holding at least 10% of the outstanding units. Any proposals by limited partners intended to be presented at a meeting must be received by Prometheus Income Partners not less than 60 nor more than 90 days prior to this meeting, provided that, in the event that Prometheus Income Partners gives less than 10 days' notice or prior public disclosure of the date of the meeting, notice must be received by Prometheus Income Partners no later than the close of business on the tenth day following this notice or prior public disclosure. For a limited Partner to bring other business before a meeting, timely notice must be received by Prometheus Income Partners within the time limits described above. This notice must include a description of the proposed business, the reasons therefore, and other specific matters. In each case, the notice must be given to Prometheus Income Partners at Prometheus Income Partners' principal address. Any limited partner desiring a copy of the partnership agreement of Prometheus Income Partners will be furnished a copy without charge upon written request to Prometheus Income Partners.

                     WHERE YOU CAN FIND MORE INFORMATION

     As required by law, Prometheus Income Partners files reports, proxy statements and other information with the Commission. You can read and copy these materials at the public reference facilities maintained by the Commission at:

            Room 1024
            450 Fifth Street, N.W.
            Washington, D.C.  20549

     and at the following regional offices of the Commission:

            7 World Trade Center
            13th Floor
            New York, New York 10048

     and

            Suite 1400
            500 West Madison Street
            Chicago, Illinois 60661.

     For further information concerning the Commission's public reference rooms, you may call the Commission at 1-800-SEC-0330. Some of this information may also be accessed on the World Wide Web through the SEC's Internet address at "http://www.sec.gov."Copies of the Schedule 13E-3 may be read and copied at the public reference facilities maintained by the Commission, which facilities are listed above, or may be accessed on the World Wide Web through the Commission's Internet address at "http://www.sec.gov."

     Copies of the Schedule 13E-3 and copies of the documents listed in above are also available for inspection and copying at the principal executive offices of Prometheus Income Partners during its regular business hours by any interested limited partner of Prometheus Income Partners or a representative of that limited partner who has been so designated in writing.

     You should rely only on the information contained in (or incorporated by reference into) this Proxy Statement in connection with your consideration of the merger proposal. Neither Prometheus Development Co. nor Prometheus Income Partners has authorized anyone to give any information different from the information contained in (or incorporated by reference into) this Proxy Statement. This Proxy Statement is dated September __, 2000. You should not assume that the information contained in this Proxy Statement is accurate as of any later date, and the mailing of this Proxy Statement to limited partners shall not create any implication to the contrary.

                         ANNUAL REPORT AND QUARTERLY REPORT

     Prometheus Income Partner's Annual Report on Form 10-K for the year ended December 31, 1999, and Prometheus Income Partners' Quarterly Report on Form 10-Q for the quarter ended June 30, 2000 (in each case, not including exhibits to those reports), are being mailed with this Proxy Statement to all limited partners.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this Proxy Statement. We incorporate by reference the documents listed below:

     - Annual Report on Form 10-K for the year ended December 31, 1999, including the financial statements set forth in that document;

     - Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2000, including the financial statements set forth in that document; and

     - Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, including the financial statements set forth in that document.

     We will mail these filings within one business day to any person, including any beneficial owner, to whom this Proxy Statement is delivered, at no cost, upon written or oral request to 350 Bridge Parkway, Redwood City, California 94065-1517.

                                 OTHER MATTERS

     Prometheus Income Partners does not know of any matter other than those described in this Proxy Statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the units represented by those proxies in accordance with the judgment of Prometheus Development Co.

     Any copies of any written instructions, forms or other materials related to oral solicitations of proxies will be filed as exhibits to this document.

     Prometheus Development Co. has made no provision to grant limited partners unaffiliated with Prometheus Development Co. access to the corporate files of Prometheus Development Co., nor to provide counsel to any unaffiliated limited partners at Prometheus Development Co.'s expense.





                                   APPENDIX A
                         Agreement and Plan of Merger


                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is entered into as of June 22, 2000, by and among Prometheus Income Partners, a California limited partnership (the "Partnership") PIP Partners - General, LLC, a California limited liability company ("PIP General") and PIP Acquisition, LLC, a California limited liability company and a wholly-owned subsidiary of PIP General ("Acquisition").

     WHEREAS, the parties now desire to merge Acquisition with and into the Partnership (the "Merger") on the terms and conditions hereinafter set forth and in accordance with the provisions of Sections 15678.1-.9 of the California Revised Uniform Limited Partnership Act, as amended (the "Act") and Sections 17550-17556 of the Beverly-Killea Limited Liability Company Act (the "LLC Act") and

     WHEREAS, Acquisition has been formed for such purpose;

     NOW THEREFORE, BE IT RESOLVED, that in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


                              ARTICLE I
                          TERMS OF MERGER

     Acquisition shall be merged with and into the Partnership in a statutory merger in accordance with the Act and the LLC Act on the terms and subject to the conditions set forth in this Agreement.


                             ARTICLE II
                          EFFECT OF MERGER

     On the "Effective Date" (as defined below):
    (1)  Acquisition shall be merged with and into the Partnership;

    (2) the Partnership shall possess all the rights, privileges, immunities and franchises of Acquisition, and all property, real, personal and mixed, and debts due on whatever account, and every other interest belonging to or due to Acquisition (including, but not limited to, liability for any fees or franchise taxes due and owing to the Secretary of State of California as of the Effective
Date) shall be deemed to be transferred to and vested in the Partnership, without further act, deed or transfer;

    (3) the Partnership shall thenceforth be responsible for and subject to allof the debts, liabilities and obligations of Acquisition in the same manner as if the Partnership had itself incurred them;

   (4) any claim, existing action, or proceeding pending by or against Acquisition may be prosecuted to judgment by the Partnership; and

   (5) neither the rights of creditors nor any liens upon the property of Acquisition shall be impaired by the Merger.

The "Effective Date" shall be the date following the satisfaction of the conditions set forth in Article VIII hereof on which a Certificate of Merger is filed with the Secretary of State of the State of California in accordance with the Act and the LLC Act, which date shall be not greater than twenty days following the approval of the Merger by the limited partners of the Partnership (the "Limited Partners").


                               ARTICLE III
                 MANNER AND BASIS OF CONVERTING INTERESTS

     As of the Effective Date, by virtue of the Merger and without any action on the part of any party hereto:

     (1) Each limited partner interest in the Partnership (each, a "Unit") outstanding immediately prior to the Effective Date (other than any such Unit held by PIP General) shall be converted into and shall become the right to receive cash (without interest thereon) in an amount equal to $1,200 (the "Merger Consideration") upon surrender of a duly executed letter of transmittal by the holder of such Unit in form and substance reasonably satisfactory to PIP General. As of the Effective Date, each such Unit shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and the holder of such Unit shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

     (2) As of the Effective Date, each member interest in Acquisition issued and outstanding as of the Effective Date shall be converted into one newly-issued Unit.


                                  ARTICLE IV
                     CHARTER DOCUMENTS; GENERAL PARTNER

     (1) The Certificate of Limited Partnership and Second Amended and Restated Limited Partnership Agreement of the Partnership dated October 1, 1992 (the "Partnership Agreement"), each as in effect on the Effective Date, shall be the charter documents of the Partnership until duly amended or changed in accordance with the Partnership Agreement and the Act.

     (2) Subject to and in accordance with the Partnership Agreement, Prometheus Development Co., Inc. will continue as the general partner of the Partnership.


                                  ARTICLE V
                   PARTNERSHIP REPRESENTATIONS AND WARRANTIES

     The Partnership hereby represents and warrants that:
     (1) The Partnership has been duly organized and is existing as a limited partnership in good standing under the laws of the State of California with full power and authority to own and lease its properties and to conduct its business as currently conducted.

     (2) The Partnership has the power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery by it of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action by the Partnership other than the approval of Limited Partners holding at least 50% of the issued and outstanding Units. This Agreement (assuming the due authorization, execution and delivery hereof by the other parties hereto) constitutes the legal, valid and binding obligation of the Partnership, enforceable against it in accordance with the terms hereof.

     (3) Other than as follows, the execution, delivery and performance of this Agreement and the consummation of the transactions will not (i) conflict with or result in a breach or violation of any terms or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which the Partnership is a party or by which the Partnership or its assets is bound or affected, (ii) result in the violation of the provisions of the formation documents of the Partnership or any legal requirement applicable to or binding upon the Partnership, (iii) result in the creation or imposition of any lien upon any property or asset of the Partnership, (iv) require the consent of any person to the transactions contemplated hereby that has not heretofore been obtained other than the consent of the Limited
Partners and of The Prudential Insurance Company of America or (v) otherwise adversely affect the contractual or other legal rights or privileges of the
Partnership:

       (a) Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents and Proceeds dated as of December 23, 1997, with respect to Alderwood; and

       (b) Deed of Trust, Security Agreement and Fixture Filing with Assignment of Rents and Proceeds dated as of December 23, 1997, with respect to Timberleaf.

     (4) Other than as follows, or as otherwise disclosed in this Agreement as of the date of this Agreement, the Partnership has good and marketable title to all of the Partnership's assets free and clear of all liens:

       Mortgages and liens not yet due and payable, convenants, conditions and restrictions of record

     (5) Other than the hardboard siding litigation discussed in the Partnership's Form 10-Q/A dated as of March 31, 2000, as of the date of this Agreement, neither the Partnership nor its assets is involved in material litigation.


                               ARTICLE VI
                            VOTING OF UNITS

     (1) The Partnership hereby covenants and represents that as promptly as practicable following the date hereof it shall hold a meeting (the "Meeting") of the Limited Partners at which the Limited Partners will have the opportunity to vote their Units for or against the transactions contemplated by this Agreement.

     (2) At the Meeting, PIP General hereby covenants and represents that it shall vote its Units for or against the transactions contemplated by this Agreement in the same proportion as the total number of Units voted by Limited Partners unaffiliated with PIP General or the General Partner.

     (3) The Partnership shall use reasonable commercial efforts to obtain the approval of the Merger by the Limited Partners at the Meeting.


                              ARTICLE VII
       PIP GENERAL AND ACQUISITION REPRESENTATIONS AND WARRANTIES

     Each of PIP General and Acquisition hereby represents and warrants that:

     (1) Such party has been duly organized and is existing as a limited liability company in good standing under the State of California with full power and authority to own and lease its properties and to conduct its business as currently conducted.

     (2) Such party has the power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations under this Agreement. The execution and delivery by such party of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary limited liability company action. This Agreement (assuming the due authorization, execution and delivery hereof by the other parties hereto) constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

     (3) Such party's execution, delivery and performance of this Agreement and the consummation by it of the transactions contemplated hereby will not (i) conflict with or result in a breach or violation of any terms or provision of, or constitute a default under (with or without notice or passage of time, or both), or otherwise give any person a basis for accelerated or increased rights or termination or nonperformance under, any indenture, mortgage, deed of trust, loan or credit agreement, lease, license or other agreement or instrument to which such party is a party or by which it or its assets is bound or affected,
(ii) result in the violation of the provisions of the formation documents of such party or any legal requirement applicable to or binding upon such party, (iii) result in the creation or imposition of any lien upon any property or asset of such party, (iv) require the consent of any person to the transactions contemplated hereby that has not heretofore been obtained or (v) otherwise adversely affect the contractual or other legal rights or privileges of such party.

     (4) Acquisition, PIP General and their affiliates have adequate funds available out of current resources to pay the Merger Consideration to all holders of Units (other than PIP General).


                              ARTICLE VIII
                               CONDITIONS

     (1) The obligations of each party hereto to effect the Merger shall be subject to the fulfillment (or waiver by each party hereto) at or prior to the Effective Date of the following conditions:

       (a) No court or other governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (i) that is in effect and prohibits consummation of the Merger or any other transactions with respect to any party hereto expressly contemplated by this Agreement, or (ii) that is enacted, issued, promulgated, enforced or entered after the date of this Agreement and, in any such case, is in effect and imposes restrictions on any party hereto with respect to the business operations thereof that would result in a material adverse effect on the assets, business, financial condition or prospects thereof (clauses (i) and (ii), collectively, and "Order"), and no governmental entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order, and no other person shall have instituted any proceeding seeking any such Order which is reasonably likely to succeed.

       (b) All material actions by, and all consents, approvals, orders or authorizations from, or filings with, governmental entities of competent authority necessary for the consummation of the Merger or any other transactions expressly contemplated by this Agreement shall have been obtained or made, as the case may be.

     (2) The obligations of the Partnership to effect the Merger and the other transactions relating to the Partnership which are contemplated by this Agreement to be performed by it are further subject to the condition (or waiver by the Partnership) that:

       (a) the representations and warranties of PIP General and Acquisition set forth herein shall be true and correct at and as of the closing date; and

       (b) this agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite approval of the Limited Partners.

     (3) The obligations of PIP General and Acquisition to effect the Merger and the other transactions contemplated by this Agreement which are to be performed by it are further subject to the conditions (or waiver by PIP General and Acquisition) that:

       (a) the representations and warranties of the Partnership set forth herein shall be true and correct at and as of the closing date;

       (b) the holders of the deeds of trust referred to in Article V, Section 3 above consent (if necessary) to the Merger on terms acceptable to PIP General and Acquisition; and

       (c) there is no material adverse change, from and after the date hereof, in the assets, business, financial condition or prospects of the Partnership.


                              ARTICLE IX
                             TERMINATION

     This Agreement may be terminated at any time prior to the Effective Date (regardless of whether or not the requisite approvals of the Limited Partners have been obtained) as follows:

     (1) by the mutual written consent of the Partnership, PIP General and Acquisition;

     (2) by the Partnership, on the one hand, or PIP General and Acquisition, on the other hand, upon written notice given to the other if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the transactions contemplated by this Agreement shall have become final and nonappealable;

     (3) by PIP General or Acquisition upon written notice given to the Partnership, upon a material breach on the part of the Partnership of any representation, warranty, covenant, obligation or agreement of the Partnership set forth herein that is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by PIP General or Acquisition to the Partnership;

     (4) by the Partnership upon written notice given to PIP General or Acquisition, upon a material breach on the part of PIP General or Acquisition of any representation, warranty, covenant, obligation or agreement of PIP General or Acquisition set forth herein that is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Partnership to PIP General or Acquisition; or

     (5) by PIP General, Acquisition or the Partnership if the Merger has not yet been consummated on or before September 30, 2000.


                              ARTICLE X
                            MISCELLANEOUS

     (1) The parties hereto each agree to do, execute, acknowledge and deliver all such further acts, instruments and assurances, and to take all such further action, including, without limitation, the execution and filing of such instruments in the State of California and any other State as should be necessary or desirable to carry out this Agreement and to consummate and effect the Merger.

     (2) This Agreement shall be governed by and construed in accordance with the laws of California.

     (3) All of the representations, warranties, covenants, agreements and undertakings set forth in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations, warranties, covenants, agreements and undertakings set forth in this Agreement shall terminate as of the Effective Date, and shall have no further force or effect.

     (4) Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement, including, without limitations, the fees, expenses and disbursements of counsel, financial advisors and accountants, shall be paid by PIP General and/or Acquisition.

     (5) None of the General Partner, PIP General, Acquisition or any payment agent retained in connection herewith, nor any of their respective affiliates, will be liable to any Limited Partner for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.



     IN WITNESS WHEREOF, the Partnership, PIP General and Acquisition have each caused this Agreement to be effective as of the date and the year first written above.


                       PROMETHEUS INCOME PARTNERS,
                       a California Limited Partnership

                       By:  PROMETHEUS DEVELOPMENT CO.,
                            INC., a California Corporation, its General
                            Partner

                       By:  /s/ John J. Murphy
                            Name:   John J. Murphy
                            Title:  Vice President

                       PIP ACQUISITION, LLC, a California Limited
                       Liability Company

                       By:  PROMHILL, INC., a California Corporation,
                            its Manager

                        By:  /s/ Vicki R. Mullins
                            Name:   Vicki R. Mullins
                            Title:  Vice President



                       PIP PARTNERS - GENERAL, LLC, a California Limited Liability Company

                       By:  PROMHILL, INC., a California Corporation,
                            its Manager

                       By:  /s/ Vicki R. Mullins
                            Name:   Vicki R. Mullins
                            Title:  Vice President


                              APPENDIX B
   Second Amended and Restated Limited Partnership Agreement of the Partnership

	SECOND AMENDED AND RESTATED
	LIMITED PARTNERSHIP AGREEMENT OF
	PROMETHEUS INCOME PARTNERS
	A CALIFORNIA LIMITED PARTNERSHIP

	THIS SECOND AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT is made by and among Prometheus Development Co., Inc., a California corporation, as the General Partner, and Prom XX, Inc., a California corporation, as the Initial Limited Partner, and the parties admitted as Limited Partners.

	RECITALS

	Alderwood Apartments, Ltd., a California Limited Partnership (the "Partnership"), was organized under the California Revised Limited Partnership Act and under a Limited Partnership
Agreement, dated as of April 15, 1985 (the "Original Agreement"), with Prometheus Partners-Alderwood Apartments, Ltd., a California Limited Partnership, as its general partner. Prometheus
Development Co., Inc. was added as a general partner of the Partnership on September 2, 1986. Upon the withdrawal of the Partnership's original general partner, Prometheus Development
Co., Inc. became the sole general partner of the Partnership on September 4, 1986. The Partnership's name was changed to
Prometheus Development/Income Partners, a California Limited Partnership, in September 1986. In December 1986, the
Partnership's name was changed to Prometheus Income Partners, a California Limited Partnership.

	The General Partner and the Initial Limited Partner entered into the First Amended and Restated Limited Partnership
Agreement, dated as of September 19, 1986 (the "Amended
Agreement"), under which the Original Agreement was amended to provide for the public sale of Units.

	The General Partner has contributed $1,000 to the capital of the Partnership. The Initial Limited Partner has contributed $10 to the capital of the Partnership and shall withdraw as a Limited Partner and have its interest redeemed at cost upon the admission of additional Limited Partners.

	The Partnership plans to develop, to hold, and ultimately to sell two multi-family apartment complexes located in Santa Clara, California. The principal investment objectives of the Partnership are to preserve and protect the Partnership's capital, to obtain capital appreciation from the effective management and sale of the Properties, and to provide "tax sheltered" distributions of cash from operations beginning in 1987.

	The Partners now desire to amend and restate the Amended
Agreement.

	NOW, THEREFORE, the Partnership's amended and restated partnership agreement is set forth in its entirety as follows:


	ARTICLE 1

	DEFINITIONS

	As used in this Agreement, the following terms have the definitions hereinafter indicated. These terms shall supersede and replace any other definitions contained in the California
Revised Limited Partnership Act.

	"Acquisition Expenses" shall mean expenses including but not limited to legal fees and expenses, travel and communication expenses, costs of appraisals, accounting fees and expenses, title insurance, and miscellaneous expenses related to selection and acquisition of the Properties.

	"Acquisition Fees" shall mean the total of all fees and commissions paid by any party in connection with the purchase of the Properties by the Partnership, including real estate commissions, selection fees, development fees, non-recurring management fee or any fee of a similar nature, however designated.

	"Act" shall mean the California Revised Limited Partnership Act, as amended from time to time.

	"Affiliate" shall mean (i) any Person or entity directly or indirectly controlling, controlled by or under common control with another Person or entity, (ii) any Person or entity owning or controlling 10% or more of the outstanding voting securities of such other entity, (iii) any officer, director or partner of such entity, and (iv) any company for which such Person or entity acts as an officer, director, trustee or partner.

	"Agreement" shall mean this Second Amended and Restated
Limited Partnership Agreement as it may be amended or restated from time to time.

	"Assignee" shall mean a person who has acquired a beneficial interest in one or more Units from a Limited Partner or an assignee thereof but who is not a Substituted Limited Partner.

	"Broker/Dealers" shall refer to the NASD registered broker-dealer firms which have entered into a Selling Agreement with the Principal Distributor for the sale of Units.

	"Capital Contributions" shall mean $1,000 per Unit for all Units sold including those sold net of underwriting commissions and the Distributor Fee pursuant to Section 3.5 of the Agreement.

	"Certificate(s) of Limited Partnership" shall mean the document, and any amendments thereto, required to be executed by the General Partner and/or Limited Partners and filed in the Office of the California Secretary of State, and in the appropriate governmental offices or county recorders of other states in which the Partnership may do business, in order to create the Partnership and to obtain and preserve the limitations on personal liability of the Limited Partners under applicable law.

	"Completion Date" shall mean the date on which the offering of Units terminates, which shall be the earlier of (a) the date all of the Units are sold, (b) February 12, 1988, unless the offering is extended by the General Partner for up to an additional 12 months, or (c) the date the General Partner, in its sole discretion, terminates the offering.

	"Completion Guaranty" shall mean the guaranty of the General Partner to the Partnership, pursuant to Section 6.11 of the Agreement, that the Properties will be completed free and clear of all financing and construction liens (except any liens secured by deeds of trust described in the Prospectus) at a total cost not to exceed approximately $28,807,000, exclusive of negative cash flow associated with lease-up expenses and the first year of operations.

	"Completion Guaranty Fee" shall mean a fee equal to $600,000 payable to the General Partner in consideration for the Completion Guaranty.

	"Control Person" shall mean those persons who perform a function similar to the chairman of the board or a member of the board of directors, executive management (such as the president, vice president, corporate secretary or treasurer), senior management (such as the vice president of an operating division who reports directly to executive management), or a person holding 5% or more equity interest in the General Partner or its Affiliates or having the power to direct or control the direction of the General Partner or its Affiliates, whether through ownership of voting securities, by contract or otherwise.

	"Cost of Partnership Property" shall mean the total consideration paid to acquire a Property, whether paid to the seller, the General Partner or any other person, including cash and all liens and mortgages on the Property but excluding points and prepaid interest and the "Cost Of All Partnership Properties" shall be the sum total of the "Cost of Partnership Property" for each Property.

	"Credit Enhancement" shall mean a credit instrument including but not limited to a bond from a AAA insurance company, a forward commitment from a lender or a letter of credit satisfactory to and for the benefit of the lender of the permanent financing insuring that the loans secured by the Properties will be paid within a specified period after the permanent financing is funded.

	"Distributable Cash from Operations" shall mean the funds provided from Partnership operations, excess Working Capital Reserves and interest on the Partnership's cash and investments, without deduction for non-cash expenses (such as depreciation and amortization and any accrued debt service not yet payable), but after deducting cash funds used to pay all other expenses, debt payments, capital improvements and repairs, replacements, and after provision for Working Capital Reserves.

	"Distributions" (whether or not this term is capitalized) shall mean any cash distributed to the Partners arising from their interests in the Partnership but shall not include any compensation to the General Partner or its Affiliates or any Partnership expense reimbursements.

	"Distributor Fee" shall mean the fee equal to 1% of gross offering proceeds which is payable to the Principal Distributor.

	"Drexel" shall mean Drexel Burnham Lambert Incorporated, the investment banker which may provide permanent financing for the Properties.

	"Effective Gross Collections" shall mean all funds collected from the Properties, including rents, security deposits and furniture rentals, and revenues from carport, storage and laundry.

	"Escrow Agent" shall mean Security Pacific National Bank,
333 S. Beaudry, Los Angeles, California.

	"Financial Forecast" shall mean the forecast included in the Prospectus as Exhibit A.

	"Front-End Fees" shall mean any fee, commission or expense paid by any party for any services to the Partnership during the Partnership's organization and acquisition phase, including
Organization and Offering Expenses, investment advisory fees, Acquisition Fees, Acquisition Expenses, Initial Partnership
Management Fee, Completion Guaranty Fee, Initial Property
Management Fee and similar fees however designated.

	"General Partner" shall mean Prometheus Development Co.,
Inc., a California corporation, in its capacity as the general partner of the Partnership, or the successor general partner of the Partnership.

	"Gross Offering Proceeds" (whether or not this term is capitalized) shall mean the aggregate amount of cash contributed to the Partnership by purchasers of Units before deduction of underwriting commissions and the Distributor Fee or any other fees, received on or before the Completion Date. For purposes of calculating underwriting commissions and the Distribution Fee, Gross Offering Proceeds shall not include the proceeds from any Units sold net of underwriting commissions and the Distributor Fee.

	"IRA" shall mean an Individual Retirement Account.

	"Incentive Priority Return" shall mean the amount in addition to the 10% Priority Return necessary to provide an 11% simple return for the period from January 1, 1988 through December 31, 1988, on the Invested Capital of each Limited Partner who subscribes for Units on or before June 1, 1987, or any later date determined at the discretion of the General Partner. This return shall be paid out of Net Proceeds from Sale or Refinancing.

	"Initial Lease-Up Fee" shall mean that one-time fee equal to $106,000 payable to the General Partner pursuant to Section
7.5(d) of the Agreement for obtaining initial tenants for the Properties.

	"Initial Limited Partner" shall mean Prom XX, Inc., a
California corporation, in its capacity as the initial limited partner of the Partnership.

	"Initial Partnership Management Fee" shall mean that fee equal to $291,000 payable to the General Partner, pursuant to
Section 7.3 of the Agreement, for organizing the Partnership, arranging for and negotiating construction financing, arranging for and negotiating permanent financing, obtaining (in connection with the permanent financing) a Credit Enhancement satisfactory to the lender of the permanent financing, insuring that the Partnership will meet certain obligations, selecting and supervising professionals to perform services for the Partnership, establishing Partnership accounts, including an escrow account for use in connection with the offering of the Units, and establishing a reporting system for submitting tax information and periodic reports to the Limited Partners and regulatory authorities.

	"Initial Property Management Fee" shall mean the excess of the Property Management Fee earned during the Lease-Up Period over 5% of the Effective Gross Collections for such period.

	"Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

	"Invested Capital" for a Limited Partner shall mean that Limited Partner's Capital Contributions less the sum of all distributions (but not distributions of Distributable Cash from Operations) made to the Limited Partner and any prior owners of the Units.

	"Investment in Properties" shall mean the amount of Gross Offering Proceeds paid or allocated to the purchase, development, construction or improvement of Properties, Working Capital Reserves not in excess of 5% of the Gross Offering Proceeds and any other cash payments such as interest and taxes but excluding Front-End Fees.

	"Lease-Up Period" shall mean the period commencing on the date certificates of occupancy are issued with respect to the Properties' units and terminating on the date the aggregate occupancy rate of the Properties is equal to 50% or more.

	"Lender" shall mean the commercial or institutional lender which will provide permanent financing or construction financing for the Properties.

	"Limited Partners" shall mean the Initial Limited Partner and any other persons who are admitted to the Partnership as additional or Substituted Limited Partners. Reference to a "Limited Partner" shall be to any one of the Limited Partners.

	"Loan Commitment Guaranty" shall mean the obligation of the General Partner through December 31, 1991, to loan sufficient funds or to arrange for a loan of funds to the Partnership to cover any Operating Deficit for any calendar quarter.

	"Majority Vote" shall mean the vote of Limited Partners who are entitled to vote, consent or act and are holders of record of a majority of the outstanding Units.

	"Net Proceeds from Sale or Refinancing" shall mean, unless otherwise specified (i) the net cash funds or proceeds (including lump sum prepayments by buyers) resulting from the financing, refinancing or sale of Partnership assets, after deduction of all expenses incurred in connection therewith, including any real estate commissions (and the Subordinated Property Disposition Interest) and brokerage fees paid to third parties, plus (ii) all net cash proceeds subsequently received on any installment payments on promissory notes and/or installment contracts held by the Partnership in connection with the sale of Partnership assets after payment of or provision for any underlying indebtedness related to assets sold plus cash reserves and working capital on hand, less (iii) such amounts for Working Capital Reserves and other reserves as the General Partner deems necessary for future Partnership operations.

	"Net Profits" and "Net Losses" shall mean the profits and losses of the Partnership determined in accordance with accounting methods followed for federal income tax purposes.

	"Operating Deficit" shall mean for any period the excess of
(i) all expenses from ongoing operations excluding the effect of non-operating, extraordinary or capital items of the Partnership paid in cash (which excludes non-cash expenses such as depreciation, amortization and any accrued debt service not yet payable) less (ii) the sum of funds provided from Partnership operations, Working Capital Reserves and interest on the Partnership's cash and short term investments.

	"Organization and Offering Expenses" shall mean those expenses incurred in connection with the registration of the Units and the subsequent offer and sale of the Units under applicable federal and state securities laws (or exemptions therefrom), including underwriting commissions and the Distribu-tor Fee, and any other expenses actually incurred and directly related to the qualification, offer and sale of Units including without limitation such expenses as: (i) registration and qualification fees, filing fees and taxes, (ii) the costs of printing, amending, supplementing and distributing the Registration Statement and Prospectus, (iii) the costs of obtaining regulatory clearance, (iv) the costs of printing and distributing sales materials used in connection with the offer and sale of Units, (v) the costs related to investor and Broker/Dealer sales meetings, (vi) accounting and legal fees incurred by the Partnership in connection with any of the foregoing, and (vii) escrow fees.

	"Partners" shall mean the General Partner and the Limited
Partners, collectively, and reference to a "Partner" shall be to any one of the Partners.

	"Partnership" shall mean Prometheus Income Partners, a
California Limited Partnership.

	"Person" (whether or not this term is capitalized) shall mean any natural person, partnership, corporation, association or other legal entity.

	"Principal Distributor" shall mean Prometheus Capital, Inc., a California corporation.

	"Principal Distributor Agreement" shall mean that certain agreement between the Principal Distributor and the Partnership concerning the sale of the Units.

	"Properties" shall mean both the Alderwood Apartments and the Timberleaf Apartments, as more specifically described in the Prospectus. "Property" shall mean one of the Properties.

	"Property Management Fee" shall mean the fee payable to the General Partner, pursuant to Section 7.5 of the Agreement, for the ordinary property management services related to the Properties.

	"Prospectus" shall mean the final prospectus as filed by the Partnership with the Securities and Exchange Commission pursuant to Rule 424(b) and as supplemented from time to time.

	"Proxy" shall mean a written authorization signed by a Partner or the Partner's attorney-in-fact giving another person the power to vote with respect to the interest of that Partner. "Signed" for the purposes of this definition means the placing of Partner's name on the proxy (whether by manual signature, typewriting, telegraphic transmission, or otherwise) by the Partner or Partner's attorney-in-fact.

	"Qualified Plan" shall mean any trust established pursuant to the terms of a Keogh plan or corporate pension, profit sharing or stock bonus plan which meets the requirements of Section 401 et seq. of the Internal Revenue Code.

	"Reference Rate" shall mean the rate of interest announced from time to time by a specified bank as its "reference rate," "prime rate" or comparable rate. For purposes of the interest rate reimbursements described herein, interest will be compounded daily on a 360-day year.

	"Registration Statement" shall mean the Registration
Statement on Form S-11 (Reg. No. 33-9164), as amended, filed by the Partnership with the Securities and Exchange Commission for the registration of the Units.

	"Selling Agreement" shall mean that certain Selling
Agreement between the Principal Distributor and a Broker/Dealer relating to the offer and sale of Units.

	"Subordinated Property Disposition Interest" shall mean an amount to be paid to the General Partner upon sale or exchange of a Property in the amount up to 3% of the gross sales price of a Property, subordinated as indicated in Section 7.8(a) of the Agreement.

	"Subscriber" shall mean a person who has completed a subscription agreement and submitted it together with payment for the number of Units being purchased to the General Partner.

	"Subscription Agreement" shall mean the prescribed subscription agreement, a form of which is included as Exhibit D to the Prospectus, which must be executed as a condition precedent to becoming a Limited Partner.

 	"Substituted Limited Partner" shall mean an assignee of a Limited Partner or a substituted Limited Partner who is admitted at the discretion of the General Partner, as a Limited Partner pursuant to Section 11.5 of the Agreement.

	"10% Priority Return" shall mean a 10% per annum cumulative simple preferred return on the Invested Capital of each Limited
Partner, computed from the last day of the calendar quarter in which the Limited Partner was admitted to the Partnership.

	"Unit" shall mean a unit of limited partnership interest in the Partnership.

	"Working Capital Reserves" shall mean the reserve cash necessary for the Partnership to meet its ongoing operating expenses as well as any other anticipated cash obligations whether of a capital nature or otherwise. All additions to and reductions from Working Capital Reserves shall be determined at the sole discretion of the General Partner.

	ARTICLE 2

	GENERAL PROVISIONS

	2.1 	Formation of the Partnership

		The parties hereto confirm that the Partnership was formed under the Act with such variations and terms as provided in this Agreement.

	2.2	Name of the Partnership

		The name of the Partnership shall be "Prometheus
Income Partners, a California Limited Partnership," or such other name as shall be selected from time to time by the General
Partner upon written notice to the Limited Partners.

	2.3	Purposes

		Subject to the limitations set forth in this Agreement, the purposes of the Partnership are to develop and hold the Properties as an investment; to raise capital for the foregoing; to develop, manage, operate, lease, alter, improve and maintain the Properties; to acquire additional personal property and construct or renovate such additional real estate improvements on the Properties as are appropriate to the operation of the Properties; to act in all other respects as the owner of the Properties; to finance and refinance by mortgage or unsecured loan or any combination thereof; ultimately to sell, transfer, exchange or otherwise dispose of part or all of the Properties; and to conduct such other activities as may be necessary or incidental to or desirable in connection with the foregoing.

	2.4	Principal Place of Business and Office of the
Partnership

		The principal place of business and office of the Partnership shall be located at 20300 Stevens Creek Boulevard, Suite 100, Cupertino, California 95014, or such other place or places as the General Partner may from time to time designate by notice to the Limited Partners. In addition, the Partnership may maintain such other offices as the General Partner deems advisable.


	2.5	Term

		The Partnership shall commence upon the filing with the California Secretary of State of the Certificate of Limited Partnership and shall continue until December 31, 2016, unless sooner dissolved and terminated pursuant to the provisions of
Article 13 hereof.

	2.6	General Partner

		The name and place of business of the General Partner is as follows:

		Prometheus Development Co., Inc.
		20300 Stevens Creek Boulevard, Suite 100
		Cupertino, California 95014

	2.7	Certificate of Limited Partnership

		The General Partner has caused to be filed a Certificate of Limited Partnership with the California Secretary of State in accordance with the terms of the Act.

	2.8	Other Acts/Filings

		The Partners and Assignees shall from time to time execute or cause to be executed all such certificates, fictitious business name statements, and other documents, and do or cause to be done all such filings, recordings, publishings, and other acts as the General Partner may deem necessary or appropriate to comply with the requirements of law for the formation and operation of the Partnership in all jurisdictions in which the Partnership shall desire to conduct business.

	2.9	Agent for Service of Process

		The agent for service of process for the Partnership in California shall be Stephen R. Koch or such other eligible individual California resident or corporation qualified to act as an agent for service of process as the General Partner shall designate.

	ARTICLE 3

	CAPITAL CONTRIBUTIONS AND RELATED MATTERS

	3.1	Capital Contributions by the General Partner

		The General Partner has contributed $1,000 to the capital of the Partnership in consideration of its interest in the Partnership. Except as provided in Section 5.7, the General
Partner shall not be required to make any additional contributions to the Partnership or to reimburse any other
Partner.

	3.2	Capital Contributions by the Initial Limited Partner
and the Limited Partners

		(a)	Initial Limited Partner.  The Initial Limited
Partner has contributed the sum of $10 to the capital of the Partnership. Upon the admission of additional Limited Partners pursuant to Section 3.2(b), the Initial Limited Partner's interest shall be redeemed at cost and the Initial Limited
Partner shall have no further interest in the Partnership.

		(b)	Initial Offering.  The Partnership intends to
offer for subscription up to 19,000 Units for the price of $1,000 per Unit, subject to Section 3.5, and admit each person who subscribes for at least five Units (two Units if the person subscribing is an IRA or Qualified Plan) as an additional Limited Partner in the Partnership, subject to the provisions of Section
3.4 of this Agreement; provided, however, that the General
Partner, in its sole discretion, may waive the minimum Unit purchase requirement with respect to any investor, provided that any initial investor (other than an IRA or a Qualified Plan) shall purchase no less than 2.5 Units ($2,500). Each purchaser shall contribute $1,000 per Unit, subject to Section 3.5, to the capital of the Partnership, payable in full in cash upon subscription.

	3.3	No Action or Consent Necessary by Limited Partners
for Admission of Other Limited Partners

		No action or consent by Limited Partners shall be required in connection with the admission of new or Substituted Limited Partners to the Partnership. Only the consent of the General, Partner is necessary for the admission or substitution of any Limited Partners to the Partnership.

	3.4	Subscriptions and Admission

		(a)	The General Partner shall admit as Limited
Partners Subscribers who have been accepted and who submitted subscriptions on or before the Completion Date, and amend any documents necessary for admission, not later than (i) 15 days after the release from escrow of the Subscriber's funds to the Partnership or (ii) the last day of each calendar month. Subscriptions will be accepted or rejected by the Partnership within 30 days of their receipt; if rejected, all funds shall be returned to the Subscriber within 10 business days of the decision to reject.

		(b)	Initially, subscriber funds shall be deposited in
an escrow account at Security Pacific National Bank, and Security
Pacific National Bank, shall be the Escrow Agent. While held in such account, subscription funds shall be invested in permissible, short-term, highly liquid investments in which there is appropriate safety of principal. Subscription funds shall not be released from the escrow account until subscriptions for at least 4,000 Units have been received, accepted and deposited in such account. After this minimum amount has been received, at the sole discretion of the General Partner, the subscription funds may be released to the Partnership from the escrow account.
In any event, no subscription funds will be released from the escrow account until such funds equal at least $4,000,000. The
General Partner, at its discretion, may terminate the offering of Units at any time prior to the release of subscription funds from the escrow account to the Partnership. If the $4,000,000 minimum is not received prior to the Completion Date or the offering is terminated prior to the release of subscription funds from the escrow account, subscription funds together with any interest earned thereon shall be returned promptly to the investors.
After 4,000 or more Units have been sold and the General Partner has requested the release of the Subscribers' funds from the escrow account, investors shall be admitted to the Partnership.
After release of the Subscribers' funds from the escrow account, subsequent subscriptions shall be deposited in a Partnership account and any interest earned thereon shall remain in the Partnership.

		(c)	The General Partner may decline to accept any
Subscriber for Units for any reason. If rejected, all subscription monies shall be returned to the Subscriber promptly.

	3.5	Purchase of Units by General Partner and Related
Parties

		The purchase of Units by the General Partner, its Affiliates, certain of its agents, Broker/Dealers, and their employees shall be net of any underwriting commissions and the Distributor Fee. Any such Units purchased by the General Partner, its Affiliates, certain of its agents, Broker/Dealers, or their employees shall be held as Limited Partner Units and be entitled to all rights as such. If the subscription funds are released to the Partnership in accordance with Section 3.4(b), the General Partner or its Affiliates shall be obligated to purchase any Units remaining unsold on the Completion Date. The General Partner and its Affiliates shall hold all Units they purchase for investment purposes and not for resale.

	3.6	Assessments or Additional Contributions

		Units are nonassessable, and no Limited Partner shall be required to make additional contributions to the capital of the Partnership in excess of the Limited Partner's subscription.

	3.7	No Withdrawal of Contributions

		No Limited Partner shall have the right to withdraw a contribution to the Partnership.

	3.8	Return of Capital

		There is no agreement for or time set for the return of any contribution of any Limited Partner. To the extent funds are available therefor, the General Partner may return contributions out of operating revenue or out of proceeds of sale or refinancing or any other assets of the Properties, after reserving sufficient funds for payment of debts, working capital, contingencies, replacements, and withdrawals of capital, if any, and to the extent of available funds, the General Partner shall return said capital at dissolution and termination, as set forth in this Agreement.

	3.9	No Interest on Capital Contributions

		No Partner shall be entitled to interest of any kind on account of a Capital Contribution.

	3.10	No Priority

		Except as otherwise provided in this Agreement, no limited Partner shall have priority over any other Limited
Partner as to return of contributions, allocations of income, gain, loss, deduction, credit, or as to distributions.

	3.11	Securities Laws

		To accomplish the purposes of this Article, the General Partner is hereby authorized to do all things necessary to admit Limited Partners, including, but not limited to, registering the Units for sale with the Securities and Exchange Commission, qualifying the Units for sale with state securities regulatory authorities or perfecting exemptions from qualification, and entering into such underwriting or agency arrangements for the offer and sale of Units upon such terms and conditions as the General Partner may deem advisable.

	3.12	Temporary Investment of Partnership Capital

		Proceeds from the sale of Units and other Partnership funds shall be held in one or more Partnership accounts for the exclusive use of the Partnership and may be temporarily invested in (a) obligations with a maturity of one year or less that are issued or insured by the United States government or its agencies, (b) repurchase agreements covering such governmental obligations, (c) certificates of deposit and banker's acceptances issued by banks having a net worth of at least $50,000,000, (d) investment grade commercial paper, (e) bank accounts, or (f) money market funds. Any interest thereon shall inure to the benefit of the Partnership, and the Limited Partners shall not receive interest on funds contributed by them.

	3.13	Investment in Properties

	The Partnership shall apply to Investment in Properties a minimum percentage of Gross Offering Proceeds which is equal to the greater of:

		(a)	80% of the Gross Offering Proceeds reduced by
 .1625% for each 1% of indebtedness encumbering the Properties; or

		(b)	67% of the Gross Offering Proceeds.

	The "percentage of indebtedness encumbering Partnership Properties" is the percentage resulting when the indebtedness on the Properties (whether the debt is on a Property when purchased or placed on Property at the time of purchase) is divided by the Cost of All Partnership Properties excluding Front-End Fees.

	ARTICLE 4

	TAX ALLOCATIONS

	4.1	Definitions

	For purposes of this Article 4, the following phrases shall have the meanings indicated below:

	"Minimum Gain" shall have the meaning ascribed in the Treasury Regulations under Section 704(b) of the Internal Revenue Code, i.e., generally, the excess, if any, of the outstanding balance of nonrecourse liabilities to which the Properties are subject over the Partnership's adjusted basis in the Properties for tax purposes. Should such definition of "minimum gain" be changed, the General Partner may, in its discretion and without the consent of the Limited Partners, modify the definition of "Minimum Gain" contained herein to effectuate the intent of the Partners as expressed in Section 4.2.

	"Operating Net Profits" and "Operating Net Losses" shall mean Net Profits and Net Losses other than Net Profits and Net
Losses realized on sales or other, dispositions of the Properties.

	4.2	General Rule

	It is the intention of the Partners that each Partner's distributive share of tax items shall be determined and allocated in accordance with the allocation provisions of this Agreement to the fullest extent permitted by Sections 704(b) and (c) of the Internal Revenue Code. Therefore, if the Partnership is advised by counsel or its accountants that the allocation provisions of this Agreement are unlikely to be respected for federal income tax purposes, the General Partner is granted the authority in
Section 15.2 to amend the allocation provisions of this Agreement to the extent deemed necessary by counsel or its accountants to effect the plan of allocations and distributions of Distributable Cash from Operations and Net Proceeds from Sale or Refinancing provided in this Agreement. The General Partner shall have the discretion to adopt and revise such rules, conventions and procedures as it believes appropriate with respect to the admission of Limited Partners to reflect Partners' interests in the Partnership at the close of the year.

	4.3	Allocation to Initial Limited Partner

	During the period that the Initial Limited Partner is the only Limited Partner in the Partnership, Net Profits and Net Losses shall be allocated 1% to the General Partner and 99% to the Initial Limited Partner. Thereafter, Net Profits and Net Losses shall generally be allocated as set forth in Sections 4.4 to 4.8.

	4.4	Net Profits and Net Losses from Operations

		(a)	If Distributable Cash from Operations is
distributed during the year in question, Operating Net Profits shall be allocated among the General Partner and the Limited Partners in proportion to the Distributable Cash from Operations distributed to them, provided that in no event will the Limited Partners receive an allocation in excess of 99% of the Operating Net Profits. If no cash is distributed during the year in question, Operating Net Profits shall be allocated 99% to the Limited Partners and 1% to the General Partner.

		(b)	Operating Net Losses shall be allocated 1% to the
General Partner and 99% to the Limited Partners.

	4.5	Net Profits and Net Losses on Sale or Other
Disposition of a Property

		(a)	Net Profits realized on sale or other disposition
of either or both of the Properties shall be allocated and capital account balances determined prior to any distribution of Net Proceeds from Sale or Refinancing. Such Net Profits shall be allocated first 99% to the Limited Partners and 1% to the General
Partner until the capital account balances of the Limited
Partners in the aggregate equal the amount of Net Proceeds from Sale or Refinancing which would be distributable to the Limited
Partners pursuant to Section 5.4(c)(1) before any distribution could be made pursuant to Section 5.4(c)(2); second if the Partnership does not treat the Subordinated Property Disposition
Interest as deductible or includible in the basis of the Property to which it relates, an amount of Net Profits equal to such Subordinated Property Disposition Interest shall be allocated to the General Partner; and thereafter 85% to the Limited Partners and 15% to the General Partner. With respect to Net Profits allocated to the Limited Partners, if a Limited Partner's capital account balance (on a per Unit basis) equals the amount of Net
Proceeds from Sale or Refinancing which must be distributed to such Limited Partner before a distribution can be made under
Section 5.4(c)(2) while other Limited Partners' capital account balances are less than such amount on a per Unit basis, the portion of Net Profits, if any, that would otherwise be allocated to the Limited Partner whose capital account balance equals such amount shall be instead allocated to Limited Partners whose capital accounts are less than such amounts.

		(b)	Notwithstanding the provisions of Section 4.5(a),
upon the sale or disposition of a Property, before allocating Net
Profits under Section 4.5(a), (i) Net Profits up to an amount equal to the sum of the negative capital account balances of the Partners having negative capital account balances shall be allocated to the Partners having negative capital account balances in the ratio that the negative capital account balance of each bears to the aggregate negative capital account balances, and (ii) Net Profits thereafter shall be allocated pursuant to
Section 4.5(a).

		(c)	Net Losses realized on sale of either or both of
the Properties shall be allocated first to Partners with positive capital accounts, in the proportion that the capital account
balance of each bears to	the aggregate capital account balances
of all Partners with positive capital accounts, and thereafter
99% to the Limited Partners and 1% to the General Partner.

	4.6	Allocation of Nonrecourse Deductions and Minimum Gain
Chargeback

	Allocations under this Agreement of nonrecourse deductions, as defined in Treasury Regulation Section 1.704-1(b)(4)(iv), are intended to be made in accordance with the Regulations under
Section 704(b) of the Internal Revenue Code. In the event the General Partner shall determine that it is advisable to modify the allocations contained in this Agreement to comply with such Regulations, the General Partner is authorized hereby to make such modifications. If there is a net decrease in Minimum Gain during a taxable year, all Partners with a deficit capital account balance at the end of such year (excluding from each Partner's deficit capital account balance any amount that such Partner is obligated to restore under this Agreement as well as any addition thereto pursuant to the next to last sentence of Treasury Regulation Section 1.704-1(b)(4)(iv)(f) computed with respect to the amount of Minimum Gain after such net decrease) will be allocated, before any other allocation is made of Partnership items for such taxable year, items of income and gain for such year (and, if necessary, subsequent years) in the amount and in the proportions needed to eliminate such deficits as quickly as possible. For purposes of the preceding sentence, Partners' capital accounts shall be reduced for the items described in Treasury Regulation Sections 1.704-
1(b)(2)(ii)(d)(4), (5), and (6). The Minimum Gain chargeback allocated in any taxable year shall consist first of gains recognized from the disposition of items of Partnership Property subject to one or more nonrecourse liabilities of the Partnership to the extent of the decrease in Minimum Gain attributable to the disposition of such items of Property, with the remainder of such Minimum Gain chargeback, if any, made up of a pro rata portion of the Partnership's other items of income and gain for that year.
If, however, such gains exceed the amount of the Minimum Gain chargeback, a proportional share of each such gain shall constitute a part of the Minimum Gain chargeback.

	4.7	Provisional Allocation

	In the event that an amount claimed by the Partnership, which constitutes a deductible expense in any tax year of the Partnership, is treated as a payment made to a Partner in his capacity as a member of the Partnership for income tax purposes, income and gain of the Partnership for such year shall first be allocated to the recipient of such payment and no deductions and losses of the Partnership shall be allocated thereto.

	4.8	Special Allocations

	Notwithstanding any other provision of this Agreement to the contrary:

		(a)	Operating Net Losses allocable to the Limited
Partners shall be first allocated to any Limited Partner whose capital account balance is greater in amount than the capital account balance of any other Limited Partner, until such time as the balance in each Limited Partner's capital account on a per Unit basis equals the balance in the capital account of every other Limited Partner, and thereafter among all Limited Partners on a per Unit basis.

		(b)	In no event shall any losses be allocated to any
Limited Partner whose capital account has been reduced to zero
(unless such Limited Partner agrees to make up any negative balance in his capital account) until the capital accounts of all Limited Partners have been reduced to zero. If any Limited
Partner's capital account has been reduced to zero at any time when any other Limited Partners' capital accounts have positive balances, any such losses shall be allocated among such Limited
Partners with positive capital account balances in the proportion which such positive balances bear to each other (for purposes of determining proportionality such positive capital account balances shall be determined as of the date of such allocation).
After the capital accounts of all Partners have been reduced to zero, losses shall again be allocated as otherwise provided in this Agreement, except that in no event shall losses be allocated to any Limited Partner if such allocation would not be recognized under Section 704 of the Internal Revenue Code and such losses shall be reallocated first to Limited Partners with respect to whom such allocation would be recognized and thereafter to the General Partner.

		(c)	Any recapture under Section 1245 or Section 1250
of the Internal Revenue Code shall be allocated to those Partners who were allocated the deductions to which such recapture relates.

		(d)	In the event any of the Partners receive an
adjustment, allocation or distribution described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which results in a deficit in the capital account balance of such Partners, such Partners shall be allocated 100% of all items of income or gain to the extent of the lesser of (i) the amount of such adjustment, allocation or distribution, or (ii) the deficit in such Partner's capital account balance, pro rata in accordance with such amount.

		(e)	Nondeductible, nonamortizable syndication
expenses (other than underwriting commissions and the
	Distributor Fee) shall be allocated 100% to the Limited Partners and divided among such Limited Partners from time to time so that to the extent possible an equal amount of such
expenses is	allocated to each Unit.  Underwriting commissions
and the Distributor Fee shall be allocated directly to the Limited Partner with respect to whose Units such commissions and fees were actually charged.

	ARTICLE 5

	DISTRIBUTIONS OF CASH

	5.1	Prior to Admission of Additional Limited Partners

		During the period that the initial Limited Partner is the only limited partner in the Partnership, all distributions of cash shall be made at the sole discretion of the General Partner and shall be made 1% to the General Partner and 99% to the Initial Limited Partner.

	5.2	Subsequent to Admission of Additional Limited Partners

	After the period specified in Section 5.1, Partnership distributions shall be made in the manner set forth in Sections
5.3 and 5.4.

	5.3	Distributions of Cash from Operations

	Distributable Cash from Operations shall be distributed quarterly and initially shall be distributed 100% to the Limited Partners until the Limited Partners have received a sum each year equal to a 10% Priority Return, as determined from time to time; provided, however, that Distributable Cash from Operations realized by the Partnership during 1987 shall be apportioned among the Limited Partners in a manner which reflects the number of days in 1987 after the date on which the Escrow Agent or the General Partner received a Limited Partner's Capital Contribution. The Incentive Priority Return will be distributed from Net Proceeds from Sale or Refinancing. After the receipt by the Limited Partners of a 10% Priority Return, Distributable Cash from Operations shall be distributed 100% to the General Partner until the General Partner has received 5% of the aggregate cash distributed to the Limited Partners in that year pursuant to the first sentence of this Section 5.3. Thereafter, Distributable Cash from Operations shall be distributed 95% to the Limited Partners and 5% to the General Partner in that year.

	5.4	Distributions of Net Proceeds from Sale or Refinancing

	Net Proceeds from Sale or Refinancing shall be utilized or distributed in the following priority (to the extent funds are available):

		(a)	To the payment of current Partnership
obligations, liabilities and expenses.

		(b)	To the setting up of reserves which the General
Partner may, in its sole discretion, deem necessary for Partnership debts or liabilities, whether payable or not yet payable, including any contingent or unforeseen liabilities or obligations. Such reserves may be held for disbursement by the General Partner in the Partnership bank account or delivered to an independent escrow holder selected by the General Partner to be held for the purpose of disbursing such reserves in payment of any of the Partnership's contingent liabilities or liabilities not yet due. At such time as the General Partner shall determine, any balance remaining in such reserves shall be distributed in accordance with this Section 5.4.

		(c)	The balance shall be distributed to Partners in
the following order:

			(1)	100% to the Limited Partners until each
Limited Partner has received an amount equal to (i) the excess of
(A) a 10% Priority Return, less (B) the sum of all previous cash distributions during the term of the Partnership other than distributions of Invested Capital pursuant to this Section
5.4(c)(1), (ii) if applicable to a Limited Partner, an Incentive
Priority Return and (iii) the Limited Partners' remaining
Invested Capital.  Notwithstanding the foregoing, the General
Partner shall be entitled to its Subordinated Property
Disposition Interest upon the sale of either or both of the Properties, as subordinated in the manner set forth in Section
7.8 (a).

			(2)	The balance:

				(A)	85% to the Limited Partners; and

				(B)	15% to the General Partner.

			(3)	Notwithstanding the foregoing provisions of
this Section 5.4, distributions of Net Proceeds from Sale or Refinancing arising from the termination of the Partnership
(which term shall, for this purpose, mean the sale or other disposition of both of the Properties) shall (after all Net
Profits from such sale or other disposition have been allocated pursuant to Article 4) be distributed first in proportion to, and to the extent of, the positive capital account balances of the Partners, and thereafter as set forth above.

	5.5	Consent to Distributions

	Any distribution made to a Partner pursuant to this Agreement shall be deemed to be consented to by the Partners.

	5.6	Capital Accounts

	Individual capital accounts shall be maintained for each Partner. Each Partner's capital account shall consist of such Partner's original contribution of capital increased by such Partner's (a) additional contributions of capital, and (b) allocable share of Partnership income and gains (including income exempt from tax) and decreased by such Partner's share of (c) distributions, (d) allocable share of Partnership losses, and (e) expenditures of the Partnership not deductible in computing its taxable income and not properly added to the tax basis of any Partnership asset. The foregoing provisions and the other provisions of this Agreement relating to capital accounts are intended to comply with applicable Treasury Regulations promulgated under Section 704 of the Internal Revenue Code and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine it is advisable to modify the manner in which the capital accounts, or any credits or debits thereto, are computed in order to comply with such Regulations, the General Partner may make such modifications, provided such modification is not likely to have a material effect on the amounts distributed to any Partner pursuant to Article 5 hereof upon dissolution of the Partnership.

	5.7	General Partner's Obligation to Make Up Negative
Capital Account

	If, immediately prior to the dissolution and termination of the Partnership, the General Partner's capital account has a deficit balance and the Partnership assets available for distribution upon dissolution and termination are insufficient to provide distributions to Limited Partners equal to their Invested Capital, the General Partner shall be obligated to contribute to the Partnership that amount of capital (if any) equal to the lesser of (a) an amount sufficient to restore its capital account to zero, or (b) 1.01% of the aggregate Capital Contributions of the Limited Partners, less any capital previously contributed by the General Partner.

	5.8	Limited Partners' Share of Allocations and
Distributions

	Except as otherwise provided in this Agreement, allocations of income, gain, loss, deduction, credit, and distributions to the Limited Partners as a group shall be further allocated and distributed among the Limited Partners in proportion to the ratio of the number of Units owned by the Limited Partner to the total outstanding Units as of the relevant dates of determining such allocations and distributions. Units held by the General Partner or its Affiliates will be treated similarly.

	Allocations of tax items shall be determined using an interim closing of the books as of the date Limited Partners are deemed admitted pursuant to such convention or other method as the General Partner shall select for the Partnership.

	5.9	Allocation Between Assignor and Assignee

	The portion of the income, gain, loss, deductions and credits of the Partnership for any fiscal year of the Partnership during which a Unit is assigned by a Limited Partner (or by an Assignee or successor in interest to a Limited Partner) that is allocable in respect of such Unit shall be apportioned between the assignor and the assignee of the Unit on the basis of the number of days during such fiscal year that each is the owner thereof, without regard to (a) the results of Partnership operations before or after the effective date of the assignment, or (b) any distributions made to the Partners before or after the effective date of the assignment; provided, however, that (i) gain or loss on the sale or other disposition of either or both of the Properties shall be allocated to the owner of the Unit on the date of such sale or other disposition, (ii) distributions of Net Proceeds from Sale or Refinancing shall be made to the owner of record of the Unit on the date of the sale or refinancing,
(iii) the General Partner may in its sole discretion modify the foregoing allocation in any reasonable manner required or permitted by the Internal Revenue Code or applicable regulations or rulings thereunder. The effective date of an assignment of a Unit shall be as designated by the General Partner pursuant to
Section 11.3(b).

	5.10	Timing of Distributions

	Quarterly distributions, if any, will be made to holders of record as of the last day of the respective quarter.
Distributions will be made without regard to the number of days during the quarter that a person is a Limited Partner.

	5.11	Limitations on Distributions

	The Partnership may be restricted from making distributions under the terms of notes, mortgages or other types of debt obligations which it may issue or assume in conjunction with borrowed funds, and notwithstanding the provisions of this
Article 5, distributions may also be restricted or suspended, whenever the General Partner determines, in its absolute discretion, that such action is in the best interests of the Partnership. All distributions are subject to the payment of Partnership expenses and the maintenance of reasonable reserves.

	ARTICLE 6

	MANAGEMENT OF THE PARTNERSHIP

	6.1	Management Powers of the General Partner

	The Partnership shall be managed by the General Partner. Subject only to the limitations specifically contained in this Agreement, the General Partner shall have the full, exclusive and absolute right, power and authority to manage and control the Partnership and the property, assets and business thereof. The General Partner shall have all of the rights, powers and authority conferred upon it by law or under other provisions of this Agreement. Without limiting the generality of the foregoing, such powers include the right, in the General Partner's sole discretion, on terms and conditions determined by the General Partner, subject only to the provisions of Section
6.2. to:

		(a)	Acquire, purchase, renovate, improve, and own the
Properties and any other property or assets that the General
Partner determines are necessary or appropriate or in the best interests of the business of the Partnership, and to acquire and exercise options for the purchase of any such property;

		(b)	Construct buildings and make other improvements
on the real estate owned by the Partnership;

		(c)	Borrow money (including but not limited to sums
under the mortgage loans for the Properties and any Credit
Enhancement required in connection with the permanent financing), issue evidences of indebtedness in connection therewith, refinance, increase the amount of, modify, amend or change the terms of, or extend the time for the payment of, any indebtedness or obligation of the Partnership, secure such indebtedness by mortgage, deed of trust, pledge or other lien on Partnership assets, and prepay in whole or in part, refund, refinance, increase, modify, consolidate, or extend the maturity of, any indebtedness or obligation of the Partnership;

		(d)	Cause the Partnership and itself as General
Partner to offer and sell Units through the Principal Distributor which shall engage the Broker/Dealers to assist in the sale of Units;

		(e)	Pay all expenses, underwriting commissions and
the Distributor Fee incurred in connection with the sale of Units;

		(f)	Sell, exchange, lease or otherwise dispose of the
real estate and other property and assets owned by the Partnership, or any part thereof, or any interest therein;

		(g)	Enter into any partnership agreement or joint
venture with any person acceptable to the General Partner and which is engaged in any business or transaction in which the Partnership is authorized to engage in; provided, however, that the Partnership shall have a controlling interest in such other venture and duplicate property management or other fees shall not be paid with respect to such venture. The Partnership shall not be permitted to invest in a joint venture arrangement with another partnership formed by the General Partner or its Affiliates unless (i) such other partnership has investment objectives which are substantially identical with those of the Partnership, (ii) the compensation of the sponsor of the other partnership should be substantially identical with the Partnership's compensation of the General Partner and its Affiliates, (iii) the Partnership has a right of first refusal to buy the property owned by the venture if the other partnership desires to sell, and (iv) the investment of each partnership in the venture is on substantially the same terms and conditions;

		(h)	Sue on, defend or compromise any and all claims
or liabilities in favor of or against the Partnership and to submit any or all such claims or liabilities to arbitration
(including without limitation claims of the Partnership in respect of unpaid Capital Contributions, or amounts which may be required to be returned to the Partnership);

		(i)	File applications, communicate and otherwise deal
with any and all governmental agencies having jurisdiction over, or in any way affecting, the Partnership's assets or any part thereof or any other aspect of the Partnership business;

		(j)	Make or revoke any election permitted the
Partnership by any taxing authority;

		(k)	Maintain such insurance coverage for public
liability, fire and casualty, and any and all other insurance necessary or appropriate to the business of the Partnership
(including without limitation errors and omission insurance, subject to the limitations of Section 6.7(e), the policy for which shall be considered the sole property of the General
Partner), in such amount and of such type, as it shall determine from time to time;

		(l)	Determine whether or not to apply any insurance
proceeds for either Property to the restoration of such Property or to distribute the same;

		(m)	Retain legal counsel, auditors and other
professionals in connection with the Partnership business and to pay therefor such remuneration as the General Partner may deem reasonable and proper;

		(n)	Retain other services of any kind or nature in
connection with the Partnership business and to pay therefor such remuneration as the General Partner may deem reasonable and proper;

		(o)	Employ persons in connection with the Partnership
business on such terms and for such compensation as the General
Partner may deem reasonable and proper, subject however to the limitations set forth in Article 7 and provided that any agreements for services with the General Partner or its Affiliates shall be terminated immediately on the dissolution of the Partnership;

		(p)	Negotiate and conclude agreements on behalf of
the Partnership with respect to any of the rights, powers and authority conferred upon the General Partner;

		(q)	Purchase, lease, rent, or otherwise acquire or
obtain the use of machinery, equipment, tools, materials, and all other kinds and types of real or personal property that may in any way be deemed necessary, convenient, or advisable in connection with carrying on the business of the Partnership;

		(r)	Guaranty the payment of money or the performance
of any contract or obligation by any person, firm, or corporation on behalf of the Partnership;

		(s)	Alter, improve, repair, raze, refurbish, replace
and rebuild either or both Properties;

		(t)	Repurchase Units on behalf of the Partnership in
accordance with Section 11.7 if such purchase does not impair the capital or operation of the Partnership;

		(u)	Act directly or through Affiliates, under non-
exclusive listings, as a real estate broker for the purchase and sale of the Properties, and enter into listing agreements or other agreements with third party brokers with regard to the acquisition and disposition of Partnership assets;

		(v)	File tax returns on behalf of the Partnership and
elect such methods of cost recovery or make any other tax elections or determinations as the General Partner shall deem desirable;

		(w)	Enter into the transactions described in or
contemplated by the Prospectus;

		(x)	Amend this Agreement pursuant to the terms of any
Power of Attorney from Limited Partners or pursuant to the terms of this Agreement;

		(y)	Require in any or all Partnership contracts that
the General Partner and its Affiliates shall not have any personal liability thereon and that the person or entity contracting with the Partnership is to look solely to the Partnership assets for satisfaction, and to require the satisfaction of contracts on which the General Partner and its Affiliates have personal liability prior to contracts on which they have no such personal liability;

		(z)	Execute, acknowledge, and deliver any and all
instruments, on behalf of the Partnership or otherwise, which it shall deem necessary or appropriate to effectuate the rights, authority and power of the General Partner, and to take all such action in connection therewith as it shall in its discretion deem necessary or appropriate;

		(aa)	Hold each of the Properties in its own name or in
the name of an Affiliate thereof (and assume loans in connection therewith) and temporarily hold title thereto for the purpose of facilitating the development of the Properties, the borrowing of money or the obtaining of financing by the Partnership, or for any other purpose related to the business of the Partnership;
provided that each of the Properties is purchased by the Partnership for a purchase price no greater than the cost of such Property to the General Partner; and provided further that there is no difference in the interest rates of the loans secured by the Properties at the time acquired by the General Partner and the time acquired by the Partnership nor any other benefit arising out of the transaction to the General Partner.

		(bb)	Make or arrange long-term and short-term loans,
including loans from its Affiliates, to the Partnership, receive interest or other financing charges or fees, provided that the interest charges or fees are not in excess of amounts charged by third party financing institutions on comparable loans for the same purpose or, if the funds for a loan are obtained by the General Partner or one of its Affiliates from a lending institution, the rate and other fees which the General Partner or its Affiliates is required to pay the lending institution;

		(cc)	Execute, deliver and perform under the mortgage
loans, the Credit Enhancement, and related documents; and

		(dd)	Perform any and all other acts the General
Partner deems necessary or appropriate to the Partnership business.

	6.2	Restrictions on General Partner

	The General Partner, without the approval of a Majority Vote of Limited Partners or such other vote as may be specified, shall have no authority to:

		(a)	Do any act in contravention of this Agreement;

		(b)	Confess a judgment against the Partnership;

		(c)	Possess Partnership property or assign rights to
Partnership property, for other than a Partnership purpose;

		(d)	Perform any act (other than an act required by
this Agreement or any act performed in good faith reliance upon counsel's opinion) which would, at the time such act occurs, subject any Limited Partner to liability as a general partner in any jurisdiction; provided, however, that no such act shall be performed without first obtaining the approval of any Limited
Partner who may be subjected to general partner liability as a result of the act;

		(e)	Use Distributable Cash from Operations or Net
Proceeds from Sale or Refinancing to acquire real property;

		(f)	Commingle, or cause the Partnership to commingle,
Partnership funds with those of any other person or entity except the funds of other limited partnerships sponsored by the General
Partner or its Affiliates held in an account or accounts established and maintained for the purpose of making disbursements to (i) Partners and creditors of the Partnership and to the holders of Units and (ii) partners and creditors of such other limited partnership; provided, however, that any such accounts shall be structured and maintained in such a manner that Partnership funds are protected from claims of such other partnerships and their creditors;

		(g)	Cause the Partnership to purchase, sell, assign
or lease either or both of the Properties, including a purchase from or a sale or lease to the General Partner or its Affiliates, except for the assignment of the Properties by Affiliates of the General Partner to the Partnership and the leasing of the rental units of the Properties as set forth in the Prospectus;

		(h)	Directly or indirectly pay or award any finder's
fees, commissions, or other compensation to any person engaged by a potential investor for investment advice as an inducement to such advisor to advise the purchaser regarding the purchase of Units; provided, however, that the General Partner shall not be prohibited from paying underwriting commissions, the Distributor
Fee, other normal commissions, sales incentives, or from reimbursing accountable expenses incurred in connection with the offering in accordance with Section 7.1, in an aggregate amount of up to 10% of the Gross Offering Proceeds (plus up to .5% of the Gross Offering Proceeds for due diligence expenses) payable to the Principal Distributor, which may reallow some or all of the underwriting commissions, Distributor Fee and due diligence expenses to the Broker/Dealers;

		(i)	Cause the Partnership to enter into any agreement
with the General Partner or its Affiliates unless that agreement is subject to termination without penalty by the Partnership upon notice of sixty (60) days or less;

		(j)	Receive a rebate or participate in any reciprocal
business arrangements which would enable it to do so;

		(k)	Cause the Partnership to exchange Units for
property;

		(l)	Cause the Partnership to loan money to the
General Partner or its Affiliates;

		(m)	Cause the Partnership to invest in a limited
partnership interest of another partnership;

		(n)	Cause the Partnership to enter into any loans
secured by either or both of the Properties if the outstanding principal and accrued and unpaid interest under the Partnership's secured loans, including the principal under the contemplated loan, would exceed 80% of the then current value of its Properties; or

		(o)	Provide or cause its Affiliates to provide
insurance brokerage services to the Partnership.

	6.3	Limited Partners Have No Management Powers

	The Limited Partners shall have no voice or participation in the management of the Partnership business, and no power to bind the Partnership or to act on behalf of the Partnership in any manner whatsoever, except by specifically authorized voting rights contained in this Agreement.

	6.4	General Partner's Duty to Devote Time

	The General Partner shall devote such time and attention to the business of the Partnership as it shall determine, in the exercise of its reasonable judgment, to be necessary for the conduct of the Partnership business; provided, however, that the General Partner shall not be required to devote full time and attention to the Partnership or to its business.

	6.5	General Partner May Engage in Other Activities

	The General Partner and its officers, directors, shareholders, agents, employees and Affiliates shall have the right to engage in any other business (including, but not limited to, acting as a partner in other partnerships formed for the purpose of investing in real estate) and to compete, directly or indirectly, with the business of the Partnership, and neither the Partnership nor any Partners shall have any rights or claims as a result of such activities. Furthermore, the General Partner shall not be obligated to share any business opportunities with the Partnership or with the Limited Partners. The Partners hereby waive any and all rights and claims which they may otherwise have against the General Partner and its officers, directors, shareholders, agents, employees and Affiliates as a result of any such activities.

	6.6	Dealing with the Partnership

	Except as limited by Section 6.2, the General Partner and any Affiliates shall have the right to contract or otherwise deal with the Partnership for the sale or lease of property, the rendition of services and other purposes, and to receive payments and fees from the Partnership in connection therewith as the General Partner shall determine, provided that such payments or fees for services, other than those specifically covered in
Article 7, shall be equal to the lesser of (i) the cost to the General Partner and its Affiliates for providing such services, or (ii) 90% of the competitive price which would be charged by independent parties providing similar services in the same or a comparable geographic location, and provided that such agreements are terminable upon no more than 60 days' notice.

	6.7	Liability and Indemnity

		(a)	General.  The Partnership, its receiver or its
trustee, shall indemnify the General Partner and its Affiliates against and save them harmless from any loss, (including, but not limited to, attorneys' fees and court costs), suffered by the Partnership which arises out of any action or inaction of the General Partner or its Affiliates, if the General Partner or its Affiliates have determined, in good faith, that such course of conduct was in the best interest of the Partnership and that such course of conduct did not constitute negligence or misconduct of the General Partner or its Affiliates. The General Partner and its Affiliates shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by them in connection with the Partnership, provided that the same were not the result of negligence or misconduct on the part of the General Partner or its Affiliates.

		(b)	Partnership Assets Must First Be Used.  All
judgments against the Partnership and the General Partner or Affiliates wherein the General Partner or such other persons are entitled to indemnification, must first be satisfied from Partnership assets before the General Partner or such other persons are responsible for these obligations.

		(c)	No Presumption.  The termination of any action,
suit or proceeding by judgment or settlement shall not, of itself, create a presumption that the General Partner or its Affiliates are not entitled to indemnification or are not entitled to the protection afforded by this Section 6.7.

		(d)	Securities Laws.  Notwithstanding Section 6.7(a),
the General Partner and its Affiliates and any person acting as a Broker/Dealer shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction approved a settlement of the claims against a particular indemnitee. In any claim for indemnification of federal or state securities law violations, the party seeking indemnification shall place before the court the position of the Securities and Exchange Commission and the Massachusetts state securities commission with respect to the issue of indemnification for securities law violations.

		(e)	Insurance.  The Partnership shall not incur the
cost of that portion of any insurance other than public liability insurance, which insures any party against any liability for which indemnification is prohibited under this Section 6.7.

		(f)	Advances from Partnership.  The advance of
Partnership funds to the General Partner or its Affiliates for legal expenses and other costs incurred as a result of a legal action is permissible only if (i) the legal action relates to the performance of duties or services by the General Partner or its Affiliates, (ii) the legal action is initiated by a third party who is not a Limited Partner, and (iii) the General Partner and its Affiliates undertake to repay the advanced funds to the Partnership in cases in which they would not be entitled to indemnification.

	6.8	Reserves

	The Partnership shall maintain reasonable reserves for normal repairs, replacements, working capital, and contingencies in an initial amount to be determined by the General Partner, which may be increased or decreased from time to time as determined by the General Partner.

	6.9	Fiduciary Duty of the General Partner

	The General Partner shall have fiduciary responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its possession or control, and it shall not employ, or permit another to employ, such funds or assets in any manner except for the benefit of the Partnership.

	6.10	Loan Commitment Guaranty

	The General Partner shall lend or arrange to lend to the Partnership as provided in the Loan Commitment Guaranty Agreement the amount of any Operating Deficit for any calendar quarter for the period beginning January 1, 1987 through December 31, 1991. Such a loan shall be made within 15 days after the Operating Deficit for the quarter is determined, and shall bear interest at the rate then charged to the Partnership by its principal lender and shall be repaid when funds are available to the Partnership.

	6.11	Completion Guaranty

	The General Partner guaranties pursuant to the Completion Guaranty Agreement that the Properties will be completed free and clear of all financing and construction liens (except any liens secured by deeds of trust described in the Prospectus) at a total cost to the Partnership not to exceed approximately $28,807,000, including the purchase price of the Properties, but excluding negative cash flow associated with lease-up expenses and the first year of operations. This guaranty shall survive the admission of Limited Partners to the Partnership. The General Partner does not warrant compliance with the conditions or standards of the construction agreements with respect to the Properties.

	ARTICLE 7

	COMPENSATION AND REIMBURSEMENT OF
	EXPENSES TO THE GENERAL PARTNER
	AND ITS AFFILIATES

	The General Partner and its Affiliates shall be entitled to receive as a cost of the Partnership each and all of the following amounts as fees, compensation, and reimbursement in addition to their rights to reimbursement of ongoing expenses as set forth in Article 14.

	7.1	Reimbursement of Expenses

		(a)	Organization and Offering Expenses.  To the
extent that Organization and Offering Expenses and services were paid or furnished by the General Partner or its Affiliates rather than from Partnership funds, the General Partner or its Affiliates shall receive a reimbursement for all such expenses and services. The Partnership shall not be required to pay or reimburse the General Partner or any Affiliate of the General Partner for Organization and Offering Expenses which exceed fifteen percent (15%) of the Gross Offering Proceeds as of the Completion Date.

		(b)	Other Expenses.  The Partnership shall reimburse
the General Partner or its Affiliates for the actual cost to the General Partner or its Affiliates (or pay directly the actual cost) of goods and materials used for or by the Partnership and obtained from entities unaffiliated with the General Partner.
The Partnership shall also pay or reimburse the General Partner or its Affiliates for expenses incurred in connection with the provision of administrative services necessary to the prudent operation of the Partnership, provided that such reimbursement shall be at the lower of (i) actual cost to the General Partner or its Affiliates, or (ii) 90% of the competitive price which would be charged by independent parties for comparable administrative services in the same geographical location.

		(c)	Nonreimbursable Expenses.  The General Partner
will pay and will not be reimbursed by the Partnership for the following expenses: (i) salaries, fringe benefits, travel expenses and other administrative items of individuals who are Control Persons of the General Partner or its Affiliates, (ii) those overhead expenses of the General Partner or its Affiliates which include their rent, depreciation, utilities and capital equipment, (iii) Organization and Offering Expenses in excess of 15% of Gross Offering Proceeds, (iv) expenses related to the performance of those services for which the General Partner or its Affiliates are entitled to compensation by way of the Property Management Fee, Initial Partnership Management Fee,
Completion Guaranty Fee or Subordinated Property Disposition
Interest and (v) all other expenses which are unrelated to the business of the Partnership.

	7.2	Reimbursement for Sums Advanced to the Partnership

	To the extent that the General Partner or its Affiliates have advanced or will advance funds to the Partnership, the General Partner or its Affiliates shall be reimbursed for such funds.

	7.3	Initial Partnership Management Fee

	In consideration for organizing the Partnership, arranging for and negotiating construction financing, arranging for and negotiating permanent financing, obtaining (in connection with the permanent financing) a Credit Enhancement satisfactory to the lender of the permanent financing, selecting and supervising professionals to perform services for the Partnership, establishing Partnership accounts, including an escrow account for use in connection with the offering of Units, and establishing a reporting system for submitting tax information and periodic reports to the Limited Partners and regulatory authorities, the General Partner shall receive an Initial Partnership Management Fee of $291,000, which shall be payable proportionately from Capital Contributions and any remaining balance due on the Completion Date.

	7.4	Completion Guaranty Fee

	The General Partner shall receive a Completion Guaranty Fee, in consideration for the Completion Guaranty, in the amount of $600,000 payable proportionately from Capital Contributions and any remaining balance due on the Completion Date; provided, however, that in no event shall such fee exceed 90% of the competitive price which would be charged by a non-Affiliate for rendering similar services in the same or a comparable geographic location.

	7.5	Property Management Fee; Initial Lease-Up Fee

		(a)	The General Partner shall act as the property
manager and shall receive a Property Management Fee equal to five percent (5%) of the Effective Gross Collections in managing the Properties including acting as a liaison with tenants and monitoring and supervising the following services: (i) collection of rentals, (ii) payment of all mortgages, (iii) obtaining and maintaining appropriate insurance for the Properties, (iv) leasing activities, (v) property inspection and maintenance, (vi) accounting, services, (vii) legal services, (viii) tax calculations and payments, (ix) bookkeeping services and (x) similar ordinary management services necessary for the orderly management of the Properties. However, during the Lease-Up
Period of the Properties, the Property Management Fee shall equal the greater of (A) five percent (5%) of the Effective Gross Collections or (B) one-half (1/2) of five percent (5%) of the Effective Gross Collections assuming the Properties were leased at their market rates. Additional sums shall also be payable to the General Partner for performing certain extraordinary services, including without limitation data processing services, payroll services and collections with respect to the Properties.

		(b)	In addition, the General Partner shall receive,
to the extent that the manager performs services outside the normal and customary services provided by independent third party property managers, reimbursement for direct salary expenses of employees performing such services. The provision of such services does not constitute part of the duties or obligations of the General Partner in its capacity as General Partner of the Partnership.

		(c)	The Property Management Fee shall be paid monthly
to the General Partner, or any unaffiliated property management firm which the General Partner in its sole discretion may select.
To the extent that the Partnership has insufficient cash to pay the Property Management Fee in any amount, the fee shall be accrued and paid as soon as the Partnership has sufficient cash available.

		(d)	The Property Manager shall also receive a one-
time Initial Lease-Up Fee of $106,000 for extraordinary services provided during the lease-up of the Properties, including but not limited to establishing a marketing plan, maintaining on-site personnel, showing units and interviewing and evaluating prospective tenants. The Initial Lease-Up Fee shall be paid monthly from rental revenues, prorated over the period commencing with the completion of the Properties and continuing until the Properties are 95% occupied. In no event shall the Initial
Lease-Up Fee exceed 90% of the competitive price which would be charged by a non-Affiliate for rendering similar services in the same or a comparable geographic location.

	7.6	Share of Distributable Cash from Operations

	The General Partner shall receive its share of Distributable
Cash from Operations as set forth in Sections	5.1 and 5.3.

	7.7	Subordinated Property Disposition Interest

	For brokerage services in connection with the sale of a Property, the Partnership shall pay the General Partner a Subordinated Property Disposition Interest. The Subordinated Property Disposition Interest shall equal the lesser of: (i) a percentage of the gross sales price of a Property equal to onehalf of the percentage rate customarily charged for similar services by unaffiliated parties that render the same services as an ongoing public activity in the same geographic location for comparable property, or (ii) three percent (3%) of the gross sales price of a Property. The Subordinated Property Disposition Interest shall be payable upon the close of escrow of the sale of each Property; provided, however, that payment shall be subordinated as provided in Section 7.8(a). Notwithstanding the foregoing to the contrary, the aggregate commissions paid to all persons for the sale of the Properties, whether or not they are Affiliates of the General Partner, shall not exceed six percent (6%) of the selling price of each Property, but otherwise there is no limitation on or subordination of real estate commissions paid to non-Affiliates. Any Subordinated Property Disposition Interest not paid to the General Partner due to a lack of available cash shall be a liability of the Partnership and shall be paid when cash becomes available.

	7.8	Fees and Share Upon Sale or Refinancing

	The General Partner shall receive the following items of distribution and compensation:

		(a)	Upon the sale of a Property, the Subordinated
Property Disposition Interest will be subordinated to	the return
to the Limited Partners of the portion of their Invested Capital attributable to the Property sold plus a 10% Priority Return and, as appropriate, the Incentive Priority Return on the average daily balance of Invested Capital attributable to the Property sold. A Limited Partner's portion of Invested Capital attributable to the Property sold will be calculated by multiplying his Invested Capital by a fraction, the numerator of which shall equal the cost of the Property sold and the denominator of which shall equal the cost of both of the Properties; provided, however, that the Subordinated Property Disposition Interest shall not be paid to the General Partner until the Limited Partners have received at least a 6% cumulative simple return on their total Invested Capital.

		(b)	Upon a sale or a refinancing of a Property, its
share of Net Proceeds from Sale or Refinancing as set forth in
Section 5.4.

	7.9	Loans by the General Partner to the Partnership

	The General Partner or its Affiliates may, but are not obligated to (except as set forth in Section 6.10), loan or advance funds to the Partnership, and receive interest or other financing charges or fees, provided that the interest charges or fees are not in excess of amounts charged by third party financing institutions on comparable loans for the same purpose or, if the funds for a loan are obtained by the General Partner from a lending institution, the rate and other fees which the General Partner is required to pay to the lending institution.
In no event shall the General Partner or its Affiliates charge the Partnership a prepayment charge or penalty in connection with any loans or advances to the Partnership from the General Partner or its Affiliates.

	7.10	Fees Payable on Cessation as the General Partner

	If the General Partner ceases to be the General Partner pursuant to Section 12.1, any fee, commission, or reimbursement of expenses payable according to the provisions of this Agreement which is then accrued, but not yet paid, shall be paid by the Partnership to the General Partner or, if appropriate, an Affiliate thereof, in cash, within 30 days of the date the General Partner ceases to be the General Partner.

	ARTICLE 8

	BOOKS, RECORDS, ACCOUNTS AND REPORTS

	8.1	Books and Records

		(a)	The Partnership shall continuously maintain an
office in the State of California, at which the following books and records shall be kept:

			(1)	A current list of the full name and last
known business or residence address of each Partner set forth in alphabetical order together with the contribution and the share in profits and losses of each Partner;

			(2)	A copy of the Certificate of Limited
Partnership and all certificates of amendments thereto, together with executed copies of any powers of attorney pursuant to which any such certificate has been executed;

			(3)	Copies of the Partnership's federal, state,
and local income tax or information returns and reports, if any, for the six most recent taxable years;

			(4)	Copies of this Agreement and all amendments
thereto;

			(5)	Financial statements of the Partnership for
the six most recent fiscal years;

			(6)	The Partnership's books and records for at
least the current and past three fiscal years; and

			(7)	Copies of each appraisal of the Properties.

		(b)	The Partnership shall also maintain at its
principal office such additional books and records as are necessary for the operation of the Partnership.

	8.2	Limited Partners' Rights Regarding Books, Records and
Tax Information

		(a)	Upon the request of a Limited Partner, the
General Partner shall promptly deliver to the Limited Partner, at the expense of the Partnership, a copy of the items set forth in Sections 8.1(a)(1), (2), and (4).

		(b)	Each Limited Partner or any person designated by
a Limited Partner to act on his behalf has the right upon reasonable request:

			(1)	To inspect and copy during normal business
hours, at the Limited Partner's expense, any of the Partnership's records required to be kept of the Partnership; and

			(2)	To obtain from the General Partner promptly
after becoming available, at the Limited Partner's expense, a copy of the Partnership's federal, state and local income tax or information returns for each year.

		(b)	The General Partner shall promptly furnish to a
Limited Partner a copy of any amendment to this Agreement executed by the General Partner pursuant to a power of attorney from the Limited Partner.

		(c)	The General Partner shall send to each Partner
within 75 days after the end of each taxable year such information as is necessary to complete federal and state income tax or information returns.

	8.3	Accounting Basis and Fiscal Year

	The Partnership's books and records (a) shall be kept on a basis chosen by the General Partner in accordance with the accounting methods followed by the Partnership for federal income tax purposes, (b) shall reflect all Partnership transactions, (c) shall be appropriate and adequate for the Partnership's business and for the carrying out of all provisions of this Agreement, and
(d) shall be closed and balanced the end of each Partnership fiscal year. The fiscal year of the Partnership shall be the calendar year, unless otherwise determined by the General
Partner.

	8.4	Reports

		(a)	Annual Statements.  The General Partner shall
have prepared at least annually, at Partnership expense: (i) annual financial statements including a balance sheet, statement of income or loss, statement of partners' equity, statement of changes in financial position and a cash flow statement, all of which, except the cash flow statement, shall be prepared in accordance with generally accepted accounting principles and accompanied by an auditor's report containing an opinion of an independent certified public accountant; (ii) Partnership information necessary in the preparation of the Limited Partners' federal and state income tax returns; (iii) a report of the activities of the Partnership during the period covered by the report; (iv) a statement as to the reimbursements received during the year by the General Partner and its Affiliates from the Partnership, including a verification of the allocation of the costs to the Partnership by independent certified public accountants; (v) a tabular comparison of the results from operations with the Financial Forecast; and (vi) a report identifying distributions from (A) Distributable Cash from Operations of that year, (B) Distributable Cash from Operations of prior years, and (C) Net Proceeds from Sale or Refinancing and other sources. Copies of the financial statements and reports shall be distributed to each Limited Partner within 120 days after the close of each taxable year of the Partnership;
provided, however, that all Partnership information necessary in the preparation of the Limited Partners' federal income tax returns shall be distributed to each Limited Partner not later than 75 days after the close of each fiscal year of the Partnership.

		(b)	Quarterly Reports.  The General Partner shall
cause to be prepared quarterly, at Partnership expense, a report containing: (i) a statement of the compensation received by the General Partner and its Affiliates during the quarter from the Partnership, which statement shall set forth the services rendered by the General Partner and its Affiliates and the amount of fees received; (ii) a balance sheet which may be unaudited;
(iii) a statement of income for the quarter then ended, which may be unaudited; (iv) a cash flow statement for the quarter then ended, which may be unaudited; and (v) other relevant information. Copies of the statements shall be distributed to each Limited Partner within 60 days after the end of each quarterly period. The information required by Form 10-Q (if required to be filed with the Securities and Exchange Commission) will be supplied to each Limited Partner within 45 days after the end of each quarterly period.

		(c)	Unaudited Financial Statements.  Until the
Partnership is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, the General Partner shall cause to be prepared, at Partnership expense, a semi-annual report covering the first six months of Partnership operations in each calendar year, and semi-annually thereafter, unaudited financial statements (consisting of a balance sheet, a statement of income or loss for the first six-month period and a statement of cash flow for the first six-month period) and a statement of other pertinent information regarding the Partnership and its activities during the six-month period covered by the report. Copies of the statements and other pertinent information shall be distributed to each Limited Partner within 60 days after the close of the six-month period covered by the report of the Partnership. If the Partnership has more than 35 Limited Partners, Limited Partners representing at least five percent
(5%) of the Units may make a written request to the General Partner for an income statement of the Partnership for the initial three-month, six-month, or nine-month period of the current fiscal year ended more than 30 days prior to the date of the request and a balance sheet of the Partnership as of the end of that period. The statement shall be delivered or mailed to the Limited Partners making the request within 30 days thereafter. Copies of the financial statements, if any, filed with the Securities and Exchange Commission shall be distributed to each Limited Partner within 60 days after the close of the quarterly period covered by the report of the Partnership.

		(d)	General Partner's Certificate.  The financial
statements referred to in this Section 8.4 which are unaudited shall be accompanied by a certificate of the General Partner that such financial statements were prepared without audit from the books and records of the Partnership.

	8.5	Tax Returns

	The General Partner, at Partnership expense, shall cause to be prepared income tax returns for the Partnership and shall further cause such returns to be timely filed with the appropriate authorities.

	8.6	Filings with Regulatory Agencies

	The General Partner, at Partnership expense, shall cause to be prepared and timely filed with appropriate federal and state regulatory and administrative bodies, all reports required to be filed with such entities under then current applicable laws, rules and regulations. Any Limited Partner shall be provided with a copy of any such report upon request at such Limited Partner's expense.

	8.7	Tax Matters Partner

	The General Partner is hereby designated as the "tax matters partner" of the Partnership in accordance with Section 6231(a)(7) of the Internal Revenue Code and is authorized, at the Partnership's sole cost and expense, to represent the Partnership and each Limited Partner in connection with all examinations of the Partnership affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend
Partnership funds for professional services and costs connected therewith. Each Limited Partner agrees to cooperate with the General Partner and to do or refrain from doing any and all things reasonably required by the General Partner to conduct such proceeding. The General Partner shall have the right to settle any audits without the consent of the other Partners and to take any and all other actions on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law and regulations.

	ARTICLE 9

	CERTAIN MATTERS AND VOTING RIGHTS AFFECTING LIMITED PARTNERS

	9.1	Limitations

	No Limited Partner shall (a) have the authority or power in his capacity as a Limited Partner to act as agent for or on behalf of the Partnership or any other Partner, to do any act which would be binding on the Partnership or any other Partner, or to incur any expenditures on behalf of or with respect to the Partnership, (b) have any of his obligations to make contributions or to return distributions compromised except upon approval of the General Partner, or as otherwise required by
Section 15666 of the Act, (c) have any right to demand or receive property other than money upon distribution from the Partnership, or (d) be compelled to accept a distribution of any asset in kind from the Partnership in lieu of a proportionate distribution of money being made to other Partners.

	9.2	Liability of Limited Partners

	The liability of each Limited Partner (in the capacity as a Limited Partner) for the losses, debts and obligations of the Partnership shall be limited to the Limited Partner's Capital Contribution, and the Limited Partner's share of any undistributed assets of the Partnership; provided, however, that under applicable partnership law, a Limited Partner may, under certain circumstances, be required to return to the Partnership amounts previously distributed to such Limited Partner for the benefit of Partnership creditors, with interest. Any such obligation to return distributions and pay interest shall be the sole obligation of the Limited Partners and not of the General Partner.

	9.3	Voting Rights

		(a)	Limited Partners shall have the right, by
Majority Vote to take the following actions:

			(1)	Amend this Agreement, subject to the
conditions contained in Article 15 hereof;

			(2)	Dissolve and wind up the Partnership;

			(3)	Remove the General Partner;

			(4)	Approve or disapprove the sale of either or
both of the Properties, except in the orderly liquidation and winding up of the Partnership upon its dissolution;

			(5)	Admit a general partner or elect to
continue the business of the Partnership after the removal of the General Partner where there is no remaining general partner; and

			(6)	Elect to continue the business of the
Partnership as set forth in Section 13.2(b).

		(b)	The unanimous approval of all the Limited
Partners shall be required for the admission of a general partner or the election to continue the business of the Partnership after the general partner ceases to be a general partner (other than by removal) where there is no remaining general partner.

		(c)	Notwithstanding any provision contained in the
Act to the contrary, the Limited Partners shall have no voting rights other than as expressly set forth in this Agreement.

	ARTICLE 10

	MEETINGS

	10.1	Place of Meetings

	Meetings of the Partners may be held at any place within or outside of California, at a time and place convenient to the Limited Partners, as determined by the General Partner.

	10.2	Calling of Meetings

	A meeting of the Partners may be called by the General
Partner or by Limited Partners holding more than ten percent
(10%) of the outstanding Units for any matters on which the Limited Partners may vote.

	10.3	Notices

		(a)	Whenever Partners are required or permitted to
take any action at a meeting, a written notice of the meeting shall be given not less than 15, nor more than 60 days before the date of the meeting to each Partner entitled to vote at the meeting. The notice shall state the place, date, and hour of the meeting and the general nature of the business to be transacted, and no other business may be transacted.

		(b)	Notice of a Partners' meeting or any report shall
be given either personally or by mail or other means of written communication, addressed to the Partner at the address of the Partner appearing on the books of the Partnership or given by the Partner to the Partnership for the purpose of notice, or, if no address appears or is given, at the place where the principal executive office of the Partnership is located or by publication at least once in a newspaper of general circulation in the county in which the principal executive office is located. The notice or report shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by other means of written communication. An affidavit of mailing of any notice or report in accordance with the provisions of this Article, executed by the General Partner, shall be prima facie evidence of the giving of the notice or report.

	If any notice or report addressed to the Partner at the address of the Partner appearing on the books of the Partnership is returned to the Partnership by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver the notice or report to the Partner at the address, all future notices or reports shall be deemed to have been duly given without further mailing if they are available for the Partner at the principal executive office of the Partnership for a period of one year from the date of the giving of the notice or report to all other Partners.

		(c)	Upon written request to the General Partner by
any person entitled to call a meeting of Partners, the General
Partner shall provide, within 10 days from the date the request is received, the Partners entitled to vote with a notice of the meeting specifying that the meeting will be held at the time requested by the person calling the meeting, not less than 15 nor more than 60 days after the receipt of the request.

	10.4	Adjournment

	When a Partners' meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are, announced at the meeting at which the adjournment is taken. At the adjourned meeting the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Partner of record entitled to vote at the meeting in accordance with this Article 10.

	10.5	Waiver of Notice and Consent to Meeting

	The transactions of any meeting of Partners, however called and noticed, and wherever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Persons entitled to vote, not present in person or by proxy, signs a written waiver of notice or a consent to the holding of the meeting or an approval of the minutes thereof. All waivers, consents, and approvals shall be filed with the Partnership records or made a part of the minutes of the meeting. Attendance of a person at a meeting shall constitute a waiver of notice of the meeting, except when the person objects, at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting but not so included, if the objection is expressly made at the meeting. Neither the business to be transacted at nor the purpose of any meeting of Partners need be specified in any written waiver of notice, except as provided in Section 10.6.

	10.6	Validity of Vote for Certain Matters

	Any Partner approval at a meeting, other than unanimous approval by those entitled to vote, pursuant to Section 9.3 hereof, shall be valid only if the general nature of the proposal so approved was stated in the notice of meeting or in any written waiver of notice.

	10.7	Quorum

		(a)	A majority of the Units held by Limited Partners
represented in person or by proxy shall constitute a quorum at a meeting of Partners.

		(b)	The Partners present at a duly called or held
meeting at which a quorum is present may continue to transact business until adjournment notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken
(other than adjournment) is approved by the requisite vote necessary under Section 9.3.

		(c)	In the absence of a quorum, any meeting of
Partners may be adjourned from time to time by the vote of a majority of the outstanding Units held by Limited Partners represented either in person or by proxy, but no other business may be transacted, except as provided in Section 10.7(b).

	10.8	Action Without a Meeting

	Any action which may be taken at any meeting of the Partners may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by Partners having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all entitled to vote thereon were present and voted. In the event the Limited Partners are requested to consent on a matter without a meeting, each Partner shall be given notice of the matter to be voted upon in the same manner as described in Section 10.3. In the event the General Partner, or Limited Partners representing more than ten percent (10%) of the Units, request a meeting for the purpose of discussing or voting on the matter, the notice of a meeting shall be given in accordance with Section 10.3 and no action shall be taken until the meeting is held. Unless delayed in accordance with the provisions of the preceding sentence, any action taken without a meeting shall be effective 15 days after the required minimum number of voters have signed the consent, however, the action will be effective immediately if the General Partner and Limited Partners holding at least ninety percent (90%) of the outstanding Units have signed the consent.

	10.9	Use of Proxies

	The use of proxies in connection with this Article 10 will be governed in the same manner as in the case of corporations formed under the California General Corporation Law.

	10.10  Record Date

	In order that the Partnership may determine the Partners of record entitled to notices of meeting or to vote, or entitled to receive any distribution or to exercise any rights in respect of any other lawful action, the General Partner, or Limited Partners holding more than ten percent (10%) of the outstanding Units, may fix, in advance, a record date, which is not more than 60 nor less than 15 days prior to the date of the meeting and not more than 60 days prior to any other action. If no record date is fixed:

		(a)	The record date for determining Partners entitled
to notice of or to vote at a meeting of Partners shall be at the close of business on the business day next preceding the day on which notice is given or, if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

		(b)	The record date for determining Partners entitled
to give consent to Partnership action in writing without a meeting shall be the day on which the first written consent is given.

		(c)	The record date for determining Partners for any
other purpose shall be at the close of business on the day on which the General Partner adopts it, or the 60th day prior to the date of the other action, whichever is later.

		(d)	The determination of Partners of record entitled
to notice of or to vote at a meeting of Partners shall apply to any adjournment of the meeting unless the General Partner, or the Limited Partners who called the meeting, fix a new record date for the adjourned meeting, but the General Partner, or the Limited Partners who called the meeting, shall fix a new record date if the meeting is adjourned for more than 45 days from the date set for the original meeting.

	ARTICLE 11

	ASSIGNMENT OF INTERESTS;
	SUBSTITUTED LIMITED PARTNERS; LIMITED LIQUIDITY PLAN

	11.1	Sale, Transfer, or Assignment of Interest of the
General Partner

	The General Partner may not sell or transfer all or any Part of its general partnership interest (not including any Units it holds) in the Partnership except in connection with the merger, consolidation, or reorganization of the General Partner into another entity or the transfer of ownership of the ownership interest in the General Partner or the assumption of the rights and duties of the General Partner or by another entity in connection with any such transaction or as set forth in Article
7. The General Partner may also hold Units, the sale or transfer of which is subject to Section 11.2. Notwithstanding the foregoing, the General Partner may assign any part of its interest in subordinated distributions under Section 5.4(c) to any person or entity.

	11.2	Assignment of Units

	A Limited Partner may not sell, transfer, assign, pledge, or otherwise dispose of any or a part of his Units (whether voluntarily or by operation of law) (hereinafter collectively referred to as an "assignment"), except as follows and as set forth in Section 11.7:

		(a)	A Limited Partner may assign one or more of his
Units if in compliance with this Section 11.2 and Sections 11.5 or 11.6. No consent or approval of any of the Limited Partners shall be required for such assignment.

		(b)	Any assignment must be by a written instrument,
in a form satisfactory to the General Partner and accepted by it, which instrument has been duly executed by the assignor of such Units. A Limited Partner shall notify the General Partner of an assignment or transfer by operation of law of a beneficial interest in any Units which occurs without a transfer of record ownership.

		(c)	An Assignee shall be required to pay a reasonable
sum to reimburse the Partnership and the General Partner in connection with such assignment, with such sum to be determined by the General Partner in its sole discretion. The sum shall be intended to cover any legal fees, accounting fees, overhead charges, and other fees or expenses incurred by the Partnership and its counsel as a result of any such assignment.

		(d)	The General Partner may require an opinion of
counsel, in form and substance satisfactory to it in its sole discretion, by counsel experienced in securities laws matters, covering (i) that the proposed assignment will be in compliance with applicable securities laws, rules and regulations, and (ii)
such other matters as may be determined by the General Partner in
its sole discretion.  The fee for such	counsel shall be paid by
the assignor.

	Any purported assignment of Units which is not in compliance with this Agreement is hereby declared to be null and void and of no force or effect whatsoever.

	11.3	Assignee's Rights

		(a)	An assignment of a Unit does not entitle the
Assignee to become or to exercise any rights of a Partner. An assignment entitles the Assignee to receive, to the extent assigned, only the distributions and allocation of profits and losses to which the assignor would be entitled after the effective date of assignment as set forth below. A Limited
Partner remains a Partner upon assignment of all or part of the Limited Partner's Units, subject to the possibility of the Assignee becoming a Substituted Limited Partner pursuant to
Section 11.5.

		(b)	The "effective date" of an assignment shall be
that date specified in the written instrument whereby the General Partner consents to the assignment, which date shall not be later than the first day of the quarter following receipt by the General Partner of a written notice of assignment and the fulfillment of all conditions precedent to such assignment provided for in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Partnership and the General Partner shall be entitled to treat an assignor or transferor of Units as the absolute owner thereof in all respects, and shall incur no liability for allocations of income, gain, loss, deductions, credits, or distributions made to such assignor or transferor until the effective date of an assignment shall have passed.

	11.4	No Assignment Allowed Under Certain Circumstances

	Anything herein contained to the contrary notwithstanding, no Limited Partner shall have the right, without express written approval from the General Partner, to assign his Units, or any portion thereof, if such assignment would result (directly or indirectly) in the (a) termination of the Partnership for tax purposes; (b) violation of the Securities Act of 1933 or any rules or regulations thereunder, or any applicable state securities laws or any rules or regulations thereunder; (c) violation of any investment representation given by such Limited Partner in connection with his acquisition of Units; (d) treatment of the Partnership as an association taxable as a corporation; or (e) acquisition by an Assignee who is a resident alien, non-resident alien, sellers or related parties of the sellers of the Properties, or holder of a mortgage loan on the Properties.

	11.5	Substituted Limited Partners

		(a)	An Assignee shall not become a Substituted
Limited Partner unless the General Partner gives its express written consent to such substitution (which consent may not be unreasonably withheld) and receives such instruments and documents, and a reasonable transfer fee, as the General Partner shall require.

		(b)	The assignor Limited Partner shall cease to be,
and the Assignee shall become, a Limited Partner, as to the Units so assigned, as of the date on which the Assignee has satisfied the requirements set forth above and as of the date of effectiveness.

		(c)	The General Partner is hereby authorized to do
all things necessary to effect the admission of any such Substituted Limited Partner, including, but not limited to, the filing of an amended Certificate of Limited Partnership (if necessary), and each Limited Partner hereby agrees (and each Substituted Limited Partner, upon the execution of the instruments referred to in Section 11.5(a), shall be deemed to have agreed) that he shall, at the request of the General
Partner, execute and deliver any such amended Certificate of Limited Partnership.

		(d)	Unless and until any Assignee, transferee, heir
or legatee becomes a Substituted Limited Partner, his status and rights shall be limited to the rights of an Assignee. An
Assignee who does not become a Substituted Limited Partner shall have no right to inspect the Partnership's books or to vote on any of the matters on which a Limited Partner would be entitled to vote. An Assignee who has become a Substituted Limited
Partner has, to the extent the assignor's Units are assigned, the rights and powers, and is subject to the restrictions and liabilities, of a Limited Partner under this Agreement. In no event, however, is an assignor released from the assignor's liabilities, if any, to the Partnership pursuant to Sections
15622(d), 15652 and 15666 of the Act.

		(e)	The General Partner shall cause this Agreement
and any separate Certificate of Limited Partnership (if required by law) to be amended to reflect the substitution of Limited
Partners at least once in each fiscal quarterly period of the Partnership.

		(f)	Any person admitted to the Partnership as a
Substituted Limited Partner shall be subject to and bound by all the provisions of this Agreement as if originally a party to this Agreement.

	11.6	Death, Incompetency or Bankruptcy of a Limited Partner

	The death, adjudication of incompetency or bankruptcy of a Limited Partner shall not dissolve the Partnership. If a Limited Partner who is an individual dies or a court of competent jurisdiction adjudges the Limited Partner to be incompetent to manage the Limited Partner's personal property, the Limited Partner's executor, administrator, guardian, conservator, or other legal representative may exercise all the Limited Partner's rights for the purposes of settling the Limited Partner's estate or administering the Limited Partner's property. The executor, administrator, guardian, conservator, or other legal representative, as applicable, of the deceased, incompetent or bankrupt Limited Partner shall nevertheless continue to be liable for all of his obligations as a Limited Partner.

	11.7	Limited Liquidity Plan

	Commencing on January 1, 1989, and each year thereafter, the Limited Partners shall have the option to have their Units repurchased by the Partnership or a person designated by the Partnership subject to the terms and conditions set forth in this
Section 11.7.

		(a)	Purchase Price.  The purchase price of any Units
repurchased by the Partnership or person designated by the Partnership pursuant to this Section 11.7 shall equal 80% of the value of such Units as established by the General Partner. The
General Partner shall use a sales/liquidation analysis of the Partnership to establish the value of the Units. Such analysis shall determine the net proceeds from a sale of the Properties, based on independent appraisals, adjusted for Working Capital
Reserves, increased by the book value of other Partnership assets and decreased by Partnership debts, obligations and disposition costs. The General Partner shall then determine, in accordance with the provisions of Sections 5.3 and 5.4, the amount of such proceeds which would be distributed to any Limited Partner requesting repurchase. This amount shall be the established value of a Limited Partner's Units, of which a Limited Partner would receive 80% if his Units are repurchased.

		(b)	Appraisal.  Upon receipt of a repurchase request
from a Limited Partner, the Partnership shall have the Properties appraised by an independent M.A.I. appraiser; provided, however, that if the Properties have been appraised at any time during the 12 months preceding the repurchase request, the General Partner, in its sole discretion, may elect to use either or both of the prior appraisals and forego the reappraisal of either or both of the Properties. The purchase of Units under this plan shall be suspended during any period when one or both of the Properties are being reappraised. The expense of the appraisals shall be borne by the Partnership.

		(c)	Exercise.  Repurchases shall be made on a
quarterly basis. A Limited Partner shall provide the Partnership with written notice of the election to have his Units repurchased. The repurchase shall be made in the calendar quarter following the quarter in which the notice is received by the Partnership. The Partnership shall, if necessary, have one or both of the Properties appraised, calculate the value of the Units and provide the Limited Partner notice of the purchase price for his Units no later than 45 days prior to the date the repurchase is scheduled to occur. The Limited Partner shall have 30 days to confirm or revoke his repurchase election. If no notice is received within this period, the Limited Partner shall be deemed to have revoked the repurchase election. If in any quarter the requests for repurchase exceed the funds available for repurchase, priority shall be given to the requests in the order in which they were received by the Partnership. If a Limited Partner's request for repurchase is not satisfied in a given quarter, such Partner's priority based on the date his request was received shall carry over to subsequent quarters.
Any Limited Partners electing not to proceed will be given priority in the order in which their elections are received in any subsequent quarter.

		(d)	Funding.  Each quarter the General Partner shall
review the requests for repurchase and based on the number of requests, allocate up to 10% of the Distributable Cash from Operations for the purpose of making repurchases. Any funds set aside for repurchases which are not used in the quarter so allocated shall be promptly distributed with the next distribution to the Partners in accordance with Section 5.3.

		(e)	Limitations.  The Partnership shall not
repurchase in the aggregate more than 5% of the outstanding Units (exclusive of Units owned by the General Partner, its Affiliates or their employees) as of the Completion Date; provided, however, the General Partner, at its discretion, may increase the percentage of Units eligible for repurchase on a temporary or permanent basis. In addition, repurchases shall not be made if they would result in a "termination" of the Partnership within the meaning of Section 708(b) of the Internal Revenue Code.

	ARTICLE 12

	TERMINATION OF THE GENERAL PARTNER

	12.1	Cessation of the General Partner

		(a)	The General Partner shall cease to be the General
Partner of the Partnership only upon the happening of any of the following events (hereinafter referred to as a "Terminating
Event" and the General Partner affected as the "Terminated
General Partner"):

			(1)	The General Partner withdraws from the
Partnership:

			(2)	The General Partner is removed as the
General Partner of the Partnership pursuant to Section 9.3(a)(3);

			(3)	Ninety (90) days after the Limited Partners
have received written notification (which notification shall be given by the General Partner as prompted, as practicable) that an order for relief against the General Partner has been entered under Chapter 7 of the federal bankruptcy law, or that the General Partner (i) has made a general assignment for the benefit of creditors, (ii) has filed a voluntary petition under the federal bankruptcy law, (iii) has filed a petition or answer seeking for the General Partner any bankruptcy, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, (iv) has filed an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General
Partner in any proceeding of this nature, or (v) has sought, consented to, or acquiesced in the appointment of a trustee, receiver, or liquidator of the General Partner or of any or all substantial part of the General Partner's properties;

			(4)	Ninety (90) days after the Limited Partners
have received written notification (which notification shall be given by the General Partner as promptly as practicable) of one of the following events: (i) commencement of any proceeding against the General Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law, or regulation, and the proceeding has not been dismissed, or (ii) if within 60 days after the appointment without the General Partner's consent or acquiescence of a trustee, receiver, or liquidator of the General Partner or of any or all substantial part of the General Partner's properties, the appointment is not vacated or stayed, or within 60 days after the expiration of any such stay, the appointment is not vacated; and

			(5)	The dissolution and termination of the
General Partner.

		(b)	Upon a Terminating Event where the business of
the Partnership is continued, the interest of the Terminated
General Partner in the Partnership shall be converted or purchased as set forth in Section 12.2 below.

		(c)	Upon a Terminating Event, the agency relationship
between the Partnership and the Terminated General Partner shall be terminated, and the Terminated General Partner shall have no liability for any debts or liabilities of the Partnership incurred after the Terminating Event.

	12.2	Conversion or Purchase of Interest of Former General
Partner

		(a)	If the business of the Partnership continues
after a Terminating Event, the Terminated General Partner's interest shall, at the election of the Partnership, either (i) convert to that of a special limited partner interest or (ii) be purchased by the Partnership. Whether the General Partner's interest is converted or repurchased, the Partnership shall pay all amounts then accrued and owing to the General Partner and its Affiliates. The Partnership shall provide notice of its election under this Section 12.2 to the Terminated General Partner within 30 days from the date of the election to continue its business.
If notice is not so provided, the Terminated General Partner's interest shall be converted. Upon conversion of its interest to that of a special Limited Partner, the Terminated General Partner shall retain the same rights to profits, losses, and distributions as before the Terminating Event and shall be entitled to the voting rights accorded other Limited Partners.
If the Terminated General Partner's interest is repurchased, it shall receive from the Partnership the then present value of its interest in the Partnership, determined by agreement of the Terminated General Partner and the Partnership. If such parties cannot agree, the purchase price shall be determined in accordance with the then current rules of the American
Arbitration Association, with the expense of arbitration borne equally by the parties. If the termination of the Terminated General Partner was voluntary, the method of payment for its interest shall be under a non-interest bearing unsecured, promissory note with principal payable from distributions which the Terminated General Partner otherwise would have received under this Agreement if it had remained as General Partner. If the termination is involuntary, the method of payment shall be under a promissory note bearing interest at the Reference Rate of the bank specified by the Terminated General Partner, with equal payments of principal and interest over a term of five years.

		(b)	If a Terminating Event Occurs and the business of
the Partnership is not continued, then the Partnership shall be terminated and its assets distributed in accordance with Article
13.

	12.3	Withdrawal by the General Partner

		(a)	The General Partner may withdraw from the
Partnership only upon providing the Limited Partners with 60 days' notice of its intent to withdraw, obtaining Majority Vote of the Limited Partners consenting to such withdrawal and upon the appointment of a successor general Partner by Majority Vote of the Limited Partners.

		(b)	A withdrawal by the General Partner under the
conditions stated above shall not act as a breach of this Agreement. In the event of a withdrawal by the General Partner meeting the requirements of this Section 12.3, the withdrawing General Partner shall be entitled to have his interest purchased or converted to that of a special Limited Partner in accordance with Section 12.2.

	12.4	Termination of Executory Contracts With the General
Partner or Affiliates

	Upon a Terminating Event as set forth in Section 12.1, all executory contracts between the Partnership and the Terminated General Partner or any Affiliate thereof may be terminated by the Partnership effective upon 60 days prior written notice of such termination to the party so terminated. The Terminated General Partner or any Affiliate thereof may also terminate and cancel any such executory contract effective upon 60 days prior written notice to the Partnership.

	12.5	Reports After Removal

	Within 90 days after the Limited Partners have voted to remove the General Partner, the General Partner shall have Prepared, at Partnership expense, unaudited financial statements (balance sheet, statement of income or loss, statement of Partners' equity, and statement of changes in financial position) Prepared in accordance with generally accepted accounting principles and shall cause such statements to be mailed to the Limited Partners as soon as possible after receipt thereof.


	ARTICLE 13

	DISSOLUTION AND TERMINATION OF THE PARTNERSHIP

	13.1	Dissolution

	The Partnership shall be dissolved and its affairs shall be wound up upon the happening of the first to occur of the following:

		(a)	Upon the General Partner ceasing to be the
general partner of the Partnership as set forth in Section 12.1
(a) hereof (other than by removal) unless (i) there is at least one other General Partner and all other remaining General Partner(s) elect to continue the business of the Partnership or
(ii) all Limited Partners agree to continue the business of the Partnership and to admit one or more General Partners pursuant to the voting right set forth in Section 9.3(b);

		(b)	On a date designated by vote of the limited
Partners pursuant to the exercise of the voting right set forth in Section 9.3(a)(2);

		(c)	The sale or other disposition of all of the
Partnership's assets and the receipt in cash of the proceeds thereof;

		(d)	Upon entry of a decree judicial dissolution; or

		(e)	On December 31, 2016.

	13.2	Continuation of the Business of the Partnership

	The business of the Partnership may be continued as follows:

		(a)	If the General Partner ceases to be a general
partner of the Partnership, any then remaining General Partner, without the necessity for the consent of the Limited Partners, shall have the right to continue the business of the Partnership.

		(b)	In all other events where a dissolution his
occurred, upon a Majority Vote of the Limited Partners consenting to the continuation of the business of the Partnership, except that if the General Partner ceases to be the general partner of the Partnership (other than by removal) and there is no remaining General Partner, the admission of a new General Partner or the election to continue the business of the Partnership shall require the unanimous consent of all Limited Partners.

	13.3	Liquidation

		(a)	In the event of dissolution as provided in
Section 13.1, if there has been no election to continue the Partnership as provided for in this Agreement and following any sale of the Partnership's real or personal property, the liquid assets of the Partnership shall be distributed as follows:

			(1)	All of the Partnership's debts and
liabilities to persons (including Partners to the extent permitted by law) shall be paid and discharged, but excluding secured creditors whose obligations will be assumed or otherwise transferred on the liquidation of Partnership assets and any reserve deemed necessary by the General Partner for the payment of such debts shall be set aside; and

			(2)	The balance of such assets of the
Partnership shall be distributed to the Partners in amounts equal to the Partners' positive balances in their capital accounts and otherwise in accordance with Article 5.

		(b)	Upon dissolution, each Limited Partner shall look
solely to the assets of the Partnership for the return of his Invested Capital, and shall be entitled only to a cash distribution of Partnership property and assets in return thereof. If the Partnership property remaining after the payment or discharge of the debts and liabilities of the Partnership is insufficient to return the Invested Capital of each Limited
Partner, such Limited Partner shall have no recourse against any other Limited Partner or against the General Partner, except to the extent provided in Section 5.7. The winding up of the affairs of the Partnership and the distribution of its assets shall be conducted exclusively by the General Partner, who is hereby authorized to do any and all acts and things authorized by law for these purposes. In the event of dissolution or bankruptcy of the General Partner or removal of the General
Partner by the Limited Partners and there is a failure to appoint a new General Partner, the winding up of the affairs of the Partnership and the distribution of its assets shall be conducted by the remaining General Partner, if any, or by such person as may be selected by a Majority Vote of the Limited Partners, which person is hereby authorized to do any and all acts and things authorized by law for these purposes.

		(c)	In the event the Partnership is "liquidated"
within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), (i) distributions shall be made pursuant to
Section 13.3 to the Partners who have positive capital accounts in compliance with Treasury Regulation Section 1.7041(b)(2)(ii)(b)(2), and (ii) if the General Partner's capital account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all taxable years, including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance in compliance with Section 5.7. Distributions pursuant to the preceding sentence may be distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement.

	13.4	Cancellation of Certificate of Limited Partnership

	Upon the completion of the distribution of Partnership assets as provided in this Article 13 and the termination of the Partnership, the General Partner or other person acting as liquidator (or the Limited Partners, if necessary) shall cause the Certificate of Limited Partnership of the Partnership to be cancelled and shall take such other actions as may be necessary to legally terminate the Partnership.

	ARTICLE 14

	PARTNERSHIP EXPENSES

	14.1	Reimbursement to General Partner

	The Partnership shall reimburse the General Partner for those items specifically set forth in Article 7.

	14.2	Payment of Expenses of the Partnership

	All of the ongoing Partnership expenses shall be billed directly to and paid by the Partnership. The Partnership's expenses will include the following:

		(a)	Organization and Offering Expenses (subject to
the limitation in Section 7.1).

		(b)	Expenses connected with the Properties, which may
include, but are not limited to: (i) expenses in connection with the acquisition, development, financing, refinancing and disposition of the Properties; (ii) expenses in connection with the replacement, alteration, repair, remodeling, refurbishment, and leasing of the Properties; (iii) direct salary expenses for employees, other than Control Persons, of the General Partner or its Affiliates performing services outside the normal scope of activities required by the General Partner; (iv) all operational costs of the Properties, including taxes, utilities, insurance, cost of maintenance and repair, mortgage payments, and all costs of borrowed money, taxes, and assessments on Partnership property and other taxes applicable to the Partnership; (v) all costs associated with the sale of the Properties, including the costs of servicing any seller financing; (vi) legal, accounting, audit, appraisal, engineering and other fees; and (vi) fees and expenses paid to independent contractors, mortgage bankers, brokers and servicers, leasing agents, consultants, on-site managers, real estate brokers, insurance brokers, and other agents.

		(c)	Expenses of Partnership administration, including
all accounting, documentation, professional, asset management, and reporting expenses of the Partnership, which may include, but are not limited to: (i) preparation and documentation of Partnership bookkeeping, accounting, and audits; (ii) preparation and documentation of budgets, economic surveys, cash flow projections, and working capital requirements; (iii) preparation and documentation of Partnership state and federal tax returns;
(iv) printing, engraving, and other expenses and taxes incurred in connection with the issuance, distribution, transfer, registration, and recording of documents evidencing ownership of Units or in connection with the business of the Partnership; (v) expenses of insurance as required in connection with the business of the Partnership; (vi) expenses in connection with distributions made by the Partnership to, and communications, bookkeeping and clerical work necessary in maintaining relations with limited Partners, including the cost of printing and mailing to such persons reports of the Partnership and of preparation of proxy statements and solicitations of proxies in connection therewith; (vii) expenses in connection with preparing and mailing reports required to be furnished to Limited Partners for investor, tax reporting, or other purposes, or expenses associated with furnishing reports to Limited Partners which the General Partner deems to be in the best interests of the Partnership; (viii) expenses of revising, amending, converting, modifying, or terminating the Partnership; (ix) costs incurred in connection with any litigation in which the Partnership is involved as well as any examination, investigation, or other proceedings conducted by any regulatory agency of the Partnership, including legal and accounting fees incurred in connection therewith; (x) costs of any computer equipment or services used for or by the Partnership; (xi) costs of any accounting, statistical, or bookkeeping equipment necessary for the maintenance of the books and records of the Partnership;
(xii) costs of preparation and dissemination of informational material and documentation relating to potential sale, refinancing, or other disposition of Partnership property; (xiii) supervision and expenses of professionals employed by the Partnership in connection with any of the foregoing, including attorneys, accountants, and appraisers; and (xiv) other
Partnership administration expenses.

		(d)	Other costs or expenses necessary or advisable
for the operation of the business of the Partnership.


	ARTICLE 15

	AMENDMENTS OF PARTNERSHIP DOCUMENTS

	15.1	Amendments in General

	Except as otherwise provided in this Agreement, this Agreement may be amended only with the consent of the General
Partner and by a Majority Vote of the Limited Partners.

	15.2	Amendments Without Consent of Limited Partners

	In addition to any amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the General Partner, without the consent of any of the Limited Partners, which (a) add to the representations, duties or obligations of the General Partner or surrender any right or power granted to the General Partner herein, for the benefit of the Limited Partners; (b) correct any error, resolve any ambiguity, or supplement any provision which may be inconsistent with another provision hereof, or make any other provision with respect to matters or questions arising under this Agreement that is not inconsistent with the provisions of this Agreement; (c) delete or add any provision of this Agreement required to be so deleted or added by the Securities Exchange Commission or any state securities commission or similar governmental authority for the benefit or protection of the Limited Partners; (d) amend this Agreement and any Certificate of Limited Partnership (if required) to admit Limited Partners pursuant to Article 3 and
Section 11.5; (e) reflect reductions in the Capital Contributions of the Limited Partners resulting from a return of capital; (f) amend this Agreement upon advice of counsel or accountants that the provisions contained herein are unlikely to be given effect for federal income tax purposes, to the minimum extent necessary; any such new allocation shall not give rise to any claim or cause of action by any Limited Partner or Assignee; (g) elect for the Partnership to be governed by any successor California statute governing limited partnerships; (h) would make an amendment desirable to effectuate the intent of the Partners, as long as any Partner who is adversely affected in any material respect by such an amendment consents to the amendment if there occurs any change in the law governing limited partnerships; (i) makes any change necessary or advisable in the discretion of the General Partner to cause the Partnership to be treated as a partnership for federal income tax purposes, and (j) makes any other change which does not adversely affect the rights of the Limited
Partners or Assignees in any material respect; provided, however, that the General Partner shall not have the right under this subsection 15.2(j) to amend Articles 4, 5, 6 or 9, or Article 7, if the amendment would increase the General Partner or its Affiliates compensation or reimbursements.

	15.3	Amendments Needing Consent of Affected Partners

	Notwithstanding any other provision of this Agreement, without the consent of the Partner or Partners to be adversely affected by any amendment to this Agreement, this Agreement may not be amended to (a) convert a Limited Partner's interest into a General Partner's interest, (b) modify the limited liability of a Limited Partner, (c) increase, add or alter any obligation of the General Partner, (d) adversely affect the status of the Partnership as a partnership for federal income tax purposes, or
(e) otherwise modify the compensation, distributions, or rights of reimbursement to which the General Partner is entitled or affect the duties of the General Partner or the indemnification to which the General Partner and its Affiliates are entitled under Section 6.7.

	15.4	Amendments to Certificates of Limited Partnership

		(a)	The General Partner shall cause to be filed with
the California Secretary of State, within 30 days after the happening of any of the following events, an amendment to the Certificate of Limited Partnership reflecting the occurrence of any of the following events:

			(1)	A change in the name of the Partnership;

			(2)	A change in either of the following:

				(i)	The street address of the
Partnership's principal executive office.

				(ii)	If the principal executive office is
not in California, the street address of an office in California;

			(3)	A change in the address of or withdrawal of
the General Partner, or a change in the address of the agent for service of process, unless a corporate agent is designated, or appointment of a new agent for service of process;

			(4)	The admission of a General Partner and that
Partner's address; and

			(5)	The discovery by the General Partner of any
false or erroneous material statement contained in the Certificate of Limited Partnership.

		(b)	Any Certificate of Limited Partnership filed or
recorded in jurisdictions other than California shall be amended as required by applicable law.

		(c)	The Certificate of Limited Partnership may also
be amended at any time in any other manner deemed appropriate by the General Partner.

	15.5	Amendments After Change of Law

	This Agreement and any other Partnership documents may be amended and refiled, if necessary, by the General Partner without the consent of the Limited Partners if there occurs any change that permits or requires an amendment of this Agreement under the Act or of any other Partnership document under applicable law, so long as no Partner is adversely affected in any material respect (or consent is given by such Partner).

	ARTICLE 16

	MISCELLANEOUS PROVISIONS

	16.1	Notices

		(a)	Any written notice, offer, demand or
communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given for all purposes if delivered personally to the party to whom the same is directed or if sent by certified mail addressed (i) if to the General Partner, to the principal place of business and office of the Partnership specified in this Agreement and (ii) if to a Limited Partner, to such Limited Partner's address as set forth on his Subscription Agreement or any other address provided to the General Partner by such Limited Partner.

		(b)	Any such notice that is sent by certified mail
shall be deemed to be given two (2) days after the date on which the same is mailed.

		(c)	The General Partner may change its address for
purposes of this Agreement by giving written notice of such change to the Limited Partners, and any Limited Partner may change his address for purposes of this Agreement by giving written notice of such change to the General Partner, in the manner hereinbefore provided for the giving of notices.

	16.2	Article and Section Headings

	The Article and Section headings in this Agreement are inserted for convenience and identification only and are in no way intended to define or limit the scope, extent or intent of this Agreement or any of the provisions hereof.

	16.3	Construction

	Whenever the singular number is used herein, the same shall include the plural; and the neuter, masculine and feminine genders shall include each other. If any language is stricken or deleted from this Agreement, such language shall be deemed never to have appeared herein and no other implication shall be drawn therefrom. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the General Partner or the Limited Partners.

	16.4	Severability

	If any covenant, condition, term or provision of this Agreement is illegal, or if the application thereof to any Person or in any circumstance shall to any extent be judicially
determined to be invalid or unenforceable, the remainder of this Agreement, or the application of such covenant, condition, term or provision to Persons or in circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each covenant, condition, term and provision of this
Agreement	shall be valid and enforceable to the fullest extent
permitted by law.

	16.5	Governing Law

	This	Agreement shall be construed and enforced in
accordance with, and governed by, the internal laws of the State of California.

	16.6	Counterparts

	This	Agreement may be executed in one or more counterparts
each of which shall, for all purposes, be deemed an original and all of such counterparts, taken together, shall constitute one and the same Agreement binding on all of the Partners.

	16.7	Entire Agreement

	This Agreement constitutes the entire agreement of the parties. All prior agreements among the parties, whether written or oral, are merged herein and shall be of no force or effect. This Agreement cannot be changed, modified or discharged orally but only by an agreement in writing. There are no representations, warranties, or agreements other than those set forth in this Agreement, the Subscription Agreement, or the Prospectus, if any.

	16.8	Cross-References

	All cross-references in this Agreement, unless specifically directed to another Agreement or document, refer to provisions in this Agreement.

	16.9	Power of Attorney to the General Partner

		(a)	Each Limited Partner hereby irrevocably makes,
constitutes, and appoints the General Partner and any person designated by it, with full substitution, its agent and attorney-in-fact in his name, place and stead, to make, execute, swear to and acknowledge, amend, file, record and deliver the following documents and any other documents deemed by the General Partner necessary for the business of the Partnership: (i) any Certificate of Limited Partnership, required or permitted to be filed on behalf of the Partnership, and any and all certificates as necessary to qualify or continue the Partnership as a limited partnership or partnership wherein the Limited Partners thereof have limited liability in the states where the Partnership may be doing business, and all instruments which effect a change or modification of the Partnership in accordance with this Agreement; (ii) this Agreement and any amendments thereto in accordance with this Agreement; (iii) any other instrument which is now or which may hereafter be required or advisable to be filed for or on behalf of the Partnership; (iv) any agreement to secure payment of additional contributions due from that Limited Partner; (v) any document which may be required to effect the continuation of the Partnership, the admission of an additional or Substituted Limited Partner, or the dissolution and termination of the Partnership (provided such continuation, admission or dissolution and termination is in accordance with the terms of this Agreement), or to reflect any reductions in amount of contributions of Partners; (vi) any document, instrument, application, certificate, or order required to be made, executed, acknowledged, or sworn to in connection with the withdrawal or receipt from escrow of any cash of a Limited
Partner in connection with his purchase of Units, consistent with the Prospectus; in each case having the power to execute such instruments on his behalf, whether the undersigned approved of such action or not; and (vii) any additions, deletions and corrections to the Subscription Agreement which does not adversely affect the position of the Limited Partners.

		(b)	This Power of Attorney is a special Power of
Attorney coupled with an interest, and shall not be revoked and shall survive the assignment, delivery, or transfer by the undersigned of all or part of his interest in the Partnership and, being coupled with an interest, shall survive the death or disability or cessation of the existence as a legal entity of the undersigned, except that where the assignee has been approved by said attorney, as General Partner of the Partnership, for admission to the Partnership as a Substituted Limited Partner, this Power of Attorney shall survive the delivery of such assignment for the sole purpose of enabling said attorney to execute, acknowledge and file any instrument necessary to effectuate said substitution.

		(c)	Each Limited Partner hereby gives and grants to
his said attorney full power and authority to do and perform each and every act and thing whatsoever requisite, necessary or appropriate to be done in or in connection with this Power of Attorney as fully to all intents and purposes as he might or could do if personally present, hereby ratifying all that his said attorney shall lawfully do or cause to be done by virtue of this Power of Attorney.

		(d)	The existence of this Power of Attorney shall not
preclude execution of any such instrument by the undersigned individually on any such matter. A person dealing with the Partnership may conclusively presume and rely on the fact that any such instrument executed by such agent and attorney-in-fact is authorized, regular and binding without further inquiry.

		(e)	This Power of Attorney may be exercised by an
officer of the General Partner by a facsimile signature of such officer, or by listing all of the Limited Partners executing any instrument with a single signature of one of the officers of the General Partner acting as attorney-in-fact for all of them.

	16.10  Further Assurances

	The Limited Partners shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

	16.11  Successors and Assigns

	Subject in all respects to the limitations on transferability contained herein, this Agreement shall be binding upon, and shall inure to the benefit of, the heirs, administrators, personal representatives, successors and assigns of the respective parties hereto.

	16.12  Waiver of Action for Partition

	Each of the parties hereto irrevocably waives during the term of the Partnership and during the period of its liquidation following any dissolution, any right that he may have to maintain any action for partition with respect to any of the assets of the Partnership.

	16.13  Creditors

	None of the provisions of this Agreement shall be for the benefit of or enforceable by any of the creditors of the Partnership or the Partners.

	16.14  Remedies

	The rights and remedies of the Partners hereunder shall not be mutually exclusive, and the exercise by any Partner of any right to which he is entitled shall not preclude the exercise of any other right he may have.

	16.15  Authority

	Each individual executing this Agreement on behalf of a partnership, corporation, or other entity warrants that he is authorized to do so and that this Agreement will constitute the legally binding obligation of the entity which he represents.

	16.16  Tax Elections

	The General Partner shall cause the Partnership to make all elections required or permitted to be made for income tax purposes in such manner as the General Partner in its sole discretion deems appropriate or necessary. However, it is not anticipated that the General Partner will elect, in accordance with Section 754 of the Internal Revenue Code, to adjust the basis of the Partnership property as described in Sections 734 and 743 of the Internal Revenue Code.

	16.17  Signatures

	The signature of the General Partner shall be sufficient to bind the Partnership to any agreement or on any document, including, but not limited to, documents drawn or agreements made in connection with the acquisition or disposition of any assets.

	16.18  Withholding Taxes

	In the event that the Partnership is obligated to withhold taxes with respect to any Partner:

		(a)	Any tax required to be withheld shall be charged
to that Partner's capital account as if the amount of such tax had been distributed to such Partner;

		(b)	The General Partner shall have the right to make
a loan to such Partner in an amount equal to the amount of tax required to be withheld to the extent that cash is needed to make the withholding payments attributable to that Partner; and

		(c)	The General Partner may retain appropriate
portions of a Partner's distributions until any withholding obligations relating to that Partner are satisfied and may apply such distributions to any loan made pursuant hereto.


	IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of ________________, 1987.

GENERAL PARTNER:
Prometheus Development Co., Inc., a California corporation


By /S/ SANFORD N. DILLER
     Sanford N. Diller
     President


INITIAL LIMITED PARTNER:
Prom XX, Inc., a California corporation


By /S/ SANFORD N. DILLER
     Sanford N. Diller
     President


ADDITIONAL LIMITED PARTNERS

Pursuant to Signatures on Subscription Agreement


Upon admission of the additional
Limited Partners set forth in
Schedule A, the Initial Limited
Partner hereby withdraws as a Partner
of the Partnership upon redemption
for the cost of its interest.


Prom XX, Inc.,
a California corporation


By /S/ SANFORD N. DILLER
     Sanford N. Diller
     President


                              APPENDIX C
        Financing Letter from Bank of America to Sanford N. Diller

June 15, 2000




Mr. Sanford N. Diller
ATTN:  John E. Ghio
350 Bridge Parkway
Redwood City, CA 94065-1517


Dear Mr. Diller:

Thank you for the opportunity to consider your recent application for a secured line of credit. We have reviewed your request and based on our long relationship and your financial capacity believe we could issue a line of credit in the amount of $20,000,000.00. The terms and conditions would be typical for this type of facility - Prime +1%, renewable annually, 1% fee and other applicable fees customary for this type of credit facility.

Bank of America values your business and we look forward to working with you on this credit. We will be contacting you shortly to discuss the structure of this loan in more detail. However, please feel free to contact me should you have any questions.

Sincerely,

Bank of America NT & SA


/s/ Anna Chambers
Anna Chambers
Senior Vice President
Real Estate Banking Manager



                              REVOCABLE PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE GENERAL PARTNER

     The undersigned hereby appoints ________________, or any of them, with full power of substitution, as attorneys, agents and proxies (the "Proxies") to vote on behalf of the undersigned at the meeting of Limited Partners of Prometheus Income Partners (the "Partnership") to be held at 1:30 p.m., local time, on, ___________, 2000, at [location], or any adjournment or postponement of the meeting:

      (1) Proposal to approve the Agreement and Plan of Merger dated as of June 22, 2000 by and among Prometheus Income Partners, a California limited partnership, PIP Partners - General, LLC, a California limited liability company, and PIP Acquisition, LLC, a California limited liability company
(the "Merger Agreement"). This proposal, together with the Merger Agreement and all of the transactions contemplated by the Merger Agreement, is referred to in the accompanying Proxy Statement as the "Merger proposal." Approval of the Merger proposal will also constitute approval of all of the transactions contemplated by the Merger Agreement.

                         _ FOR  _ AGAINST  _ ABSTAIN

      (2) Proposal to permit the General Partner to adjourn the meeting to permit further solicitation of proxies in the event that there are not sufficient votes at the time of the meeting to approve the Merger proposal. This proposal is referred to in the accompanying Proxy Statement as the "adjournment proposal."

                         _ FOR  _ AGAINST  _ ABSTAIN

      (3) In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

                         _ FOR  _ AGAINST  _ ABSTAIN

      THE GENERAL PARTNER RECOMMENDS A VOTE FOR THE MERGER PROPOSAL AND FOR THE ADJOURNMENT PROPOSAL.

      This proxy when properly executed will be voted in the manner directed herein by the undersigned Limited Partner. If no direction is made on this card, this proxy will be voted FOR the Merger proposal and FOR the adjournment proposal.


      Instructions For Returning Proxy. Please mark, sign, date and return this proxy promptly using the enclosed postage paid envelope or via facsimile, to:

      MacKenzie Partners, Inc.
      156 Fifth Avenue
      New York, NY  10010
      [Fax]

                                             By:  _____________________________
                                                Name:  ________________________

                                             By:  _____________________________
                                                Name:  ________________________

      Please sign exactly as name appears hereon. When Units are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title of such. If a corporation, please sign name by President or other authorized officer. If a partnership, please sign partnership name by authorized person.

     Questions and Information. If you have questions regarding the Merger proposal or need assistance in completing your proxy, you may call:

      MacKenzie Partners, Inc.
      (800) 322-2885

      Please mark address changes or corrections above. For all other corrections or changes, please contact MacKenzie Partners, Inc. at the number listed above.

      PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY AS INSTRUCTED
ABOVE.